Exhibit 10.1

Confidential portions of this document have been omitted

pursuant to a request for confidential treatment and filed

separately with the Securities and Exchange Commission

GLOBAL MASTER SERVICES AGREEMENT

by and between

DUN & BRADSTREET, INC.

and

ACXIOM CORPORATION

July 27, 2006

Amended and Restated as of June 2, 2008

TABLE OF CONTENTS

1.	BACKGROUND AND OBJECTIVES		i

	1.1	Background	i
	1.2	Objectives	ii
	1.3	Construction	iii

2.	DEFINITIONS		iii

	2.1	Certain Definitions	iii
	2.2	Inclusion of Affiliates in Definition of D&B and Acxiom; Meaning of “party”	11
	2.3	Rules of Interpretation	11

3.	SERVICES		12

	3.1	Provision of Services	12
	3.2	Intentionally Omitted	14
	3.3	Intentionally Omitted	14
	3.4	Permitted Users of the Services	14
	3.5	SOWs	14

4.	TRANSITION		16

	4.1	D&B Cooperation and Support	16
	4.2	Major Milestones	16
	4.3	Transition Plan	17

5.	TERM		17

	5.1	Term	17
	5.2	Extension	17

6.	VENDOR PERSONNEL		18

	6.1	Key Acxiom Positions	18
	6.2	Qualifications, Retention and Replacement of Acxiom Personnel	19

7.	RESPONSIBILITY FOR RESOURCES		20

	7.1	Generally	20
	7.2	Financial Responsibility for Equipment	21
	7.3	Equipment Access and Operational and Administrative Responsibility	21
	7.4	Financial Responsibility for Software	21
	7.5	Required Consents	22

8.	INTELLECTUAL PROPERTY RIGHTS AND RESTRICTIONS		22

	8.1	D&B Software & Materials	22
	8.2	Acxiom Software	23
	8.3	Provision of AbiliTec Software Links and InfoBase Data	24
	8.4	Third Party Software	25
	8.5	Rights in Newly Developed Materials	27
	8.6	Residual Knowledge	33

D&B/Acxiom Confidential Information	-i-

	8.7	Acxiom’s Patents	33
	8.8	Export	34
	8.9	Certain Manuals/Procedures	34

9.	FACILITIES		34

	9.1	D&B Obligations	34
	9.2	Acxiom Obligations	35
	9.3	Offshore Facilities	35

10.	PERFORMANCE STANDARDS		35

	10.1	General	35
	10.2	Failure to Perform	36
	10.3	User Satisfaction	37
	10.4	Periodic Reviews	37
	10.5	Measurement and Monitoring Tools	37

11.	PROJECT AND CONTRACT MANAGEMENT		38

	11.1	Steering Committee	38
	11.2	Reports and Meetings	38
	11.3	Procedures Manual	39
	11.4	Change Control	40
	11.5	Use of Subcontractors and Other Support	41
	11.6	Technology Plan	43
	11.7	Quality Assurance and Improvement Programs	44
	11.8	Coordination of Additional Marketing to D&B	44
	11.9	Cooperation With D&B Third Parties	44

12.	AUDITS; RECORDS RETENTION		45

	12.1	Audit Rights	45
	12.2	SAS 70 Audit	47
	12.3	Sarbanes Oxley Compliance	47
	12.4	Audit Follow-up	48
	12.5	Records Retention	48
	12.6	Overcharges	49

13.	D&B RESPONSIBILITIES		49

	13.1	Responsibilities	49
	13.2	Savings Clause	50

14.	CHARGES		51

	14.1	General	51
	14.2	Pass-Through Expenses	51
	14.3	Incidental Expenses	52
	14.4	Taxes	52
	14.5	Most Favored Customer	53
	14.6	New Services	53
	14.7	Benchmarks	55

15.	INVOICING AND PAYMENT		56

	15.1	Invoicing	56

D&B/Acxiom Confidential Information	-ii-

	15.2	Payment Due	57
	15.3	Accountability	58
	15.4	Proration	58
	15.5	Refundable Items	58
	15.6	Deductions	58
	15.7	Disputed Charges	58

16.	SAFEGUARDING OF DATA; CONFIDENTIALITY		59

	16.1	D&B Information	59
	16.2	Safeguarding D&B Data	59
	16.3	GLB Compliance	60
	16.4	Confidentiality	61
	16.5	Corporate Information Security Risk Controls	65
	16.6	Penetration Testing	65
	16.7	IP Addresses	65
	16.8	Equitable Relief	66
	16.9	European Union Data Protection	66

17.	REPRESENTATIONS AND WARRANTIES		66

	17.1	Work Standards	66
	17.2	Non-Infringement	66
	17.3	Authorization and Other Contracts	67
	17.4	Inducements	67
	17.5	Viruses	67
	17.6	Disabling Code	68
	17.7	FCRA	68
	17.8	Deliverables	68
	17.9	Supported Technology	69
	17.10	Disclaimers	69

18.	INSURANCE		69

	18.1	Insurance Coverage	69
	18.2	Insurance Provisions	71

19.	INDEMNITIES		71

	19.1	Indemnity by Acxiom	71
	19.2	Indemnity by D&B	73
	19.3	Additional Indemnities	74
	19.4	Infringement Where Acxiom is Indemnitor	74
	19.5	Infringement Where D&B is Indemnitor	74
	19.6	Indemnification Procedures	75
	19.7	Subrogation	76

20.	LIABILITY		76

	20.1	General Intent	76
	20.2	Liability Restrictions	76
	20.3	Force Majeure	78
	20.4	No Exemptions	80

21.	DISPUTE RESOLUTION		80

D&B/Acxiom Confidential Information	-iii-

	21.1	Informal Dispute Resolution	80
	21.2	Litigation	81
	21.3	Continued Performance	82
	21.4	Injunctive Relief; Specific Performance	82
	21.5	Governing Law	82

22.	TERMINATION		83

	22.1	Agreement Termination for Cause	83
	22.2	SOW Termination for Cause by D&B	84
	22.3	SOW Termination for Cause by Acxiom	85
	22.4	Termination for Convenience	85
	22.5	Termination Upon Change of Control of Acxiom	86
	22.6	Termination Due To Force Majeure Event	87
	22.7	Termination Due To Acxiom’s Financial Inability To Perform	87
	22.8	Extension of Termination/Expiration Effective Date	87
	22.9	No Damages From Termination; No Other Termination Charges	88
	22.10	Termination/Expiration Assistance	88
	22.11	Equitable Remedies	90
	22.12	Terminations In Part	90
	22.13	Effect of Termination or Expiration of this Agreement on SOWs Hereunder	90

23.	COMPLIANCE WITH LAWS		91

	23.1	Compliance with Laws and Regulations Generally	91
	23.2	FCRA, GLB Act, and Similar Laws	91
	23.3	Equal Employment Opportunity/Affirmative Action	91
	23.4	Occupational Safety And Health Act	92
	23.5	Gramm-Leach-Bliley Act and Similar Laws	92
	23.6	Hazardous Products or Components	92
	23.7	Liens	92
	23.8	Modifications to the Services to Comply with Laws; Cost Allocation	92

24.	GENERAL		93

	24.1	Binding Nature and Assignment	93
	24.2	No Collateral Documents	94
	24.3	Mutually Negotiated	94
	24.4	Notices	94
	24.5	Counterparts	96
	24.6	Headings	96
	24.7	Relationship of Parties	96
	24.8	Non-Exclusivity	96
	24.9	Severability	96
	24.10	Consents and Approval	97
	24.11	Waiver of Default; Cumulative Remedies	97
	24.12	Survival	97
	24.13	Public Disclosures	97
	24.14	Service Marks	98
	24.15	Third Party Beneficiaries	98
	24.16	Nonsolicitation of Employees	98
	24.17	Covenant of Good Faith and Fair Dealing	98
	24.18	Entire Agreement; Amendment	98

D&B/Acxiom Confidential Information	-iv-

SCHEDULES

Schedule A:	Services

Schedule B:	Service Levels

Schedule C:	Charges

Schedule D:	Key Acxiom Positions

Schedule E:	Form of Invoice

Schedule F:	***

Schedule G-1:	D&B Competitors as of the Contract Execution Date

Schedule G-2:	Acxiom Competitors as of the Contract Execution Date

Schedule H:	Termination/Expiration Assistance

Schedule I:	D&B Information Security & Data Protection Standards

Schedule J:	Auditor Nondisclosure Agreement

Schedule K:	Acxiom Employment/Background Screening Policies as of the Contract Execution Date and Form of Certification Required by D&B

Schedule L	Form of SOW

Schedule M	Original Amendments

SOW #1	Phase 1 Statement of Work

Pursuant to Item 601 of Regulation S-K, certain schedules, exhibits and similar attachments to this Agreement have not been filed with this exhibit. The Company agrees to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-v-

GLOBAL MASTER SERVICES AGREEMENT

This GLOBAL MASTER SERVICES AGREEMENT (this “Agreement” or the “Global Master Services Agreement”), is effective as of June 2, 2008 (the “Global Master Services Effective Date” or “Global Effective Date”), between DUN & BRADSTREET, INC. (“D&B”), a Delaware corporation having its principal place of business at 103 JFK Parkway, Short Hills, New Jersey 07078 and ACXIOM CORPORATION (“Acxiom”), a Delaware corporation having its principal place of business at 301 Dave Ward Drive, Conway, Arkansas 72033 and amends and restates in its entirety that certain Information Technology Outsourcing Services Agreement (as amended prior to the Global Master Services Effective Date, the “Original Agreement”) dated as of July 27, 2006 (the “Contract Execution Date”) by and between D&B and Acxiom.

The parties executed the Original Agreement as of July 27, 2006. Amendment Number One to the Original Agreement was executed as of September 28, 2006, Amendment Number Two to the Original Agreement was executed as of April 10, 2007, Amendment Number Four to the Original Agreement was executed as of March 31, 2007, Amendment Number Eight was executed as of June 21, 2007 and Amendment Number Nine was executed as of January 1, 2008. In addition, certain Letters of Authorization and Statements of Work were entered into by Acxiom and D&B pursuant to the Original Agreement. A list of previous amendments, Letters of Authorization and Statements of Work (the “Original Amendments”) is attached hereto as Schedule M; provided however, that such list shall not be interpreted to mean that any amendment, Letter of Authorization or Statement of Work that previously has been executed by the parties and is not listed in such Schedule M is not included as an “Original Amendment”. Unless the context otherwise requires, any reference herein to the Original Agreement shall be deemed to include all such Original Amendments. The parties desire to further amend the Original Agreement and to incorporate such further amendment into this Global Master Services Agreement. The principal objective of the changes to this Agreement, resulting from this Global Master Services Agreement, is to provide a mechanism whereby D&B may request (and Acxiom may provide) additional products, licenses, and services to D&B (in addition to the limited services provided under the Original Agreement).

1.	BACKGROUND AND OBJECTIVES

1.1	Background.

This Agreement is being made and entered into with reference to the following:

(a) D&B is a leading provider of information and data about businesses;

(b) Acxiom is a leading provider of information and data about individuals and a leading provider of data processing services;

D&B/Acxiom Confidential Information	-1-

(c) D&B’s business is the provision of information to its customers and D&B is almost entirely reliant upon data processing services to collect, organize, maintain and deliver information to its customers. D&B has a number of business lines, including Credit, Sales & Marketing, Supply Chain, and Compliance. D&B currently obtains substantially all of its data center based data processing services under an outsourcing arrangement with CSC under which CSC provides services from CSC’s Berkeley Heights, NJ data center;

(d) Acxiom is engaged in providing data, analytical tools, data processing services, and computer services, particularly with respect to large scale consumer information databases;

(e) This Agreement shall govern the relationship, rights, duties, obligations, responsibilities and liabilities of Acxiom and D&B beginning on and from and after the Global Master Services Effective Date; provided that, except as otherwise expressly provided in this Agreement by specific reference to this Section 1.1(e), the Original Agreement shall continue to be effective and govern the relationship, rights, duties, obligations, responsibilities and liabilities of the Parties for the period prior to the Global Effective Date. Nothing in this Agreement, including the deletion of any language from the Original Agreement, is intended to waive, release or otherwise affect either party’s rights, obligations and liabilities as the same existed prior to the Global Effective Date. Where this Agreement expressly provides a date for a term or provision that pre-dates the Global Effective Date, such term or provision shall be given effect in accordance with the stated date; and

(f) For the avoidance of doubt, the provisions of this Agreement and SOW #1 (Phase 1 Statement of Work) shall supersede the Original Agreement and its attached Schedule A (Services) as to CDI Production Services and CDI Production Support Services (as those terms are defined in SOW #1 to this Agreement) from and after the Global Effective Date.

1.2	Objectives.

D&B and Acxiom have agreed upon the following specific goals and objectives for this Agreement:

(a) D&B requires a relationship with Acxiom: (i) that is responsive to changes, requests, and incidents in the environment; (ii) such that Acxiom has personnel available and approachable for strategy, help, advice and discussion as desired by D&B within the scope defined by this Agreement, Schedule A and applicable SOWs hereto; and (iii) that facilitates cooperation, teamwork and clear governance structure between the parties and their personnel.

(b) D&B and Acxiom intend, pursuant to (i) the Sales and Marketing Agreement dated as of July 27, 2006 between Acxiom and D&B and amended and restated as of June 2, 2008 (as amended, the “S&M Agreement”), (ii) the HBBI Prospect Solutions Sales and Marketing Agreement dated as of March 31, 2007 between Acxiom and D&B and amended and restated as of June 2, 2008 (as amended, the “HBBI Prospect Solutions SMA”), and (iii) other to be agreed strategic relationships and Statements of Work under this Agreement, to develop a strategic relationship, to include developing opportunities for both parties to gain and expand their businesses.

D&B/Acxiom Confidential Information	-2-

(c) D&B and Acxiom intend to institute a process allowing D&B to request (and Acxiom to provide) under this Agreement various products, licenses, and services from Acxiom during the Term.

1.3	Construction.

The provisions of this Article 1 (other than Sections 1.1(e) and 1.1(f)) are intended to be a general introduction to this Agreement and are not intended to expand the scope of the parties’ obligations under this Agreement or to alter the plain meaning of the terms and conditions of this Agreement. However, to the extent the terms and conditions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, such terms and conditions are to be interpreted and construed so as to give full effect to the provisions in this Article 1.

2.	DEFINITIONS

2.1	Certain Definitions.

The following terms will have the meanings set forth below with respect to this Agreement and each SOW hereunder:

(a) “AAA” shall have the meaning provided in Section 21.1(b).

(b) “AbiliTec Software” shall mean Acxiom’s proprietary customer data integration and linking software technology utilized and/or offered by Acxiom in connection with SOW #1, which includes a proprietary number system that facilitates the management of consumer, business, and postal delivery point data, as well as any AbiliTec-related documentation, and the Acxiom-developed data management programs within this customer data integration and linking software technology.

(c) “Acxiom” shall have the meaning provided in the preamble to this Agreement.

(d) “Acxiom Competitor” shall mean those entities listed in Schedule G-2, and their Affiliates, as such Schedule may be updated by Acxiom on an annual basis; provided that: (i) without D&B’s consent, the number of Acxiom Competitors shall not exceed the number initially specified in Schedule G-2 as of the Contract Execution Date, and (ii) with respect to any entity on (or added to) the list in Schedule G-2, if D&B has an existing relationship with such entity, prior to such entity being added to the list, then any restrictions herein applicable to Acxiom Competitors shall not be effective with respect to such entity.

(e) “Acxiom Confidential Information” shall have the meaning provided in Section 16.4(c).

(f) “***” shall mean ***, a schematic representation of which is attached as Schedule F.

(g) “Acxiom Owned Material” shall mean any Material or Intellectual Property Right that is owned in whole or in part by Acxiom or a third party, including Acxiom Software.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-3-

(h) “Acxiom Personnel” shall mean employees of Acxiom and its Approved Subcontractors assigned to perform the Services pursuant to this Agreement (including SOWs hereunder).

(i) “Acxiom Project Executive” shall have the meaning provided in Section 6.1(a).

(j) “Acxiom Software” shall mean the Software that is owned or distributed by Acxiom or its Affiliates, and includes the AbiliTec Software and the software components of ***, together with any modifications, upgrades or enhancements (derivative works) of such Software (other than any D&B Confidential Information).

(k) “Affiliate” shall mean, with respect to any entity, any other entity Controlling, Controlled by, or under common Control with, such entity at the time in question. At D&B’s option:

(i) an entity affiliated with D&B (which at the time of divestiture was receiving a portion of the Services) shall be deemed to remain an Affiliate of D&B for up to (at D&B’s discretion) eighteen (18) months after the date it ceases to Control, be Controlled by, or be under common Control with, D&B; and

(ii) the purchaser of all or substantially all the assets of any line of business of D&B or its Affiliates (which at the time of sale was receiving a portion of the Services) shall be deemed to be an Affiliate of D&B for eighteen (18) months after the date of purchase, but only with respect to the business(es) acquired.

(l) “Agreement” shall mean this Global Master Services Agreement, including its schedules, exhibits, SOWs, and appendices, as the same may be amended by the parties from time to time in accordance with Section 24.18. This Agreement includes references to “this Agreement or an SOW hereunder” (and other similar references); the fact that such references appear herein shall not be interpreted as meaning that a reference to the “Agreement” does not include SOWs hereunder (as the term “Agreement” does include all documents hereunder, as provided in the first sentence of this definition).

(m) “Amount At Risk” shall have the meaning provided in Section 10.2(c).

(n) “Ancillary Software” shall have the meaning provided in Section 8.5(d)(iii).

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-4

(o) “Applicable Laws” means:

(i) any applicable law, statute, regulation, ordinance or subordinate legislation in force from time to time to which a party is subject;

(ii) the common law as applicable to the parties from time to time;

(iii) any binding court order, judgment or decree; and

(iv) any applicable directive, policy, rule or order that is binding on a party and that is made or given by any government, an agency thereof, or any regulatory body;

of any country, the European Union, or other national, federal, commonwealth, state, provincial or local jurisdiction and of any exchange or association (including the New York Stock Exchange, the National Association of Securities Dealers and the Direct Marketing Association) whose regulations are binding on either party pursuant to a self-regulating mechanism approved by a governmental entity.

(p) “Applications Software” or “Applications” shall mean those programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform specific user related data processing and telecommunications tasks in connection with the Services.

(q) “Approved Subcontractors” shall mean those subcontractors of Acxiom:

(i) identified in the applicable SOW;

(ii) whose approval by D&B is not required in accordance with Section 11.5; and

(iii) any other subcontractor(s) approved by D&B in accordance with Section 11.5;

unless and until (in each case of (i), (ii), and (iii)) approval of such subcontractor is rescinded by D&B in accordance with Section 11.5(b).

(r) “At Risk Charges” shall have the meaning provided in Section 10.2(d).

(s) “Baselines” shall mean the usage levels of Resource Units designated as baselines in an SOW.

(t) “Benchmarker” shall have the meaning provided in Section 14.7(a).

D&B/Acxiom Confidential Information	-5-

(u) “Business CDI Services” shall have the meaning provided in the S&M Agreement, which definition shall survive any termination or expiration of the S&M Agreement (for purposes of defining such term in this Agreement).

(v) “Business Day” shall mean every day Monday through Friday other than those holidays (not to exceed fifteen (15) per calendar year) when D&B’s corporate headquarters is not scheduled to be open for business. References in this Agreement to “days” that do not specifically refer to Business Days are references to calendar days and, unless otherwise provided, a period of more than seven (7) days that expires on a day other than a Business Day shall be automatically extended to the next following Business Day.

(w) “Certain Manuals/Procedures” shall have the meaning provided in Section 8.9.

(x) “CDI” shall mean customer data integration.

(y) “Change Control Procedure” shall have the meaning provided in Section 11.4(c).

(z) “Change in Control of Acxiom” shall have the meaning provided in Section 22.5.

(aa) “Charges” shall mean the amounts payable to Acxiom for Services as set forth in the SOWs, but without deduction for any Service Level Credits. The term “Charges” does not include (i) Pass-Through Expenses or Out-of-Pocket Expenses, (ii) travel and lodging expenses and (iii) taxes.

(bb) “Commencement Date” shall mean September 1, 2006.

(cc) “Commercially Available” with respect to Software and tools shall mean Software or a tool: (i) that is available to the general public under standard terms and conditions, (ii) for which the applicable vendor provides ongoing maintenance and updates, and (iii) that is available at list prices offered to the public.

(dd) “Commercially Reasonable Efforts” shall mean taking such steps and performing in such a manner as a well managed business would undertake where such business was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.

(ee) “Confidential Information” shall have the meaning provided in Section 16.4(a).

(ff) “Contract Execution Date” shall have the meaning provided in the preamble to this Agreement.

(gg) “Contract Year” shall mean each consecutive twelve (12) month period beginning on the Commencement Date. If the final Contract Year is less than twelve (12) months non-specific references to amounts for such Contract Year shall be appropriately and equitably pro-rated.

D&B/Acxiom Confidential Information	-6-

(hh) “Control” and its derivatives mean with regard to any entity the legal, beneficial or equitable ownership, directly or indirectly, of:

(i) fifty percent (50%) or more of the capital stock (or other ownership interest if not a stock corporation) of such entity ordinarily having voting rights;

(ii) (A) twenty percent (20%) or more of the capital stock (or other ownership interest if not a stock corporation) and (B) either (1) a greater percentage than any other juridical person or (2) management control in fact or by agreement; or

(iii) with respect to an entity not domiciled in the United States, the greater of twenty percent (20%) of the capital stock (or other ownership interest if not a stock corporation) and the maximum percentage allowed for a United States domiciliary to directly or indirectly own in accordance with local law for an entity engaged in such entity’s business.

(ii) “Credit Card Data” shall have the meaning provided in Section 16.3(d)(ii).

(jj) “Critical Service Levels” shall have the meaning provided in Schedule B.

(kk) “CSC” shall mean Computer Sciences Corporation.

(ll) “D&B” shall have the meaning provided in the preamble to this Agreement.

(mm) “D&B Competitor” shall mean those entities listed in Schedule G-1, and their Affiliates, as such Schedule may be updated by D&B on an annual basis; provided that: (i) without Acxiom’s consent, the number of D&B Competitors shall not exceed the number initially specified in Schedule G-1 as of the Contract Execution Date, and (ii) with respect to any entity on (or added to) the list in Schedule G-1, if Acxiom has an existing relationship with such entity, prior to such entity being added to the list, then any restrictions herein applicable to D&B Competitors shall not be effective with respect to such entity.

(nn) “D&B Confidential Information” shall have the meaning provided in Section 16.4(b).

(oo) “D&B Contract Executive” shall have the meaning provided in Section 13.1(a).

(pp) “D&B Customer Information” shall have the meaning provided in Section 16.3(a).

D&B/Acxiom Confidential Information	-7-

(qq) “D&B Data” shall mean all information, whether or not Confidential Information, entered in or otherwise transferred to Software or Equipment by or on behalf of D&B and information derived from such information, including as stored in or processed through the Equipment or Software. “D&B Data” also includes (i) all data and information from D&B (or its Affiliates, customers, etc.) that are processed by, or otherwise are provided to, Acxiom (including all D-U-N-S® Numbers); and (ii) all data and information that D&B generates through use of the Services, subject to certain license rights granted to D&B and applicable to data generated through the use of the AbiliTec Software.

(rr) “D&B Information” shall mean all information, including D&B Data and D&B Customer Information, in any form, furnished or made available directly or indirectly to Acxiom by D&B or otherwise obtained by Acxiom from D&B.

(ss) “D&B Materials” shall mean Materials owned by D&B or its Affiliates.

(tt) “D&B Software” shall mean Software owned by D&B or its Affiliates, including the NextGen System and the Phase 0 System.

(uu) “D&B SOW Executive” shall have the meaning provided in Section 13.1(a).

(vv) “Deliverable” shall mean (i) any Materials, work product, mappings, software, concepts, works, information, data, computer programs, processes, methods, audio media, visual media, inventions, and other ideas and materials, and any modifications, enhancements, or derivative works thereof, and (ii) which are created, developed, invented, prepared, reduced to practice, or discovered by Acxiom, solely or together with D&B, an Acxiom Affiliate, and/or (to the extent permitted herein) a subcontractor, pursuant to this Agreement (and/or any SOW hereunder).

(ww) “Developed *** Materials” shall have the meaning provided in Section 8.5(a)(i)(A).

(xx) “Developed D&B Materials” shall have the meaning provided in Section 8.5(a).

(yy) “Developed Third Party *** Materials” shall have the meaning provided in Section 8.5(a)(ii)(A).

(zz) “Dispute Date” shall have the meaning provided in Section 21.1(a)(i).

(aaa) “Distinct Entity” shall have the meaning provided in Section 22.5(a)(i).

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-8-

(bbb) “Embedded Acxiom Material” shall have the meaning provided in Section 8.5(f).

(ccc) “End Users” shall mean users of the Services.

(ddd) “Equipment” shall mean the computer and telecommunications equipment (without regard to which entity owns or leases such equipment) used by Acxiom and its Approved Subcontractors to provide the Services. Equipment includes the following:

(i) computer equipment, including associated attachments, features, accessories, peripheral devices, front end devices, and other computer equipment;

(ii) telecommunications equipment, including private branch exchanges, multiplexors, modems, CSUs/DSUs, hubs, bridges, routers, switches and other telecommunications equipment; and

(iii) related services (e.g., maintenance and support services, upgrades, subscription services) provided by third parties (e.g., manufacturer and lessor) in the same or related agreement covering the provision of such Equipment.

(eee) “Extended Term” shall have the meaning provided in Section 5.2.

(fff) “FCRA” shall mean the Fair Credit Reporting Act of 1970, as amended, 15 U.S.C. § 1681.

(ggg) “Force Majeure Event” shall have the meaning provided in Section 20.3(a).

(hhh) “Former Affiliate” shall mean the entities who are deemed to be Affiliates pursuant to the second sentence of the definition of “Affiliate”.

(iii) “GLB Act” shall mean the Gramm-Leach-Bliley Act, 15 USC §6801 et. seq., and the implementing regulations and regulatory interpretations thereto, as amended from time to time.

(jjj) “Global Effective Date” (or “Global Master Services Effective Date”) shall have the meaning provided in the preamble to this Agreement.

(kkk) “Global Master Services Agreement” shall have the meaning provided in the preamble to this Agreement.

(lll) “HBBI Prospect Solutions SMA” shall have the meaning set forth in Section 1.2(b).

(mmm) “InfoBase” shall have the meaning provided in SOW #1.

(nnn) “Initial Term” shall have the meaning provided in Section 5.1.

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(ooo) “Intellectual Property Rights” shall mean, on a worldwide basis, any and all:

(i) rights associated with works of authorship and literary property, including copyrights, moral rights of an author of a copyrightable work (including any right to be identified as the author of the work or to object to derogatory treatment of the work), and mask-work rights;

(ii) trade marks, service marks, logos, trade dress, trade names, whether or not registered, and the goodwill associated therewith;

(iii) rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether or not developed or reduced to practice);

(iv) patents, designs, algorithms and other industrial property rights;

(v) rights in domain names, universal resource locator addresses, telephone numbers (including toll free numbers), and similar identifiers;

(vi) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and

(vii) registrations, initial applications (including intent to use applications), renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

(ppp) “Joint Review Meeting” shall have the meaning provided in Section 8.5(a)(i)(B).

(qqq) “Key Acxiom Positions” shall have the meaning provided in Section 6.1(a).

(rrr) “Losses” shall mean all losses, liabilities, damages and claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

(sss) “Major Milestone” shall have the meaning provided in Section 4.2(a).

(ttt) “Majority Owned Affiliate” shall mean an Affiliate whose Control is measured at fifty (50) percent or greater.

(uuu) “Materials” shall mean, collectively, Software, expressions of literary works, or other works of authorship which are reduced to tangible form, specifications, design documents and analyses, studies, software programs and programming, program listings, programming tools, interfaces, documentation,

D&B/Acxiom Confidential Information	-10-

implementation and change management plans, business models, business rules, business logic, work and process flows, system architecture plans, web site design flow charts, reports, drawings, inventions, and similar work product (all of which are reduced to tangible (including electronic) form).

(vvv) “Monthly Performance Report” shall have the meaning provided in Schedule B to the Agreement.

(www) “New Acxiom Software” shall have the meaning provided in Section 8.2(b).

(xxx) “New Services” shall have the meaning provided in Section 14.6.

(yyy) “New Third Party Software” shall have the meaning provided in Section 8.4(b).

(zzz) “NextGen System” shall have the meaning provided in SOW #1.

(aaaa) “Non-Public Personal Information” shall have the meaning provided in the GLB Act including (A) an individual’s name, address, e-mail address, IP address, telephone number and/or social security number; (B) the fact that an individual has a relationship with D&B or any of its affiliates; and (C) an individual’s or D&B or its Affiliates’ customer’s account information.

(bbbb) “Notice of Election” shall have the meaning provided in Section 19.6(a).

(cccc) “Original Agreement” shall have the meaning provided in the preamble to this Agreement.

(dddd) “Original Amendments” shall have the meaning provided in the preamble to this Agreement.

(eeee) “Original Execution Date” shall have the meaning provided in the preamble to this Agreement.

(ffff) “Out-of-Pocket Expenses” shall mean reasonable, demonstrable and actual out-of-pocket expenses incurred by Acxiom for equipment, materials, supplies or services provided to or for D&B or its Affiliates as identified in this Agreement, but not including Acxiom’s overhead costs (or allocations thereof), administrative expenses or other mark-ups. Out-of-Pocket Expenses shall be calculated at Acxiom’s actual incremental expense and shall be net of all rebates and allowances received by Acxiom or its Affiliates. Where Acxiom incurs an Out-of-Pocket Expense from an Affiliate of Acxiom, D&B’s approval (which may be arbitrarily withheld) shall be obtained and the amount recognized shall be no greater than would have been paid to such Affiliate in an arm’s length transaction between unaffiliated companies at fair market value.

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(gggg) “PCI DSS” shall have the meaning provided in Section 16.3(d)(ii)(A).

(hhhh) “Pass-Through Expenses” shall have the meaning provided in Section 14.2(a).

(iiii) “Patriot Act” shall mean United States Public Law 107-56 (October 26, 2001).

(jjjj) “Performance Standards” shall mean, individually and collectively, the quantitative and qualitative performance standards and commitments for the Services contained in this Agreement and any SOW hereunder, including Service Levels.

(kkkk) “Personally Identifiable Information” shall mean any information that (i) is defined as “personal information” under the GLB Act, or (ii) alone, or in combination with other information, relates to a specific, identifiable individual person. Personally Identifiable Information includes individual names, social security numbers, telephone numbers, home address, driver’s license number, account number, email address, and vehicle registration number. Any information that can be associated with Personally Identifiable Information shall also be Personally Identifiable Information. For example, an individual’s age alone is not Personally Identifiable Information, but if such age were capable of being associated with one or more specific, identifiable, individuals then such age would be deemed Personally Identifiable Information.

(llll) “Procedures Manual” shall mean the standards and procedures manual described in Section 11.3.

(mmmm) “Project” shall have the meaning provided in Section 3.5(f).

(nnnn) “Project Estimates Process” shall have the meaning provided in Attachment A-1 (Project Estimates Process) to Schedule A.

(oooo) “Project Plan” shall have the meaning provided in Attachment A-1 (Project Estimates Process) to
Schedule A.

(pppp) “Required Consents” shall mean such consents as may be required or desirable for the assignment to Acxiom, or the grant to Acxiom of rights of use, of resources otherwise provided for in this Agreement.

(qqqq) “Resource Units” shall mean the unit of chargeable resource utilization for particular resource categories and/or Services, as provided in SOWs hereunder.

(rrrr) “Retained Responsibilities” shall have the meaning provided in Section 13.1.

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(ssss) “S&M Agreement” shall have the meaning provided in Section 1.2(b).

(tttt) “Safe Harbor Program” shall have the meaning provided in Section 16.9(a).

(uuuu) “SAS 70” shall have the meaning provided in Section 12.2(a).

(vvvv) “Services” shall have the meaning provided in Section 3.1(a).

(wwww) “Service Level Credits” shall have the meaning provided in Schedule B.

(xxxx) “Service Levels” shall have the meaning provided in Section 10.1.

(yyyy) “Software” shall (unless a more specific reference is provided) mean Applications Software and Systems Software.

(zzzz) “SOW” refers to a specific document or documents prepared by the parties on or after the Global Effective Date, in order for D&B to receive Services from Acxiom pursuant to this Agreement. Each SOW will be subject to the terms and conditions of this Agreement.

(aaaaa) “SOW Effective Date” shall mean the effective date of an applicable SOW.

(bbbbb) “Specific *** Materials” shall have the meaning provided in Section 8.5(d).

(ccccc) “Specific Patent Notice” shall have the meaning provided in Section 8.7.

(ddddd) “Standard *** Software Change” shall have the meaning provided in Section 8.5(a)(i)(D).

(eeeee) “Steering Committee” shall have the meaning provided in Section 11.1.

(fffff) “System Change” shall have the meaning provided in Section 11.4(d).

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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(ggggg) “Systems Software” shall mean those programs and programming (including the supporting documentation, media, on-line help facilities and tutorials) that perform (i) tasks basic to the functioning of the Equipment and which are required to operate the Applications Software; or (ii) tasks, other than as performed by Applications Software, otherwise supporting the provision of the Services by Acxiom. Programs and programming supporting the Services that are not Applications Software shall be deemed to be Systems Software. Systems Software includes mainframe and mid-range operating systems, server operating systems, network operating systems, systems utilities (including measuring and monitoring tools), data security software, middleware, database management systems, development tools (other than development tools specific to a particular item of Applications Software which is provided by the licensor of such Applications Software) and telecommunications monitors.

(hhhhh) “T&M Rates” shall have the meaning provided in Schedule C.

(iiiii) “Technology Plan” shall have the meaning provided in Section 11.6.

(jjjjj) “Term” shall have the meaning provided in Section 5.2.

(kkkkk) “Termination/Expiration Assistance” shall have the meaning provided in Section 22.10(a).

(lllll) “Third Party Service Contracts” shall mean those agreements pursuant to which a third party was, immediately prior to the Contract Execution Date, furnishing or providing services to D&B or its Affiliates similar to the Services.

(mmmmm) “Third Party Software” shall mean Software that is not Acxiom Software or D&B Software.

(nnnnn) “Transition Plan” shall have the meaning provided in Section 4.3.

(ooooo) “UCITA” shall have the meaning provided in Section 21.5(b).

(ppppp) “Use” shall mean, in the context of Software or Materials, to use, copy, maintain, modify, enhance, distribute, or create derivative works.

(qqqqq) “Virus” shall have the meaning provided in Section 17.5.

(rrrrr) “Without Notice Material” shall have the meaning provided in Section 8.5(a)(i)(D).

(sssss) “Without Notice Third Party Material” shall have the meaning provided in Section 8.5(a)(ii)(D).

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2.2	Inclusion of Affiliates in Definition of D&B and Acxiom; Meaning of “party”.

(a) As used in this Agreement, references to “D&B” include Affiliates of D&B in accordance with the following:

(i) A reference includes Affiliates of D&B where expressly so provided;

(ii) References to D&B in the following definitions include Affiliates of D&B (unless expressly provided to the contrary): D&B Data, D&B Information and D&B Software;

(iii) References to sale, assignment, grant or the like by D&B means D&B will perform the act for itself or cause Affiliates of D&B to perform the act themselves; references to assets being in the name of D&B include Affiliates of D&B; and

(iv) References to the business, operations, policies, procedures and the like of D&B include Affiliates of D&B to the extent Affiliates are receiving the Services.

Subject to the foregoing, references to D&B shall include (i) Affiliates of D&B as D&B reasonably designates and (ii) any other entity directly or indirectly owned by D&B and entering into an SOW hereunder.

(b) References to a “party” means D&B, on the one hand, and Acxiom, on the other hand. References to the “parties” means D&B and Acxiom.

2.3	Rules of Interpretation.

(a) Terms other than those defined within this Agreement shall be given their plain English meaning, and those terms, acronyms and phrases known in the information technology and customer data integration services industries shall be interpreted in accordance with their generally known meanings. Unless the context otherwise requires, words importing the singular include the plural and vice-versa, and words importing gender include both genders. Unless the context otherwise requires to “persons” includes individual natural persons and juridical legal entities.

(b) References to articles, sections, and paragraphs shall be references to sections and paragraphs of this Agreement, unless otherwise specifically stated.

(c) The section headings in this Agreement are intended to be for reference purposes only and shall not be construed to modify or restrict any of the terms or provisions of this Agreement.

(d) Where there is similar, but not identical, construction of phrases, sentences, or clauses of this Agreement no implication is made that a “negative pregnant” is intended and they shall each be construed separately, in accordance with their plain meaning.

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(e) The words “include”, “includes”, “including”, and “e.g.” when following a general statement or term, are not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest scope.

(f) The word “may” (unless followed by “not”) shall be construed as meaning “shall have the right, but not the obligation, to”.

(g) Any reference to a foreign, federal, state, local, or other statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

3.	SERVICES

3.1	Provision of Services.

(a) In General. Commencing on the Contract Execution Date, Acxiom shall provide the services, functions and responsibilities described in this Agreement and its Schedules, including Schedule A, as each may be supplemented, enhanced, modified or replaced in accordance with this Agreement. Additionally, commencing on the relevant SOW Effective Date, Acxiom shall provide the services, functions and responsibilities described in each SOW, as each may be supplemented, enhanced, modified or replaced in accordance with this Agreement The foregoing are collectively referred to, herein, as the “Services”.

(b) Implied Services. If any services, functions, or responsibilities are required for the proper performance and provision of the Services, regardless of whether they are specifically described herein, they shall be deemed to be implied by and included within the scope of the Services to be provided by Acxiom to the same extent and in the same manner as if specifically described in this Agreement or the applicable SOW. Except as otherwise expressly provided in this Agreement, Acxiom shall be responsible for providing the facilities, personnel, and other resources as necessary to provide the Services.

(c) Services Evolution.

(i) Acxiom shall cause the portion of the Services provided by *** to evolve and to be modified, enhanced, supplemented and replaced as necessary for such Services to keep pace with technological advances and advances in the methods of delivering services, where such advances are at the time pertinent for such Services to keep pace with the general use within the IT industry or among D&B’s customers or competitors. As an example, Services evolution shall include addition of

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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functionality by Acxiom as this is made possible with new Equipment and Software utilized by Acxiom during the Term. Adjustments in Services in accordance with this Section 3.1(c) shall be deemed to be included within the scope of the Services to the same extent and in the same manner as if expressly described in this Agreement.

(ii) Acxiom shall cause the portion of the Services that is not provided by *** to evolve and to be modified, enhanced, supplemented and replaced as necessary for such Services to keep pace with technological advances and advances in the methods of delivering services, where such advances are at the time pertinent for such Services to keep pace with the general use within the IT industry or among D&B’s customers or competitors; provided however, in no event shall this provision be interpreted to require that any Software used to provide the Services be more current than n-1 (where the “n” level of Software currency refers to the most current release of Software, and the “n-1” (n minus one) level of Software currency refers to the release that immediately precedes the most current release of Software). Adjustments in Services in accordance with this Section 3.1(c)(ii) shall be deemed to be included within the scope of the Services to the same extent and in the same manner as if expressly described in this Agreement.

(d) Services Variable In Scope and Volume. The Services are variable in scope and volume. Such variations are provided for in the pricing mechanisms set forth in Article 14, the Change Control Procedure set forth in Schedule A, Charges defined in SOWs hereunder, and in Schedule C. Acxiom shall be responsible for adjusting the resources used to provide the Services to accommodate the changes in scope and volume in such a manner as to comply with all Performance Standards. Acxiom shall not be entitled to receive an adjustment to the Charges resulting from such variations in scope and volume except as set forth in Article 14, the Change Control Procedure set forth in Schedule A, in the Charges portions of SOWs hereunder, and in Schedule C.

(e) Services Performed by D&B or Third Party.

(i) Services Performed by D&B or Third Party. Except as provided in Section 3.8(a) of the S&M Agreement or in an SOW, D&B has the right to perform itself, or retain third parties to perform, any of the Services.

(A) If D&B performs any of the Services itself, or retains third parties to do so, Acxiom shall cooperate with D&B or such third parties, at D&B’s expense. Such cooperation shall include providing such information regarding the Software, Materials, data and Equipment in use pursuant to this Agreement, as a person with reasonable commercial skills and expertise would find reasonably necessary for D&B or a third party to perform its work; provided however, that Acxiom shall not be required to provide information regarding any such items ***. If D&B reduces the Services pursuant to this Section 3.1(e), the Charges shall be adjusted as provided in Section 14.6(b) or the applicable SOW.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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(B) Third parties retained by D&B shall comply with Acxiom’s reasonable security and confidentiality requirements and (to the extent failure to do so would substantially impact on Acxiom’s performance) with Acxiom’s reasonable work standards, methodologies, and procedures, as have been provided by Acxiom. Acxiom shall promptly notify D&B if an act or omission of such a third party may cause a problem or delay in providing the Services and shall work with D&B to prevent or circumvent such problem or delay.

3.2	Intentionally Omitted.

3.3	Intentionally Omitted.

3.4	Permitted Users of the Services.

The Services may be used by D&B and, as directed by D&B, (i) its Affiliates and those third parties (such as customers, suppliers, and joint venturers) with whom D&B or any Affiliate has a commercial relationship which includes the resale of the Services provided hereunder through D&B’s distribution network and (ii) those persons (which may be as broad as the general public) who D&B or its Affiliates permits access through the internet and similar methods. Services provided to such entities shall be deemed to be Services provided to D&B; provided however, that this Section 3.4 shall not be interpreted to allow any such entity to be deemed in legal privity with Acxiom and is subject to Section 24.15. D&B shall be responsible to Acxiom for any breach of this Agreement caused by a party permitted by D&B to use the Services hereunder. As provided in Section 3.5(a), each SOW hereunder shall identify the specific Acxiom entity (i.e., Acxiom and/or an Acxiom Affiliate(s)) providing Services and the specific D&B entity (i.e., D&B and/or a D&B Affiliate(s)) receiving Services.

3.5	SOWs.

(a) D&B and Acxiom, and their respective Affiliates (including additional D&B business units and/or geographic territories), may execute SOWs substantially in the form attached hereto as Schedule L in order for Acxiom (and/or its Affiliates) to provide (and for D&B (and/or its Affiliates) to receive) certain products, licenses, and services during the Term. The provision of all such products, licenses, and services (including to additional D&B business units and/or geographic territories) provided pursuant to an SOW shall be deemed to be the provision of “Services” hereunder. An SOW shall provide a description of the Services and/or Project to be provided by Acxiom to D&B. All Charges for Services and the charging methodology provided by Acxiom pursuant to the SOW (including, if necessary charges for travel-related or other incidental expenses, Pass-Through Expenses and Out-Of-Pocket Expenses) shall be set forth in the SOW.

(i) Neither party shall have any obligation unless and until a specific SOW setting forth the specific terms with respect to Services to be provided and received has been executed by both of the parties.

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(ii) No SOW under this Agreement shall be effective unless and until the D&B Vendor Management Office (VMO) reviews and provides its approval of the terms in such SOW, which approval must be evidenced by the VMO’s execution of such SOW. Acxiom shall be entitled to rely, without further inquiry, on the authenticity of such signature and authority of the person signing on behalf of the VMO.

(iii) Each individual SOW shall identify the specific Acxiom entity (i.e., Acxiom and/or an Acxiom Affiliate(s)) providing Services and the specific D&B entity (i.e., D&B and/or a D&B Affiliate(s)) receiving Services, and each party may so utilize an Affiliate to enter into an SOW.

(b) The following provisions will be addressed in individual SOWs, as necessary and as applicable:

(i) Legally necessary exceptions and additions, local and country-specific exceptions and additions, and transaction-specific exceptions and additions to the uniform terms and conditions in this Agreement, as well as additional terms and conditions specific to the Services provided under such SOW;

(ii) Provisions governing the transfer of assets (e.g., hardware, software, third party service contracts) and/or personnel to Acxiom;

(iii) Disaster recovery provisions applicable to the Services to be provided by Acxiom; and

(iv) In jurisdictions where the Acquired Rights Directive (or equivalent legislation) is effective, appropriate enabling provisions for those instances where employees of D&B are affected. Similarly where either party is obligated to consult with works councils or similar groups, the parties shall fully comply with such requirements, and the relevant SOW shall set forth any contractual requirements in such regard.

(c) Each SOW shall incorporate the terms and conditions of this Agreement by reference.

(d) Any future amendment to or modification of the terms and conditions of this Agreement shall be deemed incorporated into each SOW without the necessity of further action by either party, provided that such amendment or modification complies with Section 24.18 herein.

(e) If there is a conflict between (x) an SOW, and (y) this Agreement, the terms of the SOW shall prevail as to:

(i) Acxiom’s and D&B’s respective rights and obligations under that SOW, provided that if such conflict relates to Section 8 (Intellectual Property Rights And Restrictions), 14 (Charges), 15 (Invoicing and Payment), 20 (Liability) or 22 (Termination) of this Agreement, then in order for the conflicting provision of the SOW to prevail: such conflict must be expressly listed in such SOW as a conflict (within a Section of such SOW that lists all such SOW-specific conflicts); and

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(ii) issues involving local, country-specific law.

(f) An SOW may also describe a particular Project to be provided by Acxiom to D&B. A “Project” is comprised of work that is: (a) expressly deemed to be a Project in the Agreement, or (b) a discrete unit of non-recurring work that generally requires startup, planning, execution, and completion. For all Projects proposed or requested by D&B, Acxiom shall develop a Project Plan if necessary and comply with the Project Estimates Process provided in Attachment A-1 to Schedule A. If Acxiom proposes or requests a Project, and D&B agrees that the proposed work properly constitutes a Project in accordance with the definition provided above, Acxiom shall develop a Project Plan, if necessary, and comply with the Project Estimates Process provided in Attachment A-1 to Schedule A. The cost of developing initial Project Plans and Analysis Phases estimates and/or Project Estimates (as defined in Attachment A-1 to Schedule A) may be charged to D&B as set forth in the Project Estimate Process. No work will be considered a Project unless and until D&B approves the SOW and associated estimate, in writing. For purposes of clarification, all work with respect to “Projects” pursuant to SOWs shall be deemed to be “Services” governed by this Agreement.

(g) If D&B Affiliates and/or Acxiom Affiliates enter into any SOW and either Affiliate fails to perform under such SOW for any reason, the applicable parent company (Acxiom Corporation or Dun & Bradstreet, Inc., or the successor to either company) will be secondarily responsible hereunder for such performance (or failure to perform).

4.	TRANSITION

4.1	D&B Cooperation and Support.

D&B will cooperate with Acxiom in the conduct of the Services as expressly provided in each SOW hereunder.

4.2	Major Milestones.

(a) Each SOW shall identify major events relating to the products or services provided by Acxiom to D&B pursuant to such SOW (“Major Milestones”), if any, and dates by which such Major Milestones are to be achieved. Acxiom shall achieve each Major Milestone by the applicable date set forth in the applicable SOW. Completion of each Major Milestone shall require successful achievement of each interim milestone upon which such Major Milestone depends, which interim milestones are included in such SOW (and Acceptance Criteria for each Major Milestone shall include D&B’s acceptance that such interim milestone(s) have been successfully achieved). A failure by Acxiom to substantially conform to any such Major Milestone in accordance with the preceding sentence, as approved by D&B in writing in accordance with the Project Estimates Process, will entitle D&B, in addition to any other rights set forth in this Agreement or available to D&B in law or at equity for Acxiom’s breach of this Agreement, to exercise the remedies described in such SOW.

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(b) D&B shall have the right to monitor, test and otherwise observe and participate in the Services as described in the applicable SOW hereunder. Acxiom will promptly notify D&B if any D&B monitoring, testing, participation, or other action has caused (or Acxiom expects it to cause) a problem or delay in the delivery of Services, and work with D&B to prevent or circumvent the problem or delay.

(c) Approval of each Major Milestone by D&B and the completion of the transition (if any) described in an SOW hereunder shall be subject to (i) each such Major Milestone included in such SOW meeting corresponding acceptance criteria with respect to such Major Milestone, as such acceptance criteria are described in the applicable SOW (and as such acceptance criteria may be updated during the Term) and (ii) the applicable Acceptance Procedure with respect to such Milestones (which may include the Acceptance Procedures provided in Attachment A-1 to Schedule A.

4.3	Transition Plan.

If D&B transitions to Acxiom, pursuant to an SOW hereunder, any assets owned by D&B and/or any services previously performed by D&B, the parties shall, as necessary, attach to such SOW a transition plan applicable to such transfer (a “Transition Plan”).

5.	TERM

5.1	Term.

The term of this Agreement shall begin on the Contract Execution Date and shall expire on September 1, 2010, unless terminated earlier or extended in accordance with this Agreement (such period, the “Initial Term”).

5.2	Extension.

By providing written notice to Acxiom in accordance with Section 24.4 at least six (6) months before the expiration of the then-current Term, D&B shall have the right and option to extend the Initial Term in accordance with either clause (a) or (b) below, in which case all of the terms and conditions set forth in this Agreement shall remain in full force and effect:

(a) up to two (2) times for a period of up to one (1) year each, or

(b) for an initial renewal term of four (4) years, and, following such initial renewal term, a second renewal term of up to one (1) year.

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(As extended in accordance with either of such options, any renewal term of this Agreement shall be referred to as the “Extended Term”, and, collectively, the Initial Term and the Extended Term shall constitute the “Term”).

6.	VENDOR PERSONNEL

6.1	Key Acxiom Positions.

(a) “Key Acxiom Positions” shall be the positions (and corresponding roles) set forth as such in Schedule D. Acxiom shall cause each of the Acxiom Personnel filling the Key Acxiom Positions to devote substantially full time and effort to the provision of the Services. Acxiom Personnel approved as of the Global Effective Date to fill the Key Acxiom Positions are listed in Schedule D. Additionally, each SOW may contain, to the extent agreed by the parties, one or more additional Key Acxiom Positions as expressly identified in such SOW, which number shall be dependent upon the scope of the Services provided under such SOW. In accordance with Section 6.1(b), Acxiom shall designate an individual to serve as “Acxiom Project Executive”. The Acxiom Project Executive shall be one of the Key Acxiom Positions and he or she shall be a member of the Management Committee. The Key Acxiom Position approved as of the Global Effective Date to fill the role of the Acxiom Project Executive is listed in Schedule D. The Acxiom Project Executive shall (i) serve as the single point of accountability for Acxiom for the Services; and (ii) have day-to-day authority for undertaking to ensure the provision of the Services and customer satisfaction. The Acxiom Project Executive’s compensation shall include significant financial incentives based on D&B’s satisfaction with the Services. The Acxiom Project Executive shall be located at Acxiom’s offices and will travel upon an as-needed basis, as reasonably requested by D&B, to D&B’s office locations or other locations reasonably designated by D&B from time to time.

(b) Before assigning an individual to a Key Acxiom Position, whether as an initial assignment or a subsequent assignment, Acxiom shall notify D&B of the proposed assignment, introduce the individual to appropriate D&B representatives, provide such representatives upon request with the opportunity to interview the individual, and provide D&B with a resume and other information about the individual reasonably requested by D&B. If D&B objects in good faith to the proposed assignment of any proposed Key Acxiom Position, the parties shall attempt to resolve D&B’s concerns on a mutually agreeable basis. If the parties have not been able to resolve D&B’s concerns within five (5) Business Days, Acxiom shall not assign the individual to that position and shall propose to D&B the assignment of a different individual of suitable ability and qualifications.

(c) Except with D&B’s consent (which may be arbitrarily withheld) individuals filling Key Acxiom Positions may not be transferred or re-assigned to other positions with Acxiom or its Affiliates (i) for at least one (1) year following their assignment (or expiration of the SOW, if any, under which they are identified as a Key Acxiom Position, if shorter than one (1) year), and (ii) until a suitable replacement has

D&B/Acxiom Confidential Information	-22-

been approved by D&B. No such transfer shall occur at a time or in a manner that would have a non-insubstantial adverse impact on delivery of the Services. Acxiom shall establish and maintain an up-to-date succession plan for the replacement of individuals serving in Key Acxiom Positions that shall be reviewed with D&B on a regular basis.

(d) So long as an individual is assigned to a Key Acxiom Position and for twelve (12) months thereafter, Acxiom shall not assign such individual to perform services for the benefit of any D&B Competitor.

6.2	Qualifications, Retention and Replacement of Acxiom Personnel.

(a) Acxiom shall assign an adequate number of Acxiom Personnel to perform the Services. Acxiom Personnel shall be properly educated, trained, and fully qualified for the Services they are to perform, and Acxiom shall ensure (to the extent reasonably possible) that any outgoing Acxiom Personnel leaving the D&B account spend a reasonable period of time training the new Acxiom Personnel who will be replacing such outgoing personnel. If any portion of the Services provided by Acxiom Personnel are a separately chargeable resource Acxiom shall not charge D&B for the time or other costs of training Acxiom Personnel to become familiar with D&B’s account or business. Acxiom is responsible for ensuring that Acxiom Personnel assigned to perform the Services have the legal right to work in the country(ies) in which they are assigned to work.

(b) Background Checks.

(i) Acxiom shall ensure that prior to assigning any individual to perform the Services in the United States, Acxiom shall have performed employment, drug and background screening on such person in accordance with Acxiom’s standard employment screening policies, the version of which screening policies (as of the Global Effective Date) is provided in Schedule K. During the Term, Acxiom shall provide D&B written notice of any material changes to such screening policies.

(ii) With respect to Services to be performed outside of the United States, the relevant SOW shall set forth the equivalent background screening requirements under both local law and (to the extent applicable) U.S. law; provided however, that unless otherwise agreed within an SOW:

(A) in countries outside of the United States that permit background checks, permit employment decisions based on background checks, and do not restrict employment decisions if a potential employee refuses to allow a background check, then background checks shall be performed; and

(B) in countries outside of the United States that are not governed by item (A) above (i.e., countries that restrict background checks and/or employment decisions based on background checks in some manner), Acxiom shall (1) so inform D&B and (2) unless D&B otherwise agrees (within an SOW) that the following are not necessary, Acxiom shall (x) ensure that Services are provided from

D&B/Acxiom Confidential Information	-23-

facilities in such country with appropriate physical and logical security, as agreed by the parties (e.g., provide Services from facilities that do not have printers or USB ports), or (y) restrict the type of work performed from facilities in such country (as agreed by the parties).

(c) While at D&B’s premises (or the premises of others receiving the Services hereunder), Acxiom Personnel shall (i) comply with D&B’s requests, rules, and regulations regarding personal and professional conduct (including the wearing of an identification badge and adhering to regulations and general safety, dress, behavior, and security practices or procedures) generally applicable to such premises; (ii) comply with D&B security policies, and (iii) otherwise conduct themselves in a businesslike and professional manner.

(d) If D&B determines in good faith (and for reasons that would not be legally impermissible for an employer to make as to one of its own employees) that the continued assignment to D&B’s account of one or more of the Acxiom Personnel is not in the best interests of D&B, then D&B shall give Acxiom notice to that effect. After receipt of such notice, Acxiom shall have a reasonable period of time in which to investigate the matters stated in such notice, discuss its findings with D&B and resolve the problems with such person. If, following such period, D&B requests replacement of such person, Acxiom shall replace that person with another person of suitable ability and qualifications. However, where D&B notifies Acxiom that D&B has determined that the nature of the concern is of such that such Acxiom Personnel should be removed immediately (albeit temporarily) from D&B’s account, Acxiom shall immediately remove such individual(s) from D&B’s account. In any event, any request by D&B to remove an individual from D&B’s account shall not be deemed to constitute a termination of such individual’s employment by Acxiom and in no event shall D&B be deemed an employer of any such person. This provision shall not operate or be construed to limit Acxiom’s responsibility for the acts or omissions of Acxiom Personnel.

7.	RESPONSIBILITY FOR RESOURCES

7.1	Generally.

Except to the extent specifically provided elsewhere in this Agreement or in an SOW hereunder, Acxiom shall be responsible for providing all resources (including facilities, services, telecommunications, Software, Equipment, personnel, storage, etc.) necessary or desirable to provide the Services and will only recover such costs through: the Charges for Services described in SOWs hereunder, the ARC/RRC methodology, and the other charges expressly provided in Schedule C or in SOWs hereunder. Refresh of all such Equipment resources shall be *** except (a) as otherwise expressly provided in an SOW or (b) as to Equipment that is owned or leased by *** as provided in an SOW.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-24-

7.2	Financial Responsibility for Equipment.

Financial responsibility for (i) acquisition, lease, and ownership costs for Equipment, including current and future Equipment, upgrades, enhancements, growth and technology refreshments and (ii) all costs and expenses related to operational support, including installation, support, hardware maintenance, disaster recovery, service levels, and moves, adds and changes shall be allocated between the parties as provided in the applicable SOW.

7.3	Equipment Access and Operational and Administrative Responsibility.

(a) Operational and Administrative Responsibility. Except as provided in the next sentence, Acxiom and its Affiliates shall be administratively and operationally responsible for the Equipment used to provide the Services, including provisioning, staging, configuring, warehousing, shipping, installing, operating, maintaining, upgrading, and enhancing the Equipment, all as set forth in more detail in Schedule A and in the applicable SOW. Any Equipment for which D&B is financially, legally (i.e., the title or the lease in such party’s name), operationally (i.e., responsible for maintenance and operations) and administratively (i.e., responsible for lease or license renewals and for interacting with the third party vendor) responsible shall be expressly identified in an SOW hereunder, including the Charges therefor.

(b) Pass-Through Equipment. If the parties agree that Acxiom’s or its Affiliates’ financial responsibility with respect to any Equipment is to be on a Pass-Through Expense basis, such Equipment shall expressly be identified in the applicable SOW hereunder. Any such Equipment that is provided on a Pass-Through Expense basis shall be purchased or leased in the name of D&B (or its designated Affiliate), unless otherwise provided within an SOW hereunder. Acxiom shall be responsible for such Equipment during the Term to the same extent as if Acxiom were the owner or lessee (as applicable) of such Equipment. If such Equipment is leased, Acxiom shall comply with the requirements imposed on D&B (or, if applicable, its Affiliate) under the leases approved by D&B for such Equipment.

7.4	Financial Responsibility for Software.

(a) Generally. D&B will be responsible for the cost of all D&B proprietary Applications Software, except as otherwise expressly identified in the Agreement or in an SOW. Acxiom will be responsible for the cost of all third party Applications Software, except as otherwise expressly identified in the applicable SOW. Acxiom will be responsible for all Systems Software costs, including database management systems, except as otherwise expressly set forth in an SOW.

(b) Licenses. Where this Agreement or an SOW otherwise provides that D&B shall be the licensee for Software and Acxiom can demonstrate to D&B’s satisfaction an economic advantage from Acxiom, an Acxiom Affiliate, or an Approved Subcontractor being the licensee of any particular Software, then Acxiom, such

D&B/Acxiom Confidential Information	-25-

Acxiom Affiliate, or such Approved Subcontractor may (after obtaining D&B’s approval) be the licensee if Acxiom provides D&B and its Affiliates with an appropriate license (with commercially reasonable maintenance terms) for such Software which shall become effective upon the expiration or termination of this Agreement and/or the applicable SOW (or the part of the Services to which such Software relates).

7.5	Required Consents.

Except with respect to Software that is identified in an SOW hereunder as being D&B’s responsibility to obtain Required Consents, Acxiom and its Affiliates shall be responsible, with D&B’s and its Affiliates’ reasonable co-operation, for obtaining the Required Consents for Software as necessary to perform the Services, and *** shall be responsible for those fees (including transfer or upgrade fees, additional licenses, sublicenses, and maintenance fees) required to obtain such Required Consents. The parties shall co-operate with each other so as to minimize such costs. As and to the extent consent is obtained for Acxiom and its Affiliates to manage and utilize the Software or a contract but the relevant license or such contract remains in D&B’s or an Affiliate’s name, D&B and its Affiliates shall exercise termination, extension, and other rights thereunder as Acxiom, after consultation with D&B, reasonably directs. If a Required Consent is not obtained, then, unless and until such Required Consent is obtained, Acxiom shall determine and promptly adopt, subject to D&B’s approval, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consents.

8.	INTELLECTUAL PROPERTY RIGHTS AND RESTRICTIONS

This Article addresses the parties’ respective rights in Software and Materials. Grant by D&B to Acxiom of a license to Use or of rights of Use pursuant to this Article 8 shall, subject to the other provisions of this Agreement, be deemed to include grant of such license or rights to Acxiom’s Approved Subcontractors. Additionally, specific Software and products that Acxiom shall license to D&B and specific Deliverables to be provided by Acxiom to D&B may be set forth in SOWs hereunder. Software made available to Acxiom by D&B is made available on an “AS IS” basis, with no warranties whatsoever.

8.1	D&B Software & Materials.

D&B retains all right, title, and interest in and to D&B Software and D&B Materials. D&B grants to Acxiom a worldwide, fully paid-up, nonexclusive license to Use D&B Software and D&B Materials during the Term solely to the extent necessary for performing the Services. D&B Software and D&B Materials will be made available to Acxiom in such form and on such media as exists on the Contract Execution Date or as are later obtained by D&B, together with available documentation and any other related materials. Acxiom shall not be permitted to Use D&B Software and D&B Materials for the benefit of any entities other than D&B and its Affiliates (including Acxiom’s use in managing the Services) without the prior

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-26-

consent of D&B, which may be withheld at D&B’s discretion. Acxiom shall install, operate, and support (and otherwise treat in the same manner as D&B Software existing as of the Contract Execution Date) additional D&B Software and/or D&B-provided Third Party Software that D&B may designate from time to time during the Term, subject to the parties’ agreement as to the charge for such. Except as otherwise requested or approved by D&B, Acxiom shall cease all Use of D&B Software and D&B Materials upon expiration or termination of this Agreement.

8.2	Acxiom Software.

(a) Acxiom retains all right, title and interest in and to Acxiom Software.

(b) With respect to Acxiom Software (including any Acxiom-proprietary software tools necessary to utilize work flows provided to D&B under this Agreement) that will be installed during the Term (1) *** and used in providing the Services under an SOW, or (2) *** and that will be used exclusively by or for D&B (items (1) and (2), collectively, “New Acxiom Software”), Acxiom shall not introduce any such New Acxiom Software (x) without first notifying D&B in writing as to whether such New Acxiom Software is Commercially Available or non-Commercially Available, and (y) without D&B’s prior written approval, which approval D&B may withhold in its discretion.

(i) If Acxiom introduces any such New Acxiom Software without first notifying D&B and obtaining its approval, as provided in items (x) and (y) above, then such New Acxiom Software shall be deemed to be Commercially Available.

(ii) If (A) any such New Acxiom Software is not Commercially Available, (B) D&B elects to not approve the use of such New Acxiom Software, (C) the introduction of such New Acxiom Software is necessary for the proper performance of the Services, and (D) Acxiom, after being provided written notice, is unable or unwilling to propose alternative Software that is acceptable to D&B, then D&B shall have the right to terminate the applicable SOW, in whole or in part, by giving Acxiom at least six (6) months’ prior written notice and designating the termination date. In such event D&B shall be liable to pay to Acxiom the applicable amount, if any, specified in such SOW, such payment not being a condition precedent to the termination. To the extent that D&B assumes (or offers to assume) any remaining obligation of Acxiom, the amount of such liability shall reduce any applicable termination charge. Acxiom shall invoice D&B for such termination charges upon the effective date of termination, and such charges shall be due thirty (30) days after the effective date of termination.

(iii) If any such New Acxiom Software that will be installed during the Term is Commercially Available, then if D&B elects to do so, it shall have the right to obtain a license to such Software: (A) upon termination or expiration of the Agreement, and (B) on commercially reasonable: (I) license, (II) maintenance (if D&B

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-27-

elects to obtain maintenance from Acxiom), and (III) pricing terms; provided that such terms shall not be more restrictive or require greater consideration than offered by Acxiom to similar entities in similar circumstances. The parties shall negotiate such post-termination/expiration license, maintenance, and pricing terms either (as elected by D&B): (1) prior to the introduction of such Commercially Available New Acxiom Software during the Term, or (2) upon provision of any notice of termination or of non-renewal of the Agreement; provided however, that if the Agreement expires or terminates prior to the parties’ agreement on the terms applicable to D&B’s use of such New Acxiom Software after termination or expiration of the Agreement, then commencing upon such termination or expiration and extending until such time that appropriate terms are agreed to by the parties and take effect, D&B shall have the right to use such New Acxiom Software: (a) on the same terms (including pricing, if any) as existed prior to such termination or expiration, and (b) without impact to D&B’s ongoing use of such New Acxiom Software. If any New Acxiom Software was being used by D&B during the Term at no charge or fee and if the Agreement expires or terminates prior to the parties’ agreement on the terms applicable to D&B’s use of such New Acxiom Software after termination or expiration of the Agreement, then when such terms are agreed to by the parties and take effect, the relevant pricing included within such terms shall be retroactive to the effective date of termination or expiration of the Agreement, unless otherwise agreed by the parties within such terms.

(c) Acxiom shall be responsible for installing, operating, and maintaining Acxiom Software at its own expense.

8.3	Provision of AbiliTec Software Links and InfoBase Data.

For purposes of clarification, as of the Contract Execution Date and while the S&M Agreement is in effect, the Services include Acxiom’s provision of AbiliTec Software links (as provided in SOW #1) and InfoBase data (as provided in SOW #1) to D&B and its customers; however: (a) D&B and its customers are not presently licensing the AbiliTec Software or InfoBase (and the parties agree that (i) ***, and (ii) ***), and (b) there is *** for Acxiom’s provision of AbiliTec Software links and/or InfoBase data to D&B and its customers as of the Contract Execution Date. Instead, D&B’s and its customers’ rights to use AbiliTec Software links and InfoBase data (and D&B’s rights to resell AbiliTec Software links and InfoBase data) are (as of the Contract Execution Date) as provided in the S&M Agreement. The provisions in this Section 8.3 shall not be interpreted to prevent the parties, if the parties mutually agree to do so, from entering into an SOW during the Term, under which D&B does license from Acxiom the AbiliTec Software, the AbiliTec Software links, InfoBase and/or InfoBase data. D&B’s rights with respect to AbiliTec Software links and InfoBase data as of such time that the S&M Agreement is no longer in effect are provided in SOW #1.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-28-

8.4	Third Party Software.

(a) Grant of Rights. With respect to the Third Party Software licensed by D&B, subject to the parties having obtained any Required Consents for Third Party Software in the manner provided in Section 7.5, D&B grants to Acxiom solely to the extent necessary for performing the Services, the rights of Use of such Software that D&B has as of the Contract Execution Date or later obtains with respect to such Software. Acxiom shall comply with the duties, including Use restrictions and those of nondisclosure, imposed on D&B by the licenses for such Third Party Software, and Acxiom shall not seek to modify or otherwise revoke such terms. Except as otherwise requested or approved by D&B, Acxiom shall cease all Use of such Software upon expiration or termination of this Agreement.

(b) Introduction of Third Party Software. Third Party Software that Acxiom will use to provide the Services is listed in the applicable SOW. With respect to additional Third Party Software (including any third party-proprietary software tools necessary to utilize work flows provided to D&B under this Agreement) that will be installed during the Term (1) ***and used in providing the Services under an SOW, or (2) ***and that will be used exclusively by or for D&B (items (1) and (2), collectively, “New Third Party Software”), Acxiom shall not introduce any such New Third Party Software (x) without first notifying D&B in writing as to whether such New Third Party Software is Commercially Available or non-Commercially Available, and (y) without D&B’s prior written approval, which approval D&B may withhold in its discretion.

(i) Acxiom Seeks D&B’s Approval for Installation of New Third Party Software that is Not Commercially Available. If (A) any such New Third Party Software that will be installed during the Term is not Commercially Available, (B) D&B elects to not approve the use of such New Third Party Software, and (C) the introduction of such New Third Party Software is necessary for the proper performance of the Services, then D&B shall have the right to terminate the Agreement, by giving Acxiom at least six (6) months’ prior written notice and designating the termination date. In such event D&B shall be liable to pay to Acxiom the applicable amount specified in the applicable SOW, such payment not being a condition precedent to the termination. To the extent that D&B assumes (or offers to assume) any remaining obligation of Acxiom, the amount of such liability shall reduce the termination charge. Acxiom shall invoice D&B for such termination charges upon the effective date of termination, and such charges shall be due thirty (30) days after the effective date of termination.

(ii) Acxiom Seeks D&B’s Approval for Installation of New Third Party Software that is Commercially Available. If any such New Third Party Software that will be installed during the Term is Commercially Available, then prior to granting its approval for the installation of such New Third Party Software, D&B shall have the

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-29-

right to negotiate and obtain (or to have Acxiom negotiate and obtain on behalf of D&B) appropriate license, maintenance and/or pricing terms from the New Third Party Software vendor, applicable to D&B’s use of such New Third Party Software upon termination or expiration of this Agreement.

(iii) If Acxiom Fails to Seek D&B’s Approval for Installation of New Third Party Software. If Acxiom introduces any such New Third Party Software without first notifying D&B and obtaining its approval, as provided in items (x) and (y) above, then:

(A) if such New Third Party Software is not Commercially Available, then D&B may pursue such remedies available to D&B to which it may be entitled under this Agreement, at law and/or in equity (which D&B right shall survive termination or expiration of this Agreement); and

(B) if such New Third Party Software is Commercially Available, then Acxiom shall be responsible (including upon termination or expiration of this Agreement, which obligation shall survive termination or expiration of this Agreement):

(I) for administratively procuring for D&B (1) a license to such Commercially Available New Third Party Software, having license rights that are acceptable to D&B in its sole discretion, and (2) the right for D&B to receive maintenance for such Software after the expiration or termination of this Agreement and at commercially reasonable pricing and maintenance terms; or

(II) if Section 8.4(b)(iii)(B)(I) cannot be accomplished, for providing to D&B substitute software that is Commercially Available software and has license rights and maintenance terms that are acceptable to D&B in its sole discretion; provided that such substitute software shall: (1) provide substantially the same functionality and performance as the New Third Party Software it would replace; (2) be at no additional charge to D&B (except for applicable, commercially reasonable license fees and maintenance charges); and (3) be installed and integrated into the D&B environment by Acxiom at no additional charge to D&B.

(III) If neither Section 8.4(b)(iii)(B)(I) or 8.4(b)(iii)(B)(II) can be accomplished by Acxiom and if such New Third Party Software is necessary for the proper performance of the Services, then D&B may, by giving notice to Acxiom, terminate the applicable SOW, in whole or in-part and at no-cost or charge, as of a date specified in the notice of termination. Any termination by D&B for breach shall not constitute an election of remedies and shall be without prejudice as to D&B’s other rights resulting therefrom.

Acxiom shall be financially responsible for all costs and charges incurred in connection with such efforts as provided in this Section 8.4(b)(iii), not including license fees and maintenance charges.

D&B/Acxiom Confidential Information	-30-

(c) If requested by D&B during the Term (including if an event occurs that will result in a termination or expiration of this Agreement), Acxiom will provide to D&B a list of Third Party Software in use to provide the Services.

8.5	Rights in Newly Developed Materials.

(a) Newly Developed Software and Materials. Software and Materials developed pursuant to this Agreement by Acxiom or Authorized Subcontractors (alone or jointly with others) (“Developed D&B Materials”) shall include the following:

(i) newly developed Software and Materials that do not modify or enhance then existing Software and Materials; provided however, that:

(A) this shall not include any newly developed Software or Materials (including open source Software) to the extent such newly developed Software or Materials are installed within *** (such items installed within ***, the “Developed *** Materials”);

(B) prior to their development, as part of a joint design review pursuant to an SOW (the “Joint Review Meeting”), D&B and Acxiom shall review whether any of the proposed solution’s newly developed Software or Materials will be installed in whole or in part ***;

(C) if, as a result of the Joint Review Meeting pursuant to item (B) above, D&B has a reasonable concern about whether any such newly developed Software or Materials should be installed *** (i.e., since D&B does not own, by definition, any such newly developed Software or Materials installed *** except as otherwise provided in this Agreement (e.g., modifications to D&B Software as set forth in Section 8.5(a)(iii))), the parties shall mutually resolve such concern prior to the development of such Software or Materials at issue. For purposes of clarification, no newly developed Software or Materials (except for Standard *** Software Changes, as defined below) shall be installed *** without disclosure to and approval by D&B pursuant to a Joint Review Meeting; and

(D) if (1) any Software or Materials are developed pursuant to this Agreement and are installed in whole or in part ***, (2) such Software or Materials are not disclosed to and approved by D&B pursuant to the Joint Review Meeting described in items (B) and (C) above, and (3) such installation is not a Standard *** Software Change, as defined below (such Software or Materials described in items (1) – (3), the “Without Notice Material”), then upon either party’s written notice to the other that such an event has occurred, which notice is sent during the Term (including during any period of Termination/Expiration Assistance) or within eighteen (18) months after the effective date of termination or expiration, Acxiom shall (unless D&B instructs Acxiom, in its sole discretion, that any of the following actions are not necessary in order to provide D&B the same functionality and rights with respect to such Software or Materials at issue), at Acxiom’s sole cost:

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-31-

(I) modify and/or de-install the Without Notice Material that is installed ***, such that: (x) the Without Notice Material is no longer installed in whole or in part ***; and (y) the other Software or Material – whether in the *** layer (i.e., “below the line” as provided in Schedule F) or in the Application layer (i.e., “above the line” as provided in Schedule F) – to which the Without Notice Material relates is not materially degraded, in terms of the overall performance or functionality of the Software or Material;

(II) reconfigure or modify the Software and/or Material to which the Without Notice Material relates, so that such Software and/or Material are no longer dependent upon such Without Notice Material; provided that such Software and/or Material shall not be materially degraded, in terms of the overall performance or functionality of the Software or Material; and

(III) (x) provide to D&B substitute Software and/or Materials that (1) has the same functionality (as determined by D&B in its sole discretion) as the Without Notice Material; and (2) is deemed to be “Developed D&B Materials”; or (y) if item (x) is not possible, provide D&B a royalty-free license to third party software that is commercially available software and that has the same functionality (as determined by D&B in its sole discretion) as the Without Notice Material.

Sections 8.5(a)(i) – (ii) shall not be applicable to the following (i.e., to the extent installed ***, Acxiom does not need to notify D&B of the following and D&B shall not own the following): if Acxiom

(1) installs new Systems Software that will operate wholly *** (i.e., operate “below the line” as provided in
Schedule F); or

(2) modifies Systems Software residing wholly ***; or

(3) installs new Acxiom Software that constitutes Applications Software, that is developed outside of this Agreement, and (i) that will reside wholly ***, and (ii) for which there is no express charge to D&B hereunder for the development of such Applications Software; or

(4) installs new Applications Software that is Third Party Software and (i) that will reside wholly ***, and (ii) for which there is no express charge to D&B hereunder for the licensing of such Applications Software; or

(5) modifies Acxiom Software that constitutes Applications Software (i) residing wholly ***, and (ii) for which the there is no express charge to D&B hereunder for the modification of such Applications Software; or

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-32-

(6) modifies Applications Software that is Third Party Software (i) residing wholly ***, and (ii) for which the there is no express charge to D&B hereunder for the modification of such Applications Software (items (1) through (6), a “Standard *** Software Change”).

(ii) as between D&B and Acxiom and subject to any applicable third party license agreements, modifications to or enhancements (including derivative works) of, Third Party Software (including open source Software); provided however, that:

(A) this shall not include any such modifications or enhancements of Third Party Software to the extent such modifications or enhancements of Third Party Software are installed *** (such modifications and enhancements of Third Party Software installed ***, the “Developed Third Party *** Materials”);

(B) prior to their development, as part of a Joint Review Meeting, D&B and Acxiom shall review whether any of the proposed solution’s newly developed modifications or enhancements to Third Party Software will be installed in whole or in part ***;

(C) if, as a result of the Joint Review Meeting pursuant to item (B) above, D&B has a reasonable concern about whether any such newly developed modifications or enhancements to Third Party Software should be installed *** (i.e., since D&B does not own (as between D&B and Acxiom), by definition, any such items installed ***), the parties shall mutually resolve such concern prior to the development of such modifications or enhancements to Third Party Software at issue. For purposes of clarification, no modifications or enhancements of Third Party Software (except for Standard *** Software Changes, as defined above) shall be installed *** without disclosure to and approval by D&B pursuant to a Joint Review Meeting; and

(D) if (1) any modifications or enhancements to Third Party Software are developed pursuant to this Agreement and are installed in whole or in part ***, (2) such Software or Material are not disclosed to and approved by D&B pursuant to the Joint Review Meeting described in items (B) and (C) above, and (3) such installation is not a Standard *** Software Change, as defined above (such modifications or enhancements to Third Party Software described in items (1) – (3), the “Without Notice Third Party Material”), then upon either party’s written notice to the other that such an event has occurred, which notice is sent during the Term (including during any period of Termination/Expiration Assistance) or within eighteen (18) months after the effective date of termination or expiration, Acxiom shall (unless D&B instructs Acxiom, in its sole discretion, that any of the following actions are not necessary in order to provide D&B the same functionality and rights with respect to such Software or Materials at issue), at Acxiom’s sole cost:

(I) modify and/or de-install the Without Notice Third Party Material that is installed ***, such that: (x) the Without Notice Third Party Material is no longer installed in whole or in part ***; and (y) the other Software or Material – whether in the *** layer (i.e., “below the line” as provided in Schedule F) or in the Application layer (i.e., “above the line” as provided in Schedule F) – to which the Without Notice Third Party Material relates is not materially degraded, in terms of the overall performance or functionality of the Software or Material;

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-33-

(II) reconfigure or modify the Software and/or Material to which the Without Notice Third Party Material relates, so that such Software and/or Material are no longer dependent upon such Without Notice Third Party Material; provided that such Software and/or Material shall not be materially degraded, in terms of the overall performance or functionality of the Software or Material; or

(III) (x) provide to D&B substitute Software and/or Materials that (1) has the same functionality (as determined by D&B in its sole discretion) as the Without Notice Third Party Material; and (2) is deemed to be “Developed D&B Materials” (as between D&B and Acxiom); or (y) if item (x) is not possible, provide D&B a royalty-free license to third party software that is commercially available software and that has the same functionality (as determined by D&B in its sole discretion) as the Without Notice Third Party Material.

(iii) notwithstanding Sections 8.5(a)(i)-(ii) above:

(A) any modifications to, or upgrades or enhancements (including derivative works) of: (I) D&B Software, (II) D&B Materials, or (III) Materials to the extent they contain D&B Confidential Information;

(B) interfaces and process flows developed pursuant to this Agreement; provided however, that Developed D&B Materials (I) shall include interfaces that are solely *** (i.e., “above the line” that separates the *** from the Application layer, as depicted in Schedule F); (II) shall not include interfaces that are solely *** (i.e., “below the line” that separates the *** from the Application layer, as depicted in Schedule F); and (III) shall include interfaces that connect the *** layer to the Application layer sitting “on top of” the *** (i.e., interfaces that transverse or extend across the line that separates the *** from the Application layer, as depicted in Schedule F.

(C) D&B business rules, business logic, work flows, business specifications, requirements, and related documentation (1) developed for the D&B Software, D&B Materials, and/or the Services and/or (2) as described in SOWs hereunder; and

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-34-

(D) anything identified in Schedule F as Developed D&B Materials.

(iv) notwithstanding the previous language in this Section 8.5(a), items expressly identified as “Deliverables” within any SOW.

(b) Rights. D&B shall have all Intellectual Property Rights and all right, title, and interest (limited to the extent permitted by the terms of any governing Third Party Software licenses with respect to Section 8.5(a)(ii) above) in and to Developed D&B Materials and all copies made from them. With respect to Developed D&B Materials, Acxiom shall have the rights granted in Section 8.1.

(c) Works Made for Hire. Developed D&B Materials shall be deemed “works made for hire” for D&B for purposes of copyright law. All Developed D&B Materials shall belong solely and exclusively to D&B, and D&B will possess all ownership rights in and to such Developed D&B Materials, and all Intellectual Property Rights associated therewith. Acxiom shall include and enforce appropriate provisions in all subcontracts to ensure D&B’s exclusive ownership of Deliverables as set forth and described herein. If, and to the extent, any of the Developed D&B Materials are not deemed “works made for hire” by operation of law, Acxiom hereby irrevocably assigns, transfers and conveys to D&B without further consideration all of its right, title and interest in such Developed D&B Materials, including all Intellectual Property Rights in such materials. D&B (and its successors and assigns) may obtain and hold in their own name all such Intellectual Property Rights in and to such materials. Acxiom agrees to execute any documents or take any other actions as may reasonably be necessary, or as D&B may reasonably request, to perfect D&B’s ownership of any such Developed D&B Materials, without additional consideration and regardless of whether during or after the Term. Within a reasonable time after their creation (but in no event more than twice a year), Acxiom shall provide D&B written notice of any Developed D&B Materials created hereunder.

(d) Developed Third Party *** Materials. With respect to Developed Third Party *** Materials developed or created specifically for D&B (limited to the extent permitted by the terms of any governing Third Party Software licenses) and with respect to Developed *** Materials developed or created specifically for D&B (collectively, “Specific *** Materials”):

(i) Acxiom hereby agrees that, as and to the extent necessary for D&B (and designees thereof for the sole purpose of providing services to D&B) to perform work and/or receive Services during the Term as permitted under this Agreement, Acxiom shall grant to D&B and such third parties for no additional

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-35-

consideration an irrevocable, worldwide, fully paid-up, nonexclusive license to Use such Specific *** Materials (including source code, programmer interfaces, available documentation, manuals and other materials necessary for the Use thereof) during the Term; and

(ii) Acxiom hereby grants to D&B (and designees thereof for the sole purpose of providing services to D&B), effective after the expiration or earlier termination of this Agreement, for no additional consideration a perpetual, irrevocable, worldwide, fully paid-up, nonexclusive license to Use such Specific *** Materials (including source code, programmer interfaces, available documentation, manuals and other materials necessary for the Use thereof). If requested by D&B, the parties shall mutually agree on applicable terms for Acxiom’s support of such Specific *** Materials after expiration or termination of this Agreement; provided that in no event shall such terms be more restrictive or require greater consideration than offered by Acxiom to similar entities in similar circumstances.

(iii) Notwithstanding the foregoing, Acxiom expressly does not grant to D&B any license to any or all Software provided under public or open source third party license terms (“Ancillary Software”), unless otherwise mutually agreed by the parties. Ancillary Software may be obtained by D&B from third party open source repositories and shall be subject to the terms and conditions of any software license agreements applicable to such Ancillary Software. D&B shall not at any time use any Ancillary Software in conjunction with any Developed Acxiom *** Materials, unless mutually agreed by the parties.

(e) Source Code. To the extent any Developed D&B Material consist of Software, Acxiom shall provide source code and artifacts (e.g., documentation, use cases, test scripts, design models, activity diagrams, systems configuration) that Acxiom has in its possession or its subcontractors have in their possession for such Software portion of the Developed D&B Material: (i) if such Software portion of the Developed D&B Material is provided under this Agreement (or an SOW hereunder); or (ii) as otherwise provided in this Agreement (or an applicable SOW hereunder). Acxiom shall provide such source code and artifacts promptly (A) upon any reasonable request from D&B during the Term, and (B) upon termination or expiration of this Agreement (or an applicable SOW hereunder).

(f) Embedded Acxiom Material In Developed D&B Materials Provided to D&B. If Acxiom, in connection with this Agreement and/or an SOW hereunder, bundles, embeds, or otherwise includes or appends any Acxiom Owned Material (but not including any AbiliTec Software links or InfoBase data) (the foregoing in this sentence, collectively, “Embedded Acxiom Material”) within or to any Developed D&B Materials provided to D&B under this Agreement and/or any SOW hereunder, Acxiom will provide D&B a written description of any such Embedded Acxiom Material. Acxiom hereby grants (or provides, in the case of third party Embedded Acxiom Material) to D&B, D&B’s Affiliates, and D&B’s third party service providers (who

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-36-

receive such materials for the sole purpose of providing services to D&B): a worldwide, perpetual, non-exclusive, irrevocable, and paid-up license to use and modify such Embedded Acxiom Material solely in connection with D&B’s use of the associated Developed D&B Materials and only to the extent that the Embedded Acxiom Material remains integrated into or appended to the Developed D&B Materials. This license is transferable (i) among D&B and its Affiliates, and (ii) in connection with the assignment or transfer of this Agreement or the affected SOW. This license includes use or inclusion of Embedded Acxiom Material in or in connection with any distribution, sublicense, derivative work, adaptation, modification, display, performance, or reproduction of any such Developed D&B Materials by or on behalf of D&B but only to the extent such use or inclusion remains consistent with the purposes for which the Developed D&B Materials were provided. This license does not include the right to reverse engineer, decompile, or disassemble the Embedded Acxiom Material. Upon (A) any reasonable request from D&B during the Term and/or (B) upon termination or expiration of this Agreement (or an applicable SOW hereunder), Acxiom will ***. ***. When Acxiom provides *** to D&B, the foregoing license shall be deemed *** the Embedded Acxiom Material.

8.6	Residual Knowledge.

Nothing contained in this Agreement shall restrict a party from the use of any general ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided mental impressions of such party’s personnel relating to the Services which either party, individually or jointly, develops or discloses under this Agreement, provided that in doing so such party does not breach its obligations under Article 16 or infringe the Intellectual Property Rights of the other party or third parties who have licensed or provided materials to the other party. Except for the license rights contained in this Article 8, neither this Agreement nor any disclosure made hereunder grants any license to either party under Intellectual Property Rights of the other party. This Section 8.6 shall survive termination or expiration of this Agreement.

8.7	Acxiom’s Patents.

Acxiom (on its own behalf and on behalf of its Affiliates) covenants not to assert against or sue D&B and its Affiliates (including Former Affiliates, without regard to how long they have been Former Affiliates, notwithstanding the eighteen (18) month condition in the definition thereof) during or at any time following the Term with respect to any claim for infringement of any patent owned or licensed by Acxiom or its Affiliates where: (a) D&B’s or its Affiliate’s use which constitutes such infringement began during the Term, (b) the infringing process, product, Material or act was installed and/or implemented into services for D&B, services utilized by D&B and/or D&B’s processes by Acxiom in connection with the Services provided under this Agreement, and (c) Acxiom did not provide D&B prior written notice that (and did not receive D&B’s written approval of the following): (i) Acxiom was installing or

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-37-

implementing such process, product, Material or act, and (ii) such installation or implementation would result in the services for D&B, services utilized by D&B and/or D&B’s processes being subject to a patent owned or licensed by Acxiom or its Affiliates; provided that in no event shall this Section 8.7 apply to Acxiom’s AbiliTec Software patents (but rather, D&B’s rights with respect to the AbiliTec Software are as provided in the S&M Agreement); and provided further that if Acxiom notifies D&B of a specific patent or patents that is or are being infringed upon by D&B or its Affiliates, identifying with reasonable particularity the process or function being performed by or for D&B or its Affiliates which infringes such patent (the “Specific Patent Notice”), then (A) thirty-six (36) months after D&B’s receipt of such Specific Patent Notice, if such notice is provided by Acxiom during the Term; or (B) twenty-four (24) months after the date of such Specific Patent Notice, if such notice is provided by Acxiom after expiration of the Term, Acxiom or its Affiliates may bring suit against D&B and/or its Affiliates for any infringement of the patent which was the subject of the notice and which occurs following the expiration of the applicable time period (as provided in items (A)-(B) above). This Section 8.7 shall survive expiration or termination of this Agreement.

8.8	Export.

The parties acknowledge that certain Software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under Applicable Laws. Neither party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations. To the extent within Acxiom’s control, Acxiom shall be responsible for, and shall coordinate and oversee, compliance with such export laws in respect of such items exported or imported hereunder.

8.9	Certain Manuals/Procedures.

In its performance of the Services, Acxiom shall provide D&B (whether newly developed or derivative of Acxiom Materials) certain manuals, training materials and other materials containing Acxiom’s technical or operational procedures, including the Procedures Manual, work flows, run books and the Change Control Procedure (the foregoing “Certain Manuals/Procedures”). Acxiom hereby grants to D&B (and designees thereof for the sole purpose of providing services to D&B) for no additional consideration a perpetual, irrevocable, worldwide, fully paid-up, nonexclusive license to Use such Certain Manuals/Procedures both during the Term and after the expiration or termination of this Agreement.

9.	FACILITIES

9.1	D&B Obligations.

D&B will provide to Acxiom during the Term: (a) one (1) dedicated workstation cube in D&B’s Parsippany, NJ facilities; (b) a mutually agreed number of dedicated workstation cubes in D&B’s Lehigh Valley, PA facilities; and (c) fixtures designated by D&B. If necessary, SOWs hereunder shall identify any terms with respect to (i) D&B making available certain D&B facilities for use by Acxiom in performing Services with respect to such SOW and (ii) Acxiom’s use of such facilities. D&B facilities shall be made available to Acxiom on an “AS-IS” basis, with no warranties whatsoever.

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9.2	Acxiom Obligations.

(a) Acxiom shall use the D&B facilities in an efficient manner and in a manner that is coordinated, and does not interfere, with D&B’s other business operations. Acxiom shall be responsible for any damage to the D&B facilities resulting from the abuse, misuse, neglect, or gross negligence of Acxiom or other failure to comply with its obligations respecting the D&B facilities.

(b) Upon notice from D&B, Acxiom shall provide D&B with appropriate, limited access to D&B data repositories in which D&B Data is stored, for the purpose of determining data problems with respect to D&B Data.

9.3	Offshore Facilities.

Prior to any Acxiom-initiated relocation of any Services (including the material reallocation of the volume or nature of the work provided or processed) from any facility from which the Services are provided (whether inside or outside the United States) to an offshore facility (i.e., outside of the United States), Acxiom will seek D&B’s prior written approval, which may be granted or withheld in D&B’s reasonable discretion. Acxiom will manage any such approved offshore relocations in accordance with the Agreement and a migration plan to be prepared by Acxiom and approved by D&B. Prior to seeking D&B’s approval of any such proposed offshore relocation, Acxiom will fully examine and evaluate the effects of the contemplated relocation on the Services and D&B, including the operational, technical, security, regulatory, and other effects, and will prepare and submit to D&B an analysis of the effects. Acxiom will have financial responsibility for all additional costs, taxes and other expenses related to any Acxiom-initiated relocation of an operational facility from which the Services are provided.

10.	PERFORMANCE STANDARDS

10.1	General.

(a) Quantitative performance standards for certain of the Services (“Service Levels”) are set forth, if necessary, in the applicable SOW to this Agreement. At all times Acxiom’s level of performance shall be at least equal to the Service Levels.

(b) With respect to Service Levels provided in an SOW, Acxiom shall meet Service Levels as of the applicable SOW Effective Date; provided however, that where an SOW includes a Service Level that does not contain a minimum metric within this Agreement (including Schedule B), then the SOW may include an initial verification period of no more than three (3) months, during which Acxiom shall measure and report on the proposed Service Level on a monthly basis.

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10.2	Failure to Perform.

(a) Each time Acxiom fails to meet a Performance Standard, Acxiom shall:

(i) investigate, assemble, and preserve pertinent information with respect to, and report on the causes of, the problem, including performing a root cause analysis of the problem(s);

(ii) advise D&B, as and to the extent requested by D&B, of the status of remedial efforts being undertaken with respect to such problem;

(iii) minimize the impact of and correct the problem(s) and begin meeting the Performance Standard; and

(iv) take appropriate preventive measures so that the problem does not recur.

(b) Acxiom recognizes that its failure to meet Critical Service Levels (as set forth in each SOW hereunder) may have a material adverse impact on the business and operations of D&B and that the damage from Acxiom’s failure to meet a Critical Service Level is not susceptible of precise determination. Accordingly, if Acxiom fails to meet Critical Service Levels for reasons other than the wrongful actions of D&B or circumstances that constitute a Force Majeure Event, then in addition to any non-monetary remedies available to D&B under this Agreement, at law or in equity, D&B may elect in lieu of pursuing other monetary remedies to recover as its sole and exclusive monetary remedy for such failure to meet Critical Service Levels the Service Level Credits specified in each SOW hereunder. This Section 10.2(b) shall not limit D&B’s rights with respect to the events upon which D&B may rely as a basis for D&B’s termination of this Agreement for cause, which are in addition to, and not a substitution for, such provisions.

(c) With respect to the Service Levels provided in an SOW, *** percent (***%) of Acxiom’s aggregate monthly At Risk Charges under the applicable SOW (as defined in Section 10.2(d) below) shall be at risk each month for Service Level Credits (the “Amount at Risk”). D&B may allocate *** (***) percentage points among Critical Service Levels in the applicable SOW hereunder, for the purpose of calculating Service Level Credits; provided, however that D&B may not allocate more than *** (***) percentage points to a single Critical Service Level. For example, if Acxiom fails to meet a Critical Service Level appearing in an SOW to which D&B has allocated *** (***) percentage points, the applicable Service Level Credit will equal *** percent (***%) of the Amount at Risk (which equals *** percent (***%) of Acxiom’s monthly Charges under such SOW), for the month in which the failure occurs.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-40-

(d) “At Risk Charges” as specified in the applicable SOW shall mean the Charges provided in such SOW, as adjusted for any RRCs and ARCs (but without deduction for any Service Level Credits). The term “At Risk Charges” does not include (i) Pass-Through Expenses, (ii) Out-of-Pocket Expenses, and (iii) taxes. Acxiom proposals for any New Services that would be ongoing during the Term (and Change Orders or SOWs implementing such new Services) shall not include assumptions or conditions excepting the proposed charges (which would become Charges pursuant to an SOW) for such proposed New Services from any ultimate At Risk Charges.

(e) Upon 120 days’ notice to Acxiom (unless otherwise provided for in an applicable SOW), D&B may, in its sole discretion: (i) change the designation of any Service Level to a Critical Service Level, or change the designation of any Critical Service Level to a non-Critical Service Level; and (ii) reallocate the Service Level Credit percentages among the Critical Service Levels.

10.3	User Satisfaction.

Acxiom and D&B will conduct a survey at agreed-to intervals (not less than annually) of an agreed upon percentage of the D&B user community. The surveys shall be designed to determine the level of user satisfaction and areas where user satisfaction can be improved. Such surveys shall include representative samples of each major category of user of the Services within D&B. Acxiom and D&B will mutually agree on the form and content of the surveys, which shall be no less thorough than Acxiom’s customary user satisfaction program. The parties will jointly review the results of the surveys, and Acxiom will develop and implement a plan to improve user satisfaction in areas where user satisfaction is low. D&B’s satisfaction shall be an element of Acxiom employees’ personnel measurements and a key factor in determining business unit success. Such factors shall comprise a significant percentage of the variable incentive compensation pay of each individual holding a Key Acxiom Position.

10.4	Periodic Reviews.

As more fully described in Schedule B and as may be set forth in certain SOWs, at least annually the parties shall review the Service Levels and shall make adjustments to them as appropriate to reflect improved performance capabilities associated with advances in the technology and methods used to perform the Services. The parties expect and understand that the Service Levels will be improved over time.

10.5	Measurement and Monitoring Tools.

Acxiom shall utilize the necessary measurement and monitoring tools and procedures required to measure and report Acxiom’s performance of the Services against the applicable Service Levels. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels, and shall be subject to audit by D&B. *** during the Term, Acxiom shall implement (and provide for D&B’s use) functionality allowing D&B the ability to monitor Service Level performance via on-line access to monthly reports.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-41-

11.	PROJECT AND CONTRACT MANAGEMENT

11.1	Steering Committee.

The parties shall form a steering committee to facilitate communications between them (the “Steering Committee”). The Steering Committee shall be initially composed of (i) the collective members of D&B’s Technology Leadership Team or their designees; (ii) the Acxiom Industry Executive, the Acxiom Client Executive, and the Acxiom Delivery Executive, or their designees; and (iii) such other persons as may be mutually agreed by the parties. The composition of the Steering Committee as of the Global Effective Date is set forth on Schedule D. D&B and Acxiom may substitute other individuals, either temporarily due to the unavailability of a designated individual or permanently.

11.2	Reports and Meetings.

(a) Reports. With respect to each SOW, Acxiom shall provide the reports indicated in the applicable SOW, at the frequency indicated therein. Acxiom shall provide D&B with suggested formats for such reports for D&B’s review and approval. As specified in the applicable SOW, Acxiom shall provide D&B the capability to (A) remotely access reports (both management and operational reports) online; (B) access all supporting information for reports; and (C) manipulate such reports and supporting information and generate new reports. In addition, Acxiom shall offer to D&B those reports that Acxiom then-currently makes generally available to its customers.

(b) Meetings. The parties shall hold joint meetings between representatives of D&B and Acxiom as described below and as set forth in each SOWs. As applicable, an SOW shall indicate the meetings and frequency of meetings to be held between representatives of the parties with respect to the subject matter of such SOW. Acxiom shall prepare and circulate an agenda sufficiently in advance of each such meeting to give participants an opportunity to prepare for the meeting. Acxiom shall incorporate into such agenda items that D&B desires to discuss. At D&B’s request, Acxiom shall prepare and circulate minutes promptly after a meeting, although D&B shall not be bound thereto and D&B shall not be obligated to correct or object to any errors therein. Such meetings shall include the following:

(i) a weekly meeting of the D&B Contract Executive and the Acxiom Project Executive to discuss day-to-day operations and such other matters as appropriate;

(ii) a monthly meeting among operational personnel representing D&B and Acxiom to discuss the Monthly Performance Report, daily performance, planned or anticipated activities and changes that might adversely affect performance, and otherwise to address, review and discuss matters specific to D&B;

D&B/Acxiom Confidential Information	-42-

(iii) a quarterly management meeting of the Steering Committee to review the reports for the quarter, review Acxiom’s overall performance under the Agreement, review progress on the resolution of issues, provide a strategic outlook for D&B’s IT requirements, and discuss such other matters as appropriate;

(iv) an annual senior management meeting by the parties to review relevant contract and performance issues; and

(v) such other meetings between D&B representatives and Acxiom Personnel reasonably requested by either party as necessary to address performance of the Services.

11.3	Procedures Manual.

(a) An SOW may specify that Acxiom shall develop, establish, maintain, and comply with a procedure manual (the “Procedures Manual”) for the Services provided under such SOW. D&B’s rights to use such Procedures Manual are as provided in Section 8.9 above. The Procedures Manual shall be suitable for use by D&B to understand the Services under the applicable SOW and shall describe:

(i) how Acxiom shall perform and deliver the Services under this the applicable SOW;

(ii) the Equipment and Software being used, and the documentation (e.g., operations manuals, user guides, specifications) which provides further details of such activities;

(iii) the activities Acxiom proposes to undertake in order to provide the Services, including those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken to provide services of the type Acxiom is to provide hereunder;

(iv) descriptions of the acceptance testing and quality assurance procedures approved by D&B; and

(v) Acxiom’s problem management and escalation procedures, and the other standards and procedures of Acxiom pertinent to D&B’s interaction with Acxiom in obtaining the Services.

(b) Acxiom shall periodically update each Procedures Manual to reflect changes in the operations or procedures described therein. Updates of the Procedures Manuals shall be provided to D&B for review, comment, and approval. Acxiom shall perform the Services in accordance with the Procedures Manuals. The Procedures Manuals shall not be used to amend this Agreement. If there is a conflict between the provisions of this Agreement and the Procedures Manual, the provisions of this Agreement shall control.

D&B/Acxiom Confidential Information	-43-

11.4	Change Control.

(a) The responsibility for establishing the performance standards and strategic direction of D&B shall at all times remain with D&B. Acxiom, in performing the Services, shall conform to and shall support such performance standards and strategic direction (including those performance standards included within each SOW).

(b) Acxiom shall comply with the following change control requirements:

(i) Prior to using any new Software or new Equipment to provide the Services, Acxiom shall have verified that the item (A) is consistent with (1) the performance standards provided in Schedule B and provided within each applicable SOW, and (2) the strategic direction specified by D&B, (B) has been properly installed, (C) is operating in accordance with its specifications, and (D) is performing its intended functions in a reliable manner. In all circumstances the ability to restore to prior operational capabilities shall be maintained.

(ii) Acxiom shall not make the following changes, including implementing a change in technology, without first obtaining D&B’s approval, which approval D&B may withhold in its discretion:

(A) a change adversely affecting the function or performance of, or decreasing to any significant degree the resource efficiency of, the Services;

(B) a change increasing D&B’s Charges, or other costs or fees of (or to) D&B;

(C) a change inconsistent with the performance standards or strategic direction specified by D&B; or

(D) a change impacting the way in which D&B conducts its business or operations, which impact D&B considers to be adverse.

Acxiom may make temporary changes required by an emergency if it has been unable to contact an appropriate D&B manager to obtain such approval after making reasonable efforts. Acxiom shall document and promptly report such emergency changes to D&B, which changes shall then be subject to D&B’s approval hereunder.

(iii) Acxiom shall move programs from development and test environments to production environments in a controlled and documented manner, so that no changes are introduced into the programs during such activity, and with the full capability of restoring to the prior state until the programs have been established as fully operational.

D&B/Acxiom Confidential Information	-44-

(c) Schedule A includes the parties’ approved change control procedure (the “Change Control Procedure”) detailing how Acxiom will control changes to D&B’s IT environment pertaining to the Services. The parties may agree to further more detailed and technical procedures for implementing changes, provided that such further procedures comply with the Change Control Procedure. The Change Control Procedure shall not be used to amend this Agreement (or any SOW hereunder). If there is a conflict between the provisions of this Agreement (or any SOW hereunder) and the Change Control Procedure, the provisions of this Agreement (or such SOW) shall control.

(d) Each time that Acxiom makes a change in the operating environment (a “System Change”) that (individually or cumulatively with prior changes) results in a material increase in the amount of Charges due under any SOW, Acxiom shall perform a benchmark comparison, at a reasonable and mutually agreed upon level of detail, between the amount of billable Resource Units or other chargeable resources pursuant to an SOW required to perform a representative sample of the processing affected by such change being performed for D&B (i) immediately prior to the System Change and (ii) immediately after the System Change.

(e) D&B shall be required to pay for increased resource usage due to a System Change only:

(i) if D&B requests the System Change or has provided informed consent for such System Change (i.e., specifically recognizing in such consent that it might result in increased Charges),

(ii) such System Change is required by this Agreement, or

(iii) such increased resource usage is caused by D&B’s increased or changed requirements.

If following a System Change Acxiom contends that D&B should be required to pay for increased resource usage, D&B shall be required to pay for increased usage only as and to the extent that Acxiom is able to demonstrate that increased usage is due to one of the conditions set forth in the first sentence of this paragraph.

11.5	Use of Subcontractors and Other Support.

(a) Subject to Section 11.5(c), except as and to the extent D&B may agree otherwise in writing, Acxiom may subcontract its obligations under any SOW only in accordance with the following:

(i) The agreed upon subcontractors of Acxiom, if any, shall be listed in the applicable SOW for the particular scope of the efforts described therein.

(ii) Prior to entering into any subcontract with a third party, Acxiom shall give D&B reasonable prior notice specifying the components of the Services affected, the scope of the proposed subcontract, and the identity and qualifications of the proposed subcontractor. At D&B’s request, Acxiom shall forward to D&B a description of the scope and material terms (other than financial) of the

D&B/Acxiom Confidential Information	-45-

subcontract or proposed subcontract. D&B may approve or disapprove of proposed subcontractors, such approval not to be unreasonably withheld (except in the case of D&B Competitors, in which case D&B may withhold its approval in its sole discretion).

(iii) If any subcontractor is approved (as provided in this Section 11.5(a)) to provide Services pursuant to an SOW, then such SOW shall list the subcontractor, including the firm name, a description of the work to be subcontracted, and information about such subcontractor’s qualifications.

(b) D&B may revoke its approval of a subcontractor and direct Acxiom to replace such subcontractor if the subcontractor (i) breaches obligations or performance requirements pursuant to this Agreement, (ii) commits material misconduct or wrongdoing, or (iii) is responsible for failures to meet Performance Standards pursuant to this Agreement. Approval of a subcontractor that at the time of approval is a Majority-Owned Affiliate of Acxiom shall be automatically revoked if such subcontractor becomes a D&B Competitor or a majority-owned Affiliate of a D&B Competitor.

(c) Acxiom may, without D&B’s approval and without the necessity of providing notice to D&B as provided in Section 11.5(a)(i), in the ordinary course of business, subcontract for third party services or products that are not dedicated to D&B or that are not material to a particular function constituting a substantial part of the Services, and that, in either case, do not result in a material change in the way Acxiom conducts its business, provided such subcontract does not adversely affect D&B, whether in performance of or Charges for the Services or otherwise. If D&B expresses concerns to Acxiom about a subcontract covered by this Section 11.5(c), Acxiom shall discuss such concerns with D&B and work in good faith to resolve D&B’s concerns on a mutually acceptable basis.

(d) Acxiom shall remain responsible for obligations, services, and functions performed by subcontractors to the same extent as if such obligations, services, and functions were performed by Acxiom employees, and for purposes of this Agreement and any applicable SOW: (i) such work shall be deemed work performed by Acxiom’s employees; and (ii) references to a “party” shall include Acxiom’s subcontractors (e.g., for liability purposes, as provided in
Section 20.2(c)(v) of this Agreement). Acxiom shall ensure that its contracts with each subcontractor substantially comply with all confidentiality, regulatory, and similar obligations of Acxiom, such as GLB and HIPAA. Even if there is no breach of the underlying obligation in the previous sentence, a failure to obtain such contractual “substantial compliance” from a subcontractor with access to D&B Confidential Information or D&B Data shall be a material breach of the Agreement. Acxiom shall be D&B’s sole point of contact regarding the Services, including with respect to payment. Acxiom shall not disclose D&B Confidential Information to a subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of Acxiom under this Agreement.

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(e) To the extent subcontractors, agents, representatives and other entities perform, or otherwise provide support to Acxiom related to, the Services, Acxiom shall cause such entities to substantially comply with the obligations and restrictions applicable to Acxiom under this Agreement, and Acxiom shall disclose D&B Confidential Information to subcontractors only on a need-to-know basis.

11.6	Technology Plan.

Each Contract Year, Acxiom shall prepare (in collaboration with D&B) an annual technology plan in accordance with the provisions of this Section 11.6 and subject to Section 11.4(a) (the “Technology Plan”). For clarification, if the Technology Plan recommends modification to D&B equipment, software and/or technology assets, the express written approval of D&B shall be required, before Acxiom implements any such recommendations. Each Technology Plan after the first shall review and assess the immediately preceding Technology Plan. The Technology Plan shall consist of a three-year plan and an annual implementation plan as described below.

(a) Three-Year Plan. The Technology Plan shall focus on the then-next three (3) year time-frame for provision of such products and services to D&B, and shall include an assessment of the appropriate direction for such systems and services in light of D&B’s business priorities and strategies and competitive market forces (to the extent such business information is provided by D&B to Acxiom). The Technology Plan shall include a specific identification of proposed software and hardware strategies and direction, a cost projection, a cost/benefit analysis of any proposed changes, a description of the types of personnel skills and abilities needed to respond to any recommended changes or upgrades in technology, a general plan and a projected time schedule for developing and achieving the recommended elements, and references to appropriate information services operations platforms that support service level requirements, exploit industry trends in production capabilities and provide potential price performance improvement opportunities. The Technology Plan shall include the provision of sales and marketing solution (SM&S) products and services to D&B, and strategies for improving such.

(b) Annual Implementation Plan. As necessary to support the overall objectives and directions of the three-year plan, the annual implementation plan shall provide specific guidance as to the information services requirements, projects and plans for the upcoming year, including details on operations, maintenance backlog and development activities. The annual implementation plan shall include a summary review of Acxiom’s performance of the Services in the year then concluding, and shall provide updates and revisions of the long-term plan as appropriate. An annual implementation plan shall be prepared for each year of the Agreement. As part of the process for preparing the annual implementation plan, the parties shall review the overall operation of the Agreement to ensure that the Services continue to meet D&B’s strategic IT requirements.

(c) Drafting Responsibility. Acxiom shall submit to D&B a draft of each Technology Plan for D&B’s review and approval (subject to the last sentence of this Section 11.6(c)), which draft shall have been developed with input from key

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business users of D&B. Acxiom shall submit the final Technology Plan within fifteen (15) days after receiving D&B’s comments. With respect to D&B’s review and approval of each Technology Plan, D&B shall have the right to review the entirety of each draft of the Technology Plan, and D&B shall have the right to approve only those portions of the Technology Plan that describe changes (including proposed changes) that (i) would require D&B to invest in additional equipment, software and/or technology assets, and/or (ii) could adversely impact (A) the Services or (B) D&B equipment, software and/or technology assets that interact with Acxiom’s infrastructure.

(d) Technology Plan Timing and Update. The schedule for developing and delivering each Technology Plan shall be coordinated to support D&B’s annual business planning cycle and the annual senior management meeting described in Section 11.2(b)(iv). Acxiom shall recommend modifications to the Technology Plan as it deems appropriate, and shall revise the Technology Plan as requested or approved by D&B.

11.7	Quality Assurance and Improvement Programs.

As part of its total quality management process, Acxiom shall provide continuous quality assurance and quality improvement through: (a) the identification and application of proven techniques and tools from other installations within its operations (i.e., “Best Practices”); and (b) the implementation of concrete programs, practices and measures designed to improve Performance Standards. Such procedures shall include checkpoint reviews, testing, acceptance, and other procedures for D&B to confirm the quality of Acxiom’s performance, and shall be included in the Procedures Manual. Acxiom shall utilize project management tools, including productivity aids and project management systems, as appropriate in performing the Services.

11.8	Coordination of Additional Marketing to D&B.

Acxiom shall coordinate all marketing efforts for expansion of the Services (including any proposed New Services) to D&B and its Affiliates with, and comply with the rules of engagement provided from time to time by, the D&B Contract Executive.

11.9	Cooperation With D&B Third Parties.

Acxiom shall cooperate fully with D&B or with any third party appointed or engaged by D&B to the extent that such cooperation may be necessary to permit D&B or such third party to complete its work (including to the extent such D&B or third party work is related to or impacted by the Services).

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12.	AUDITS; RECORDS RETENTION

12.1	Audit Rights.

(a) Acxiom shall maintain a complete audit trail of all financial and non-financial transactions resulting from this Agreement. Acxiom shall provide to D&B, its auditors (including internal audit staff and external auditors), inspectors, regulators, customers and other representatives as D&B may from time to time designate in writing, access at all reasonable times (and in the case of regulators at any time required by such regulators) to any facility or part of a facility at which either Acxiom or any of its subcontractors is providing the Services, to Acxiom Personnel, and to data and records relating to the Services for the purpose of performing audits and inspections of either Acxiom or any of its subcontractors during the Term and for the period Acxiom is required to maintain records hereunder to:

(i) verify the accuracy of charges hereunder (including the Charges) and invoices;

(ii) verify the integrity of D&B Data and examine the systems that process, store, support and transmit that data; and

(iii) examine Acxiom’s performance of the Services and conformance to the terms of this Agreement including, to the extent applicable to the Services and to the charges hereunder (including the Charges) therefor, by performing audits:

(A) of practices and procedures;

(B) of systems, Equipment and Software;

(C) of supporting information and calculations regarding compliance with Performance Standards;

(D) of general controls and security practices and procedures;

(E) of disaster recovery and back-up procedures; and

(F) as necessary to enable D&B to meet, or to confirm that Acxiom is meeting, applicable regulatory and other legal requirements.

(b) Acxiom shall provide to such auditors, inspectors, regulators, and other representatives such assistance as they request, including installing and operating audit software. Acxiom shall cooperate fully with D&B or its designees in connection with audit functions and with regard to examinations by regulatory authorities. D&B’s auditors and other representatives shall comply with Acxiom’s standard and customary security requirements, and D&B’s auditors shall execute with Acxiom a nondisclosure agreement in a form substantially similar to that in Schedule J.

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(c) Acxiom shall conduct audits of or pertaining to the Services in such manner and at such times as is consistent with the audit practices of well managed operations performing services similar to the Services. Acxiom shall perform a security audit at least annually.

(d) Acxiom’s obligations with respect to this Section 12.1 are subject to the following:

(i) The first three (3) D&B audits during each calendar year shall be provided by Acxiom at no-cost to D&B, each of which three (3) audits may be of any type (i.e., financial, security, regulatory); provided that D&B shall be entitled to perform additional audits so long as D&B pays certain Acxiom costs relating to such audits as described in
Section 12.1(d)(ii) below. Notwithstanding the previous sentence, “security walk-throughs” of Acxiom premises shall not be considered “audits” which qualify as one (1) of the three (3) no-cost audits described in the previous sentence, and Acxiom agrees that it will cooperate with and provide such security walk-throughs to D&B during the Term at no-cost.

(ii) With regard to additional audits during a calendar year (after the first three (3) D&B audits during such calendar year), if Acxiom’s provision of cooperation and support for any audit will cause Acxiom to expend additional resources that it otherwise would not spend in the normal course of providing the Services, Acxiom will notify D&B of such requirement for additional resources. Upon D&B’s authorization, Acxiom will provide such assistance, and D&B will be charged at the T&M Rates provided in Schedule C for person hours expended by Acxiom Personnel in providing such cooperation and assistance specifically requested by D&B in connection with such additional audits. Notwithstanding the previous sentence, there shall be no additional charge to D&B for any cooperation and assistance provided by any Acxiom Personnel who fills a Key Acxiom Position. Except as provided in this
Section 12.1(d)(ii), there shall be no additional charge to D&B for cooperation and assistance provided by Acxiom in connection with audits.

(iii) Any third party auditors, inspectors, and other such representatives utilized by D&B in the performance of audits may not be Acxiom Competitors.

(iv) D&B shall provide Acxiom reasonable advance notice of any audit; provided that advance notice shall not be required: (A) in the case of suspected fraud or unlawful activity; or (B) in the case of regulatory audits, if such regulators do not provide D&B advance notice but require an immediate audit (and D&B notifies Acxiom of such in a timely manner).

(v) Audits shall be designed not to (A) interfere with Acxiom’s ability to perform the Services in accordance with the Service Levels, unless D&B provides Acxiom with appropriate relief from meeting the affected Service Levels, or (B) disrupt Acxiom’s performance of services for other Acxiom customers.

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12.2	SAS 70 Audit.

(a) In addition to the audits provided in Section 12.1, Acxiom will cause to be conducted an annual third party audit of its data center operations providing the Services. The audit described in this Section will be conducted by a national major auditing firm, in conformance with the requirements for a Type II audit under American Institute of Certified Public Accountants Statements of Auditing Standards No. 70 (“SAS 70”), or any successor or substitute statement adopted by such, and its scope will include the processes and internal controls maintained by Acxiom to provide the Services. Promptly after completion of each such SAS 70 audit (or comparable audit), Acxiom will provide D&B with a copy of the audit report. In addition, Acxiom will promptly correct any concerns or weaknesses expressed in the audit report and will provide a summary report promptly to D&B of those responses and Acxiom’s success in correcting those concerns or weaknesses.

(b) If D&B requests that a SAS 70 audit be performed by Acxiom at a time that is different than as provided by Acxiom pursuant to its regular auditing and reporting cycle, Acxiom shall deliver to D&B a written certification from a knowledgeable financial executive of Acxiom that: (a) contains a written representation that Acxiom’s internal controls as represented in the most recent SAS 70 audit report remain in all material respects unchanged through the date of the letter; or (b) identifies all material changes in Acxiom’s internal controls (including any newly implemented internal controls) since the most recent SAS 70 audit report (and the reasons such changes were made). If D&B’s auditors have any questions with respect to the information provided in such written certification, D&B will direct such questions to the Acxiom Project Executive, who will forward such questions in a timely manner to the Acxiom personnel who provided the information contained in such written certification. Acxiom will respond to such questions in a timely manner. D&B will be responsible for additional Out-of-Pocket Expenses that may be incurred by Acxiom in its provision of cooperation and support with respect to such written certification (which shall include the costs on an Out-of-Pocket Expenses basis, if any, of the auditor).

12.3	Sarbanes Oxley Compliance.

(a) D&B and its Affiliates may be subject to additional financial reporting and legal requirements imposed upon publicly traded companies. Among these legal requirements are those imposed by Section 404 of the Sarbanes Oxley Act of 2002, as the same may be amended from time to time, which requires management to evaluate and certify as to the maintenance of adequate internal controls over financial reporting. Accordingly, Acxiom agrees to abide by such D&B internal control procedures as D&B may, from time to time, maintain in effect with respect to the Services provided hereunder (including pursuant to SOWs hereunder), provided that (i) D&B shall give reasonable prior notice to Acxiom of such procedures, and any changes therein; and (ii) Acxiom shall have the ability, or can reasonably gain the ability, to comply with such procedures if and as so changed; provided further, that: (A) any changes to the Services necessary to comply with such internal control procedures shall be implemented pursuant to the Change Control Procedure, and (B) Acxiom shall be permitted to charge D&B for any such changes only to the extent that a change is in addition to activities Acxiom provides for itself or other Acxiom customers.

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(b) Failure by Acxiom to adequately conduct itself in accordance with such applicable internal control procedures, where such failure is material to D&B’s maintenance of adequate internal controls over financial reporting in areas being benefited by the Services, shall be grounds for D&B declaring a material breach by Acxiom of its performance under this Agreement.

12.4	Audit Follow-up.

(a) Following an audit or examination, D&B may conduct, or request its external auditors or examiners to conduct, an exit conference with Acxiom to obtain factual concurrence with issues identified in the review.

(b) Whether or not resulting from an audit, Acxiom will notify D&B promptly if Acxiom becomes aware of any security threat that specifically affects D&B Data, D&B’s clients, or the D&B environment at Acxiom. Security releases, updates and patches of Acxiom Software (including *** Software, AbiliTec Software, and Acxiom data products) shall not be considered responses to security threats “specific to” D&B.

(c) Acxiom and D&B shall promptly meet to review each audit report provided to (or performed by) D&B hereunder, after the issuance of such report, in order to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. D&B and Acxiom agree to develop operating procedures for the sharing of audit and regulatory findings and reports related to Acxiom’s operating practices and procedures produced by auditors or regulators of either party.

12.5	Records Retention.

Acxiom shall maintain and provide access upon request to the records, documents and other information required to meet D&B’s audit rights under this Agreement, until the latest of:

(a) seven (7) years after the creation of such record, document, or information;

(b) all pending matters relating to this Agreement (e.g., disputes) are closed; or

(c) the information is no longer required for either party to comply with Applicable Laws.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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After such time period as provided above, Acxiom shall be permitted to destroy or otherwise dispose of any such information, unless D&B has notified Acxiom in writing that D&B has elected to retain such information. If D&B so elects to retain any such information, Acxiom shall recover such information (as necessary) and deliver such information to D&B, with D&B reimbursing Acxiom for Acxiom’s Out-of-Pocket Expenses.

12.6	Overcharges.

(a) If as a result of an audit or otherwise it is determined that Acxiom has overcharged D&B Acxiom shall credit D&B’s account (or, at D&B’s option, pay D&B directly) an amount equal to the overcharge plus interest at the lesser of (i) one percent (1%) per month or (ii) the highest rate allowed by applicable law, which interest shall apply from the date the overcharge was paid by D&B.

(b) Provided (i) that D&B first requests Acxiom to conduct a review of its billings prior to the applicable audit; and (ii) that the audit is not performed on a contingency fee basis; if an audit discloses that Acxiom’s overcharges exceeded three (3%) percent of the Charges during the period audited, Acxiom shall also reimburse D&B for the reasonable cost of the audit.

13.	D&B RESPONSIBILITIES

13.1	Responsibilities.

D&B’s responsibilities with respect to the Services will be limited to those expressly set forth in this Agreement or in an applicable SOW. In addition to D&B’s responsibilities expressly set forth elsewhere in this Agreement (including Schedule A), D&B shall be responsible for the following:

(a) D&B shall designate one (1) individual to whom Acxiom may address overall contractual and relationship questions and communications concerning this Agreement (the “D&B Contract Executive”). Additionally, in each SOW, D&B shall designate one (1) individual to whom Acxiom may address operational communications concerning the Services provided pursuant to such SOW (the “D&B SOW Executive”).

(b) D&B shall cooperate with Acxiom, including by making available management decisions, information, approvals and acceptances, as reasonably requested by Acxiom so that Acxiom may accomplish its obligations and responsibilities hereunder.

(i) The D&B Contract Executive or such person’s designee will be the principal point of contact for obtaining such decisions, information, approvals, and acceptances with respect to the main body of this Agreement. Only personnel as expressly so designated by the D&B Contract Executive will be authorized to make commitments on the part of D&B that amend this Agreement or commit resources

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that are subject to a Baseline (subject to Section 13.1(b)(ii) below). To the extent Acxiom relies on the apparent authority of other it does so at its own risk and without obligation on D&B’s part.

(ii) The D&B SOW Executive or such person’s designee will be the principal point of contact for obtaining such decisions, information, approvals, and acceptances with respect to such SOW. Only personnel as expressly so designated by the D&B Contract Executive or the D&B SOW Executive will be authorized to make commitments on the part of D&B that amend such SOW. To the extent Acxiom relies on the apparent authority of other it does so at its own risk and without obligation on D&B’s part.

(c) An appropriate portion of the effort to support and maintain the NextGen System utilized by Acxiom, as provided in SOW #1.

(d) Provision of first-line help desk support for D&B’s end users and customers (which may be provided by a D&B subcontractor).

Collectively, such D&B responsibilities are referred to in this Agreement as the “Retained Responsibilities”.

13.2	Savings Clause.

(a) Due to the material adverse impact termination or suspension of performance of the Services under this Agreement or an SOW would have on D&B’s business, D&B’s failure to perform its responsibilities set forth in this Agreement or an SOW (other than as provided in Section 22.1(b) and Section 22.3) shall not be grounds for termination of or suspension of all or any portion of the Services provided under this Agreement or any SOW by Acxiom.

(b) ACXIOM ACKNOWLEDGES THAT ***.

(c) Acxiom’s nonperformance of its obligations under this Agreement or any SOW shall be excused if and to the extent (i) Acxiom’s nonperformance results from D&B’s failure to perform its responsibilities under this Agreement; and (ii) Acxiom provides D&B with reasonable notice of such nonperformance and (if requested by D&B) uses Commercially Reasonable Efforts to perform notwithstanding D&B’s failure to perform (with D&B being responsible to reimburse Acxiom for its additional Out-of-Pocket Expenses and incremental personnel efforts (at the T&M Rates)).

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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14.	CHARGES

14.1	General.

(a) All amounts Acxiom may charge for the Services are set forth in this Article 14, Sections 12.5, 13.2(c)(ii), 22.8 and 22.10(b), the Charges portions of each SOW hereunder, and in Schedule C. ACXIOM SHALL NOT HAVE THE RIGHT TO CHARGE, AND D&B SHALL NOT BE REQUIRED TO PAY TO ACXIOM, ANY AMOUNTS FOR THE SERVICES OTHER THAN OR IN ADDITION TO THOSE PAYABLE TO ACXIOM UNDER THIS ARTICLE 14, THE SECTIONS AND SOWS REFERENCED ABOVE, OR SCHEDULE C. In determining what charges are payable under this Agreement, the structure and amount of D&B’s charges to its customers is not relevant. *** serve as the basis for Acxiom to adjust the Charges or terms of this Agreement or any of the Schedules, *** set forth in the Charges portion of the applicable SOW hereunder, or as set forth in Schedule C.

(b) The Charges, the T&M Rates provided in Schedule C, any development charges provided in Schedule C or SOWs hereunder, the other charges described in the Charges portion of each SOW hereunder, and the ARC/RRC methodology shall fully compensate Acxiom for providing the Services. ***; provided that any mutually agreed Services in an SOW shall be charged as agreed by the parties.

14.2	Pass-Through Expenses.

(a) “Pass-Through Expenses” shall mean third party charges that are to be (i) administered by Acxiom, and (ii) paid by D&B (either (A) directly to the third party or (B) to Acxiom, which, in turn, pays the third party) on an Out-of-Pocket Expenses basis. All Pass-Through Expenses are listed in the applicable SOW. Acxiom shall arrange for delivery by third parties to Acxiom of invoices for Pass-Through Expenses, and Acxiom shall promptly review such invoices and provide D&B with a copy of or the original invoice, together with a statement identifying which charges are proper and valid and should be paid by D&B.

(b) Acxiom shall use Commercially Reasonable Efforts to minimize the amount of Pass-Through Expenses. With respect to services or materials paid for on a Pass-Through Expenses basis, D&B may:

(i) obtain such services or materials directly from one or more third parties;

(ii) designate the third party source for such services or materials;

(iii) designate the particular services or materials (e.g., equipment make and model) Acxiom shall obtain (although if Acxiom demonstrates to D&B that such designation will have an adverse impact on Acxiom’s ability to meet the Service Levels, such designation shall be subject to Acxiom’s approval);

(iv) designate the terms for obtaining such services or materials (e.g., purchase or lease and lump sum payment or payment over time);

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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(v) require Acxiom to identify and consider multiple sources for such services or materials or to conduct a competitive procurement; and

(vi) review and approve the applicable Pass-Through Expenses before entering into a contract for particular services or materials.

14.3	Incidental Expenses.

Except as may be otherwise provided in Schedule C or in an SOW, or as may be otherwise agreed as to New Services, expenses that Acxiom incurs in performing the Services (including travel and lodging, document reproduction and shipping, and long-distance telephone) are included in Acxiom’s Charges and rates set forth in this Agreement. Accordingly, such Acxiom expenses are not separately reimbursable by D&B unless, on a case-by-case basis for unusual expenses, D&B has agreed in advance and in writing to reimburse Acxiom for the expense.

14.4	Taxes.

The parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

(a) Each party shall be responsible for:

(i) any personal property taxes on property it uses, regardless of whether such property is owned or leased;

(ii) franchise and privilege taxes on its business, and

(iii) taxes based on its net income or gross receipts.

(b) Acxiom shall be responsible for any sales, use, excise, value-added, services, consumption and other taxes and duties payable by Acxiom on the goods or services used or consumed by Acxiom in providing the Services where the tax is imposed on Acxiom’s acquisition or use of such goods or services and the amount of tax is measured by Acxiom’s costs in acquiring such goods or services.

(c) D&B shall be responsible for all sales, use, excise, value-added, services, consumption, and other taxes and duties that are assessed on the provision of the Services as a whole or on any particular Service received by D&B from Acxiom (or shall provide Acxiom exemption or direct pay certificates).

(d) If a sales, use, excise, value added, services, consumption or other tax is assessed on the provision of any of the Services, the parties shall work together to segregate the payments under this Agreement into three (3) payment streams: (i) those for taxable Services; (ii) those for which Acxiom functions merely as a payment agent for D&B in receiving goods, supplies, or services (including leasing and licensing arrangements); and (iii) those for other nontaxable Services.

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(e) If taxable and non-taxable Services are provided by Acxiom, Acxiom will cooperate with D&B to provide invoices that accurately reflect which portions are subject to, and which portions are not subject to, tax. There will be no gross-up for any international withholding taxes.

(f) D&B shall have the right to control any tax disputes, and Acxiom shall, when requested by D&B, assist and cooperate with D&B in challenging the validity of a tax, provided that D&B shall bear all of Acxiom’s reasonable costs and expenses in connection with any such challenge.

(g) D&B shall be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by D&B.

14.5	Most Favored Customer.

For Acxiom standard data products and Acxiom licensed software provided to D&B by Acxiom (including pursuant to SOWs hereunder and/or as New Services) and that have listed prices for the marketplace, D&B will be entitled to: (a) during the term of the S&M Agreement, *** provided by Acxiom as to such products and software; and (b) after the termination or expiration of the S&M Agreement, a *** as *** provided by Acxiom to similarly situated Acxiom customers (in terms of processing volume). The charges for such products and software shall be further reduced on a going-forward basis, if, after D&B obtains new products or software from Acxiom, Acxiom increases *** that would otherwise apply pursuant to items (a) or (b) in the previous sentence, with such *** calculated pursuant to item (a) or (b), as applicable. On an annual basis, Acxiom shall provide D&B its standard list prices in the marketplace for such products and software, as well as *** that would apply to each of such products and software for D&B (as such *** pursuant to this Section 14.5). D&B may, no more frequently than once in any twelve (12) month period, engage a third party auditor mutually agreeable to the parties to audit Acxiom’s records to determine whether Acxiom has complied with these most favored customer provisions, and Acxiom will cooperate fully with the auditor’s requests (which audit shall not be interpreted to count towards the three (3) audit limit provided in
Section 12.1(d)(i)). In the event such auditor determines that Acxiom has not complied with this provision, then Acxiom will bear all costs of the audit; in the event such auditor determines that Acxiom has complied with this provision, then D&B will bear all costs of the audit.

14.6	New Services.

If D&B requests Acxiom to perform functions that are (1) specifically designated in this Agreement (including Schedule A and SOWs hereunder) as being outside the scope of the Services; or (2) materially different from, and in addition to,

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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the scope of the Services (i.e., not “more of the same”) (collectively, “New Services”), the parties shall document such New Services pursuant to an SOW (and utilize the Project Estimates Process, as applicable). The parties’ obligations with respect to such functions shall be as follows:

(a) If, although the parties cannot agree upon the pricing applicable to such New Services, (1) D&B nonetheless desires Acxiom to perform them, (2) as the incumbent service provider Acxiom has a competitive advantage over third parties in providing such New Services, and (3) any proposed New Services are reasonably expected to be ***, then upon D&B’s instruction to proceed, Acxiom shall begin performance pursuant to the T&M Rates and pursuant to a SOW hereunder (utilizing, as applicable, the Project Estimates Process), and the following price determination mechanism shall apply:

(i) The parties shall mutually agree upon the appointment of one (1) independent appraiser. If the parties are unable to agree upon such appraiser, then the Gartner Group (or such other entity mutually agreed by the parties) will appoint the appraiser.

(ii) Each of Acxiom and D&B will submit, sealed and in writing, a proposed price for the New Services. After independently performing necessary research and analysis and internally valuing and pricing the New Services as though there were a competitive market for such services, the appraiser shall open the sealed pricing proposals from Acxiom and D&B. The appraiser shall then choose the pricing proposal that is closest to its own internal value and price, and shall notify Acxiom and D&B in writing of its choice. The price that is included within the proposal that is chosen by the appraiser shall thereafter apply to the New Services.

(iii) Until such price determination is completed, Acxiom may (without waiving its right to use the price determination mechanism) provisionally bill D&B (pursuant to applicable T&M Rates or other charges suggested by Acxiom, unless the T&M Rates or charges suggested by D&B are higher, in which case Acxiom may provisionally bill D&B at the T&M Rates or charges suggested by D&B), subject to Acxiom’s providing a prompt credit or refund should the charges be determined to be lower than the provisional charges and/or T&M Rates utilized.

(b) D&B may in its discretion elect to solicit and receive bids from, or otherwise enter into agreements with, third parties to perform or to perform itself such New Services. If D&B so elects, Acxiom shall cooperate, at D&B’s expense and subject to compliance with Acxiom’s reasonable and customary confidentiality and security requirements, with D&B and the third parties with respect to the provision of such services.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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14.7	Benchmarks.

Beginning as of the second anniversary of the Contract Execution Date D&B may benchmark the Charges for all or a portion of the Services, provided that benchmarking of particular Charges cannot be undertaken more than one time in any rolling two (2) year period. The Charges that may be benchmarked include all pertinent Charges under this Agreement and/or, any SOW hereunder.

(a) A benchmarking under this Section shall be conducted by an independent industry-recognized benchmarking service provider designated by D&B and approved by Acxiom (“Benchmarker”). Acxiom agrees that Gartner Group and Compass Group are acceptable as a Benchmarker. The Benchmarker shall not be an Acxiom Competitor. If Acxiom rejects any other Benchmarker suggested by D&B, Acxiom shall also provide D&B with the names of three (3) Benchmarkers that would be acceptable to Acxiom. D&B shall retain and pay the charges for the Benchmarker. The parties shall cooperate with the Benchmarker, including, as appropriate, making available knowledgeable personnel and pertinent documents and records.

(b) The Benchmarker shall perform the benchmarking in accordance with Benchmarker’s documented procedures that shall be provided to the parties prior to the start of the benchmarking process. The Benchmarker shall compare the Charges under this Agreement for the Services being benchmarked to the costs being incurred in a representative sample of similar services, not including in-house IT operations. The Benchmarker shall select the representative sample from entities (i) identified by the Benchmarker and approved by the parties and (ii) identified by a party and approved by the Benchmarker. The representative sample: (A) shall include at least eight (8) entities; and (B) may include entities that are outsourcing customers of Acxiom, subject to express confidentiality restrictions within Acxiom’s agreements with such customers.

(c) The Benchmarker is to conduct a benchmarking as promptly as is prudent in the circumstances. In conducting the benchmarking, the Benchmarker shall normalize the data used to perform the benchmarking to accommodate, as appropriate, differences in volume of services, scope of services, service levels, financing or payment streams, and other pertinent factors. Each party shall be provided a reasonable opportunity to review, comment on, and request changes in the Benchmarker’s proposed findings. Following such review and comment, the Benchmarker shall issue a final report of its findings and conclusions.

(d) If in the final report of the Benchmarker, the Charges to D&B under this Agreement for the benchmarked Services are higher than the highest charge within the best quartile of the representative sample (viewed from the perspective of most beneficial to D&B (e.g., lowest charges shall be the “best” charges)):

(i) by *** percent (***%) or less, then no adjustment shall be made;

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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(ii) by more then *** percent (***%), but less than or equal to *** percent (***%), then the Charges will be automatically reduced so that they are no more than *** percent (***%) higher than the highest charge within the best quartile of the representative sample, which reductions shall be effective ninety (90) days after the issuance of the final report by the Benchmarker; or

(iii) by more then *** percent (***%), then D&B, at its option, may elect either: (A) to have the Charges reduced by *** percent (***%), which reductions shall be effective ninety (90) days after the issuance of the final report by the Benchmarker, or (B) to terminate the benchmarked Services at no-cost or charge, by giving Acxiom at least six (6) months’ prior written notice specifying the terminated Services and designating the termination date.

(e) If in the final report of the Benchmarker, the Charges to D&B under this Agreement for the benchmarked Services are lower than the highest charge within the best quartile of the representative sample (viewed from the perspective of most beneficial to D&B), then no adjustment shall be made. ***

(f) Absent fraud or collusion or manifest error, the determination of the Benchmarker shall be final and binding on the parties.

15.	INVOICING AND PAYMENT

15.1	Invoicing.

(a) Acxiom shall invoice D&B for all amounts due under this Agreement on a monthly basis. Acxiom will render to D&B a single consolidated invoice for each month’s Charges, including all amounts payable under this Agreement and all SOWs hereunder, showing the details reasonably specified by D&B, including as necessary to satisfy D&B’s internal accounting and chargeback requirements as have been made known to Acxiom. Such invoice shall clearly delineate the Charges due under each SOW, in separate line items (for each SOW) within such invoice. Notwithstanding the previous sentence, upon the written approval of the D&B Vendor Management Office (VMO) as evidenced by execution of the applicable SOW, D&B shall have the right to request that any New Services or any Charges pursuant to a particular SOW not be included within such monthly consolidated invoice, but rather, be billed directly to the D&B entity receiving such Services (including (i) as provided in Section 3.5(a) of this Agreement and/or (ii) as necessary to satisfy D&B’s internal accounting and chargeback requirements). Fixed Charges shall be billed in the month for which they relate, and variable Charges and

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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credits shall be billed or credited, as the case may be, in arrears during the following month. For any disputed Charge, Acxiom shall provide D&B with written information citing the specific section(s) of the Agreement on which such Charge is based. Acxiom shall include the calculations utilized to establish the Charges. The approved form of invoice as of the Contract Execution Date is attached to this Agreement as Schedule E.

(b) If a credit is due D&B pursuant to this Agreement, Acxiom shall provide D&B with an appropriate credit against amounts then due and owing; if no further payments are due to Acxiom, Acxiom shall pay such amounts to D&B within thirty (30) days.

(c) Acxiom shall provide D&B access to volume data on a timely basis, in order to permit D&B to promptly charge its customers. The invoice will separately identify Pass-Through Expenses for the month, credits for amounts previously incurred by D&B, and the amount of taxes Acxiom is proposing to collect. Acxiom will include with the invoice the calculations utilized to establish the Charges in sufficient detail to enable D&B to confirm the accuracy thereof.

(d) Each month’s invoice shall be complete as to the fixed Charges for such month and the variable Charges for the previous month. Acxiom may not charge D&B any additional amounts for a month for which an invoice has been rendered, except that if a particular month’s invoice indicates that certain Charges are incapable of being determined as of the date of such invoice, then such Charges may be billed on a later invoice, although in no event shall they be billed more than sixty (60) days after the end of the month in which incurred; provided however, that the foregoing limitations on Acxiom’s ability to invoice previously incurred Charges shall not apply, to the extent that D&B is withholding payment (i) for Acxiom’s failure to meet any Payment Milestone, as provided in the Agreement or an SOW hereunder, or (ii) pursuant to Section 15.7.

15.2	Payment Due.

Subject to the other provisions of this Article 15, invoices provided for under Section 15.1 and properly submitted to D&B pursuant to this Agreement shall be due and payable by D&B within *** (***) days after receipt thereof. Any amount due under this Agreement for which a time for payment is not otherwise specified shall be due and payable within *** (***) days after receipt of a proper invoice for such amount. Any undisputed amount not paid when due will thereafter bear interest at a rate equal to the lesser of (a) one percent (1%) per month, or (b) the highest rate allowed by applicable law ***. Unless otherwise elected by D&B and included within an SOW hereunder, all amounts stated in this Agreement and any SOW are in United States Dollars (“US$”) and shall be paid to Acxiom in the United States and in United States Dollars; provided however, that if elected by D&B, Services that are provided outside of the United States pursuant to an SOW (e.g., an Acxiom Affiliate within the E.U.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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provides Services in the E.U. to a D&B Affiliate within the E.U.) may be invoiced to D&B and paid by D&B within the currency of such SOW country or region (e.g., the Euro, with respect to the example provided in this sentence).

15.3	Accountability.

Acxiom shall maintain complete and accurate records of and supporting documentation for the amounts billable to and payments made by D&B hereunder. Acxiom agrees to provide D&B with documentation and other information with respect to each invoice as may be reasonably requested by D&B to verify that Charges are accurate and comply with the provisions of this Agreement.

15.4	Proration.

Except as may be otherwise provided in this Agreement, periodic Charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month.

15.5	Refundable Items.

(a) Prepaid Amounts. Where D&B has incurred or prepaid for a third party service or function for which Acxiom is assuming financial responsibility under this Agreement, upon either party identifying the prepayment Acxiom shall refund to D&B that portion of such prepaid expense that is attributable to periods on and after the Contract Execution Date.

(b) Refunds and Credits. If Acxiom should receive a refund, credit or other rebate for goods or services previously paid for by D&B on a Pass-Through Expenses basis, Acxiom shall promptly notify D&B of such refund, credit or rebate and shall promptly pay the full amount of such refund, credit or rebate, as the case may be, to D&B; if no further payments are due to Acxiom, Acxiom shall pay such amounts to D&B within forty-five (45) days. To the extent a Service Level Credit is due D&B pursuant to an SOW, Acxiom shall provide D&B with an appropriate credit against amounts then due and owing on the next invoice submitted to D&B; if no further payments are due to Acxiom, Acxiom shall pay such amounts to D&B within thirty (30) days.

15.6	Deductions.

With respect to any amount to be paid by D&B hereunder, D&B may deduct from such amount any amount that Acxiom is obligated to pay D&B hereunder.

15.7	Disputed Charges.

Subject to Section 15.6, D&B shall pay undisputed Charges when such payments are due under this Article 15 and Schedule C. D&B may withhold payment of particular Charges that D&B disputes in good faith.

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16.	SAFEGUARDING OF DATA; CONFIDENTIALITY

16.1	D&B Information.

(a) D&B Information shall be and remain, as between the parties, the property of D&B. Acxiom shall not possess or assert any lien or other right against or to D&B Information. Except as otherwise provided under the S&M Agreement, the HBBI Prospect Solutions SMA or SOW #1, no D&B Information, or any part thereof, shall be:

(i) used by Acxiom for any purpose other than in connection with providing the Services;

(ii) incorporated into Acxiom databases;

(iii) sold, assigned, leased or otherwise disposed of to third parties by Acxiom; or

(iv) commercially exploited by or on behalf of Acxiom.

(b) Upon D&B’s request, the termination or expiration of this Agreement for any reason (including termination for cause) or, with respect to any particular D&B Information, on such earlier date that the same shall be no longer required by Acxiom in order to render the Services hereunder, D&B Information (including copies thereof) shall be promptly returned to D&B by Acxiom in a form reasonably requested by D&B or, if D&B so elects, shall be destroyed by Acxiom.

16.2	Safeguarding D&B Data.

(a) Acxiom shall establish and maintain safeguards against the destruction, loss or alteration of D&B Data in the possession or control of Acxiom which are no less rigorous than those provided in Schedule I and which are no less rigorous than those maintained by Acxiom for its other customers’ information of a similar nature. D&B may establish backup security for D&B Data and to keep backup D&B Data and D&B Data files in its possession if it chooses.

(b) Without limiting the generality of Section 16.2(a):

(i) Acxiom Personnel shall not attempt to access, or allow access to, any D&B Data that they are not permitted to access under this Agreement. If such access is attained (or is reasonably suspected), Acxiom shall immediately report such incident to D&B, describe in detail the accessed D&B Data, and if applicable return to D&B any copied or removed D&B Data.

(ii) Acxiom shall utilize Commercially Reasonable Efforts, including thorough systems security measures, to guard against the unauthorized access, alteration, or destruction of Software and D&B Data. Such measures shall include the use of Software which: (A) requires all users to enter a user identification and password prior to gaining access to the information systems; (B) controls and tracks the addition and deletion of users; and (C) controls and tracks user access to areas and features of the information systems.

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16.3	GLB Compliance.

(a) In addition to and not in limitation of Acxiom’s other obligations of confidentiality and non-disclosure under this Agreement: (i) Acxiom will implement appropriate administrative, technical, and physical safeguards and other appropriate measures to protect the security, confidentiality, and integrity of nonpublic personal information relating to customers of D&B and other D&B Information received by Acxiom from D&B, all as may be appropriate to comply with Applicable Laws governing data security, and (ii) Acxiom shall not use any Non-Public Personal Information relating to D&B’s customers received from D&B or obtained as a result of Services performed for D&B (“D&B Customer Information”) except as necessary in the ordinary course of business to perform Services under this Agreement.

(b) Therefore, notwithstanding anything to the contrary contained in this Agreement and in addition to (and not in substitution for) Acxiom’s other obligations hereunder, Acxiom agrees that:

(i) it will not disclose or use any D&B Data except to the extent necessary to carry out its obligations under this Agreement and for no other purpose;

(ii) it will not disclose D&B Data to any third party, including, without limitation, its third party service providers without the prior consent of D&B and an agreement in writing from the third party to use or disclose such D&B Data only to the extent necessary to carry out Acxiom obligations under this Agreement and for no other purposes; and

(iii) it will maintain, and will require all third parties approved under subsection (ii) to maintain, effective information security measures to protect D&B Data from unauthorized disclosure or use; and it will provide D&B with information regarding such security measures upon the reasonable request of D&B. Acxiom shall promptly provide D&B with information regarding any failure of such security measures or any security breach that Acxiom reasonably believes has affected or will affect D&B Data.

(c) Acxiom will also ensure that any such third party to whom D&B authorizes Acxiom to transfer or provide access to D&B Customer Information: (i) signs a written contract to restrict its use of D&B Customer Information to the use specified in the agreement between the Acxiom and the third party (which use must be in conjunction with Acxiom’s performance of its obligations hereunder); and (ii) agrees to comply with all applicable laws and the privacy notice provided by D&B to its customers. Acxiom will be responsible for the acts or omissions of any third party to whom it transfers or provides access to D&B Customer Information hereunder.

(d) Acxiom shall also comply with D&B’s information security and data protection requirements, the version of which as of the Contract Execution Date is set forth in Schedule I and which requirements may be updated by D&B from time to time in accordance with the change management procedures provided in Schedule A.

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(i) Subject to Section 23.8 below and subject to compliance with the Change Control Procedure, Acxiom will be responsible for modifying and upgrading systems, equipment, and procedures within Acxiom’s scope of responsibility to maintain compliance with such requirements as they evolve.

(ii) For the purpose of payment card industry (PCI) standards, “Credit Card Data” is defined as a numerical credit card account number, whether encrypted or unencrypted, that is stored, transmitted or processed. On or by April 1 of each calendar year during the Term and (if applicable) within fifteen (15) days from the period where Acxiom begins to handle or process Credit Card Data on behalf of D&B in providing the Services, Acxiom shall comply with either item (A) or (B) below:

(A) If Acxiom handles or processes Credit Card Data on behalf of D&B in providing the Services, then: (1) Acxiom will fully comply with the PCI Data Security Standards (“PCI DSS”) as required by PCI Requirement 12.8, and Acxiom will certify to D&B in writing that Acxiom is in compliance with such; (2) Acxiom will review and comply on an on-going basis with the current version of PCI DSS as detailed on the following website: https://www.pcisecuritystandards.org; and (3) any cost of compliance with the PCI DSS shall be addressed within SOWs hereunder; or

(B) If Acxiom does not handle or process Credit Card Data on behalf of D&B in providing the Services, then Acxiom will certify to D&B in writing that it does not handle or process Credit Card Data in any format on behalf of D&B in providing the Services, and is, thus, not required to comply with the PCI DSS in providing the Services hereunder.

(e) The obligations set forth in this Section 16.3 will survive termination or expiration of the Agreement.

16.4	Confidentiality.

(a) Confidential Information. Acxiom and D&B each acknowledge that they may be furnished with, receive or otherwise have access to information of or concerning the other party that such party considers to be confidential, a trade secret or otherwise restricted. “Confidential Information” shall mean all information, in any form, furnished or made available directly or indirectly by one party to the other that is marked confidential, restricted, or with a similar designation. The terms and conditions of this Agreement shall be deemed Confidential Information of each party.

(b) In the case of D&B, Confidential Information also, whether or not designated “Confidential Information,” shall include:

(i) D&B Data;

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(ii) the Procedures Manual to the extent it contains D&B Confidential Information or Developed D&B Materials;

(iii) Developed D&B Materials;

(iv) all information concerning the operations, affairs and businesses of D&B, the financial affairs of D&B, and the relations of D&B with its customers, employees and service providers (including customer lists, customer information, account information and consumer markets);

(v) each Technology Plan;

(vi) Software provided to Acxiom by or through D&B; and

(vii) other information or data stored on magnetic media or otherwise or communicated orally or otherwise, and obtained, received, transmitted, processed, stored, archived or maintained by Acxiom under this Agreement (collectively, the “D&B Confidential Information”).

(c) In the case of Acxiom, Confidential Information, whether or not designated as “Confidential Information,” shall include:

(i) hardware configurations, software, methodologies, algorithms, processes, or any other mechanism which constitute part of ***;

(ii) all Acxiom Software;

(iii) all financial information of Acxiom, personnel information of Acxiom, strategic plans of Acxiom, and customer/client (other than D&B) information of Acxiom;

(iv) all information concerning the operations, financial affairs, or customer relations of Acxiom including all information related to Acxiom customers; and

(v) all records, data, and other information of Acxiom and/or its affiliates of a confidential or proprietary nature that is disclosed to D&B or any of its employees, contractors and/or agents, whether in tangible, intangible and/or oral form, and whether in written form or readable by machine;

provided however, that the parties agree that the foregoing in this definition and the restrictions, limitations, and obligations in this Agreement (and the S&M Agreement) applicable to Confidential Information (including Acxiom Confidential Information) shall not prevent D&B (and/or its customers who have executed use terms in accordance with the S&M Agreement) from using data (including InfoBase

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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Data (as defined in the S&M Agreement) and AbiliTec links) provided through the use of Acxiom Software (including AbiliTec Software) and/or Acxiom data products (including InfoBase), which data is provided to D&B and/or D&B’s customers in the manner contemplated by and in accordance with the S&M Agreement and the applicable use terms governing the use of such data (the foregoing in this Section 16.4(c), collectively, the “Acxiom Confidential Information”).

(d) Obligations.

(i) Each party shall use at least the same degree of care as it employs to avoid unauthorized disclosure of its own information, but in any event no less than Commercially Reasonable Efforts, to prevent disclosing to unauthorized parties the Confidential Information of the other party, provided that Acxiom may disclose such information to properly authorized entities as and to the extent necessary for performance of the Services, and D&B may disclose such information to third parties as and to the extent necessary for the conduct of its business, where in each such case: (A) the receiving entity first agrees in writing to substantially comply with the obligations described in this Section 16.4; (B) use of such entity is authorized under the Agreement; (C) such disclosure is necessary or otherwise naturally occurs in that entity’s scope of responsibility; and (D) the disclosing party assumes full responsibility for the acts and omissions of such third party.

(ii) As requested by D&B during the Term, upon expiration or any termination of this Agreement, or completion of Acxiom’s obligations under this Agreement or under any SOW, Acxiom shall return or destroy, as D&B may direct, all material in any medium that contains D&B Confidential Information, and retain no copies.

(iii) Acxiom shall use Commercially Reasonable Efforts to see that Acxiom Personnel comply with these confidentiality provisions. Each party shall use Commercially Reasonable Efforts to see that its auditors comply with these confidentiality provisions.

(iv) In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Confidential Information of the furnishing party, the receiving party promptly shall:

(A) notify the furnishing party upon becoming aware thereof;

(B) promptly furnish to the other party full details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist the other party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information;

(C) take such actions as may be necessary or reasonably requested by the furnishing party to minimize the violation; and

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(D) cooperate in all reasonable respects with the furnishing party to minimize the violation and any damage resulting therefrom.

(v) Neither party shall commence any legal action or proceeding against a third party with respect of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information by any person or entity which action or proceeding identifies the other party or its Confidential Information without such party’s consent.

(vi) The parties’ obligations respecting Confidential Information shall be retroactive to January 1, 2006 and shall continue for a period of five (5) years following expiration or termination of this Agreement, provided that the obligation with respect to D&B Data, any Personally Identifiable Information regarding individuals, and trade secrets shall continue in perpetuity, without limitation.

(e) Exclusions. Section 16.4(d) shall not apply to any particular information (other than D&B Data and any Personally Identifiable Information) which Acxiom or D&B can demonstrate:

(i) was, at the time of disclosure to it, in the public knowledge;

(ii) after disclosure to it, is published or otherwise becomes part of the public knowledge through no fault of the receiving party;

(iii) was lawfully in the possession of the receiving party at the time of disclosure to it without obligation of confidentiality;

(iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or

(v) was independently developed by the receiving party without reference to Confidential Information of the furnishing party.

In addition, a party shall not be considered to have breached its obligations by disclosing Confidential Information (including D&B Data and Personally Identifiable Information) of the other party as required to satisfy any legal requirement of a competent government body provided that, promptly upon receiving any such request and to the extent that it may legally do so, such party advises the other party of the request prior to making such disclosure in order that the other party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

(f) Each party’s Confidential Information shall remain the property of that party. Nothing contained in this Section 16.4 shall be construed as obligating a party to disclose its Confidential Information to the other party, or as granting to or conferring on a party, expressly or impliedly, any rights or license to the Confidential Information of the other party, and any such obligation or grant shall only be as provided by other provisions of this Agreement.

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16.5	Corporate Information Security Risk Controls.

If D&B gives Acxiom adequate advance written notice which (a) specifically references this Section 16.5 and (b) specifically identifies any D&B corporate information security risk control rules, policies, procedures, or regulatory requirements as to which D&B requires Acxiom’s compliance, then any such request shall be subject to (i) Change Control Procedure provided in Schedule A, and (ii) if applicable, Section 16.3(d) for changes to Schedule I. Not in limitation of the foregoing, any such proposed corporate information security risk control rules, policies, procedures, or regulatory requirements that are in any way different from or subject Acxiom to requirements in addition to those set forth in Schedule I shall be implemented at D&B’s cost, including Acxiom’s Out-of-Pocket Costs and T&M Rates for Acxiom personnel. Further, D&B acknowledges that pursuant to this Agreement, D&B is leveraging the advantages of a shared environment at Acxiom with respect to certain of the Services and that some such requests may be infeasible in a shared environment. Moreover, nothing in this Section 16.5 alters D&B’s obligation to bear additional compliance costs as provided in Section 23.8 (if applicable).

16.6	Penetration Testing.

At least ***, Acxiom will engage *** a third party security services provider to perform perimeter vulnerability and penetration testing of Acxiom’s external systems and databases. Acxiom will provide to D&B the “Statement of Opinion” issued to Acxiom by such third party provider following each such vulnerability and/or penetration test series, which shall be provided to D&B promptly upon its receipt by Acxiom. Additionally, Acxiom will itself perform regular vulnerability testing on external and internal devices connected to the Acxiom network supporting D&B. At least once each calendar quarter, or more frequently as D&B may reasonably request, the parties will include in the agenda for the meetings described in Section 11.2(b)(iii) above: (a) discussion of testing methodologies used by Acxiom, (b) identification of any requirements to modify such testing methodologies, in order to meet industry standards for testing, along with associated timeline(s) for inclusion of such modifications into the testing, and (c) a summary of the most current *** vulnerability scanning results, including but not limited to discussing scan results for portions of Acxiom systems that are dedicated to supporting only D&B. ***

16.7	IP Addresses.

Any IP addresses used by D&B or its customers for access to the Services shall be transferred by Acxiom to D&B upon D&B’s written request.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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16.8	Equitable Relief.

Both parties acknowledge that the Confidential Information received from the furnishing party under the Agreement (and/or each SOW hereunder) contains valuable trade secrets of the furnishing party, the disclosure of which would cause irreparable harm to the furnishing party that could not be remedied by the payment of damages alone. Accordingly, with respect to any breach by the receiving party of this Article 16, the furnishing party will be entitled to seek from any court of competent jurisdiction (a) a temporary restraining order or preliminary and permanent injunctive relief, requiring the receiving party to comply with the provisions of the Agreement and to cease any violations of the Agreement; and (b) an equitable accounting for all profits or benefits arising out of such breach.

16.9	European Union Data Protection.

(a) Acxiom represents, warrants and covenants that it is, as of the Global Effective Date, and will remain during the Term registered and compliant with the United States Department of Commerce’s Safe Harbor Program (the “Safe Harbor Program”) for the type of personal information, if any, to be processed by Acxiom pursuant to this Agreement.

(b) Acxiom represents, warrants and covenants that it (i) will perform the Services in a manner that complies with the principles of the Safe Harbor Program (the “Principles”), and (ii) will process information provided by D&B pursuant to this Agreement in a manner consistent with the Principles, to the extent the Principles are applicable to items (i) and (ii); provided however, that Acxiom’s nonperformance or breach of items (i) or (ii) shall be excused if and to the extent such nonperformance or breach results from D&B’s noncompliance with the Principles.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Work Standards.

Acxiom represents, warrants and covenants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, in accordance with the practices and high professional standards used in well-managed operations performing services similar to the Services.

17.2	Non-Infringement.

(a) Each party represents, warrants and covenants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any Intellectual Property Rights of any third party.

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(b) Acxiom further represents that as of the Contract Execution Date, Acxiom is not aware of any claims by any third party that Acxiom infringes such third party’s Intellectual Property Rights.

(c) D&B further represents that as of the Contract Execution Date, D&B is not aware of any claims by any third party that the NextGen System infringes such third party’s Intellectual Property Rights.

17.3	Authorization and Other Contracts.

Each party represents, warrants and covenants to the other that:

(a) It has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement;

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such party and will not constitute a violation of any judgment, order or decree;

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not constitute a material default under any material contract by which it or any of its material assets are bound, or an event that would, with notice or lapse of time or both, constitute such a default; and

(d) There is no proceeding pending or, to the knowledge of the party, threatened that challenges or may have a material adverse effect on this Agreement or the transactions contemplated by this Agreement.

17.4	Inducements.

Acxiom represents, warrants and covenants to D&B that it has not violated any applicable laws or regulations or any D&B policies of which Acxiom has been given notice regarding the offering of unlawful inducements in connection with this Agreement. If at any time during the Term, D&B determines that the foregoing warranty is inaccurate, then, in addition to any other rights set forth in this Agreement or available to D&B in law or at equity for Acxiom’s breach of this Agreement, D&B may terminate this Agreement for cause without affording Acxiom an opportunity to cure.

17.5	Viruses.

Acxiom represents, warrants and covenants that it shall use Commercially Reasonable Efforts so that no Viruses are coded or introduced into the systems used to provide the Services. In the event a Virus is found to have been introduced into the systems used to provide the Services, Acxiom shall use Commercially Reasonable Efforts at no additional charge to assist D&B in reducing the effects of the Virus and, if the Virus causes a loss of operational efficiency or loss

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of data, to assist D&B to the same extent to mitigate and restore such losses. “Virus” shall mean (a) program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect computer programs, data files or operations; or (b) other code typically described as a virus or by similar terms, including Trojan horse, worm or backdoor.

17.6	Disabling Code.

Acxiom represents, warrants and covenants that, without the prior consent of D&B (which may be arbitrarily withheld), Acxiom shall not insert into the Software, the systems used to provide the Services, or any Deliverable provided hereunder any code that would have the effect of disabling or otherwise shutting down all or any portion of the Services (or such Deliverable). Acxiom further represents and warrants that, with respect to any disabling code that may be part of the Software, the systems used to provide the Services, or any Deliverable provided hereunder, Acxiom shall not invoke such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without D&B’s prior consent.

17.7	FCRA.

Acxiom represents, warrants and covenants that (a) no Acxiom division or operation providing Services under this Agreement (i) is, as of the Contract Execution Date, or (ii) will become during the Term, a ‘credit reporting agency’, as such term is defined under the FCRA; (b) no products or information services utilizing D&B Data will be or become a “consumer report” within the meaning of FCRA; (c) Acxiom will do nothing during the Term that could result in D&B being deemed to be a ‘credit reporting agency’; (d) in providing services hereunder, Acxiom shall take no steps that would result in: (i) D&B or any D&B products or information services which are the subject matter of this Agreement becoming subject to FCRA, or (ii) D&B becoming a consumer reporting agency; and (e) it shall not combine any D&B Information with any information about consumers or use it such that it is used or expected to be used or collected in whole or in part for the purpose of serving as a factor in establishing the consumer’s eligibility for credit or insurance that is used primarily for personal, family or household purposes, for employment purposes, or for any of the other permissible purposes defined in §604 of FCRA.

17.8	Deliverables.

Acxiom represents, warrants and covenants that each Deliverable produced by Acxiom, or for which Acxiom otherwise has responsibility for the successful completion as part of the Services, shall not, after final acceptance of the Deliverable by D&B and during the Term of this Agreement, deviate in any material respect from the specifications and requirements for such Deliverable set forth or referred to in the applicable SOW. In the event of a breach of this Section 17.8, Acxiom shall modify and/or correct such Deliverable, so that this Section is no longer breached.

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17.9	Supported Technology.

Acxiom represents, warrants and covenants that it shall keep the third party Equipment and Software utilized by Acxiom in providing the Services under applicable maintenance agreements, as provided by the respective vendor of each such asset.

17.10	Disclaimers.

THE WARRANTIES SET FORTH IN THIS AGREEMENT (AND ANY WARRANTIES SPECIFIED IN ANY GIVEN SOW) ARE EXCLUSIVE. OTHER THAN AS PROVIDED IN THIS AGREEMENT (OR ANY SOW HEREUNDER), THERE ARE NO EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

18.	INSURANCE

18.1	Insurance Coverage.

Acxiom represents that as of the Contract Execution Date it has, and agrees that during the Term it shall maintain in force, at least the following insurance coverages in the United States:

(a) Worker’s Compensation Insurance (Coverage A), including coverage for occupational injury, illness and disease, and other social insurance in accordance with the laws of the country, state, or territory exercising jurisdiction over the employee.

(b) Employer’s Liability Insurance (Coverage B) in accordance with the laws of the country, state, or territory exercising jurisdiction over the employee, with minimum limits of not less than: $*** per accident, $*** per employee – disease, and $*** per employee – policy limit.

(c) Comprehensive General Liability Insurance, including Products, Completed Operations, Premises Operations Personal and Advertising Injury, Contractual and Broad Form Property Damage liability coverages, on an occurrence basis, with a minimum *** and a minimum ***. This coverage shall be endorsed to name D&B and its affiliates as additional insureds.

(d) Electronic Data Processing Insurance providing coverage for all risks of loss or damage to equipment, data, media and valuable papers that are in the possession, care, custody or control of Acxiom pursuant to the Agreement. Such insurance shall include Extra Expense and Business Income coverage and have a minimum limit adequate to cover such risks on a replacement costs basis. Coverage for loss or damage to equipment, data, media, and valuable papers under the Acxiom’s Property Insurance policy is acceptable. This coverage shall be endorsed to name D&B and its affiliates as loss payees.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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(e) Property Insurance, including Extra Expense and Business Income coverage, for all risks of physical loss of or damage to buildings, business personal property or other property that is in the possession, care, custody or control of Acxiom pursuant to the Agreement. Such insurance shall have a minimum limit adequate to cover risks on a replacement costs basis. This coverage shall be endorsed to name D&B and its affiliates as loss payees.

(f) Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury, property damage, uninsured motorist and underinsured motorist liability with a minimum combined single limit *** or the minimum limit required by law, whichever limit is greater. This coverage shall be endorsed to name D&B and its affiliates as additional insureds.

(g) Commercial Crime Insurance, including blanket coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with any fraudulent or dishonest acts committed by the employees of Acxiom, acting alone or in collusion with others, including the property and funds of others in their possession, care, custody or control, with a minimum limit ***. This coverage shall be endorsed to name D&B and its affiliates as loss payees.

(h) Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence, or due to machine malfunction, with a minimum limit ***.

(i) Umbrella Liability Insurance with a minimum *** in excess of the insurance coverage described above in
Sections 18.1(a), 18.1(b) and 18.1(e).

(j) Cyber Liability Insurance including coverage for damages and defense costs suffered by others for failure of Acxiom’s computer network security, including liability caused by a transmission of a computer virus, unauthorized access, denial-of-service, and disclosure of confidential information and identity theft. Coverage should also include privacy liability, including damages and defense cost suffered by others due to failure to protect confidential information, or the wrongful disclosure of confidential information which are not tied to a negligent act or a failure of security. Additionally, coverage should include direct expenses to a client that are related to a security or privacy event such as customer notification expenses, public relations expenses, and regulatory action defense expenses. Coverage shall have a minimum ***.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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18.2	Insurance Provisions.

(a) The insurance coverages under Section 18.1(c) shall be primary and shall be non-contributing with respect to any other insurance or self-insurance that may be maintained by D&B. All coverage required by Sections 18.1(a) and 18.1(c) shall include a waiver of subrogation and a waiver of any insured-versus-insured exclusion in favor of D&B. If any coverage is written on a claims-made basis, it shall have a retroactive date no earlier than the Contract Execution Date and, notwithstanding the termination or expiration of this Agreement, either directly or through ‘tail’ coverage shall allow for reporting of claims until at least twelve (12) months after the date of such termination or expiration.

(b) Acxiom shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and that not less than thirty (30) days notice shall be given to D&B prior to any modification adverse to D&B, cancellation or non-renewal of the policies. The insurers selected by Acxiom shall have an A.M. Best rating of “A-” or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.

(c) In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Article 18, Acxiom shall be solely responsible to take such action.

(d) Acxiom’s obligation to maintain insurance coverage shall be in addition to, and not in substitution for, Acxiom’s other obligations hereunder and Acxiom’s liability to D&B for any breach of an obligation under this Agreement which is subject to insurance hereunder shall not be limited to the amount of coverage required hereunder.

(e) If Acxiom provides Services to D&B outside of the United States, pursuant to an SOW hereunder, then Acxiom shall use Commercially Reasonable Efforts to obtain insurance coverages in such other jurisdictions which are (i) similar to those provided in this Article 18; (ii) compliant with Applicable Laws; and (iii) consistent with the Services provided by Acxiom to D&B in such jurisdiction (as reflected in the applicable SOW).

19.	INDEMNITIES

19.1	Indemnity by Acxiom.

Acxiom shall indemnify, defend and hold harmless D&B and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations whenever made of, any of the following:

(a) Acxiom’s failure to observe or perform any duties or obligations to be observed or performed on or after the Contract Execution Date by Acxiom under any of the contracts, including Software licenses, Equipment leases and Third Party Service Contracts, assigned to Acxiom or for which Acxiom has assumed financial, administrative or operational responsibility;

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(b) Any claims of infringement or misappropriation of any patent, trade secret, copyright or other proprietary rights, alleged to have occurred because of systems or other resources provided by Acxiom to D&B, or based upon performance of the Services by Acxiom;

(c) Any claims related to whether Acxiom is the owner of, or authorized to Use: (i) the Software utilized pursuant to Sections 8.2 and/or 8.4 and/or (ii) the Software developed by Acxiom as part of the Services pursuant to Section 8.5; provided that this shall not be interpreted to apply to any claim relating to ownership of the NextGen System;

(d) Any claim or action by, on behalf of, or related to, any employee of Acxiom, its affiliates, or any Acxiom subcontractor, including claims arising under occupational health and safety, worker’s compensation, ERISA, or other applicable federal, state, or local laws or regulations;

(e) Any amounts including taxes, interest, and penalties assessed against D&B which are obligations of Acxiom pursuant to Section 14.4 or any SOW under this Agreement;

(f) The inaccuracy or untruthfulness of any representation or warranty made by Acxiom pursuant to Article 17;

(g) Any claim or action by subcontractors arising out of Acxiom’s breach or violation of Acxiom’s subcontracting arrangements;

(h) Any claim or action arising out of:

(i) a violation of Applicable Laws for the protection of persons or members of a protected class or category of persons by Acxiom or its employees, subcontractors or agents,

(ii) sexual discrimination or harassment by Acxiom, its employees, subcontractors or agents, or

(iii) work-related injury or death caused by Acxiom, its employees, subcontractors, or agents (except to the extent covered by D&B’s worker’s compensation coverage);

(i) Any claim or action by any employee or contractor of Acxiom or its subcontractors that D&B is liable to such person as the employer or joint employer of such person, including any claim for employee benefits as a result thereof; and

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(j) A *** breach arising out of or relating to: (i) a failure of Acxiom to comply with its *** obligations provided in this Agreement, or (ii) an Acxiom failure to use Commercially Reasonable Efforts to conform with industry practices followed by other well-managed operations providing services similar to the Services.

19.2	Indemnity by D&B.

D&B shall indemnify, defend and hold harmless Acxiom and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from any and all Losses and threatened Losses arising from, in connection with, or based on allegations whenever made of, any of the following:

(a) D&B’s failure to observe or perform any duties or obligations to be observed or performed prior to the Contract Execution Date by D&B, under any of the contracts, including Software licenses, Equipment leases and Third Party Service Contracts, assigned to Acxiom or for which Acxiom has assumed financial, administrative or operational responsibility;

(b) Any claims of infringement or misappropriation of any patent, trade secret, copyright or other proprietary rights, alleged to have occurred because of systems or other resources provided to Acxiom by D&B;

(c) Any claim or action (i) by, on behalf of, or related to, any employee of D&B, its affiliates, or any D&B subcontractor, including claims arising under occupational health and safety, worker’s compensation, ERISA or other applicable federal, state, or local laws or regulations; (ii) arising out of a violation of Federal, state, or other laws or regulations for the protection of persons or members of a protected class or category of persons by D&B or its employees, subcontractors or agents; (iii) arising out of discrimination or harassment by D&B, its employees, subcontractors or agents; or (iv) arising out of work-related injury or death caused by D&B, its employees, subcontractors, or agents (except to the extent covered by Acxiom’s worker’s compensation coverage); provided that the foregoing shall not include any claim or action that is caused by an employee of Acxiom, its affiliates, or any Acxiom subcontractor;

(d) Any amounts including taxes, interest, and penalties assessed against Acxiom which are obligations of D&B pursuant to Section 14.4 or any SOW under this Agreement; and

(e) Any claim or action by any employee or contractor of D&B that Acxiom is liable to such person as the employer or joint employer of such person, including any claim for employee benefits as a result thereof.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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19.3	Additional Indemnities.

Each party (indemnitor) agrees to indemnify, defend and hold harmless the other, and its Affiliates, officers, directors, employees, agents, successors, and assigns (collectively, the indemnitee), from any and all Losses and threatened Losses arising from, in connection with, or based on allegations whenever made of, any of the following:

(a) the death or bodily injury of any agent, employee (other than an employee of the indemnitor), customer, business invitee, or business visitor or other person caused by the tortious conduct of the indemnitor (except to the extent that the indemnitor is considered a ‘special employer’ under applicable worker’s compensation laws and such laws offer liability limitation); and

(b) the damage, loss or destruction of any real or tangible personal property caused by the tortious conduct of the indemnitor.

19.4	Infringement Where Acxiom is Indemnitor.

If any Deliverable or any item used by Acxiom to provide the Services becomes, or in Acxiom’s reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, in addition to indemnifying D&B as provided in this Article 19 and to the other rights D&B may have under this Agreement, Acxiom shall promptly take the following actions, at no additional charge to D&B, in the listed order of priority:

(a) promptly secure the right at Acxiom’s expense to continue using the item, or

(b) if the foregoing cannot be accomplished with Commercially Reasonable Efforts, then at Acxiom’s expense, replace or modify the item to make it non-infringing or without misappropriation, provided that any such replacement or modification will not degrade the performance or quality of the affected component of the Services, or

(c) if neither of the foregoing can be accomplished by Acxiom with Commercially Reasonable Efforts, and only in such event, remove the item from the Services, in which case (i) the Charges (or other applicable charges or fees) shall be equitably adjusted to reflect such removal and/or (ii) in the case of the removal of any portion of a Deliverable or Developed D&B Materials the Charges and fees paid by D&B with respect to the removed portion of the Deliverable or Developed D&B Materials shall be refunded to D&B. Additionally, if in D&B’s reasonable opinion such removal is material to all or any portion of the remaining Services, D&B may terminate such portion of the affected Services, the related SOW, or the entire Agreement, as the case may be, without penalty or charge.

19.5	Infringement Where D&B is Indemnitor.

If any item provided by D&B to be used by Acxiom to provide the Services becomes, or in D&B’s reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, in addition to indemnifying Acxiom as provided in this Article 19 and to the other rights D&B or Acxiom may

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have under this Agreement, D&B shall, at no additional charge to Acxiom, take one or more or of the following action(s); provided that D&B may elect at its option and in its sole discretion which of the following action(s) to take:

(a) promptly secure the right at D&B’s expense to continue using the item; or

(b) at D&B’s expense, replace or modify the item to make it non-infringing or without misappropriation, provided that any such replacement or modification will not degrade the performance or quality of the affected component of the Services; or

(c) remove the item from the Services, in which case the Charges (or other applicable charges or fees) shall be equitably adjusted to reflect such removal, and Acxiom shall use Commercially Reasonable Efforts to perform the Services notwithstanding the removed item (with D&B being responsible to reimburse Acxiom for its additional Out-of-Pocket Expenses and for reasonably related work charged pursuant to the T&M Rates for such efforts); or

(d) terminate the Agreement in its entirety or terminate the related SOW in its entirety, pursuant to Section 22.4.

19.6	Indemnification Procedures.

With respect to third party claims the following procedures shall apply:

(a) Notice. Promptly after receipt, by any entity entitled to indemnification under Sections 19.1 through 19.3, of notice of the assertion or the commencement of any action, proceeding or other claim by a third party in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall promptly notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement, except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days after receipt of notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor acknowledges without reservation its indemnification obligation and elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(b) Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim, which it shall defend actively and with all reasonable diligence; provided that (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph (and, in fact, diligently defends the claim),

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the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the consent of the indemnitor.

(c) Procedure Where No Notice of Election Is Delivered Or The Claim Is Not Otherwise Defended. If the indemnitor does not deliver a Notice of Election relating to a claim, or otherwise fails to (i) acknowledge its indemnification obligation, (ii) assume the defense of a claim within the required notice period, or (ii) diligently defend the claim, the indemnitee may defend the claim in such manner as it may deem appropriate (without any obligation to consult with or obtain any consent from the indemnitor), at the cost, expense, and risk of the indemnitor, including payment of any judgment or award and the costs of settlement or compromise of the claim. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses, including payment of any judgment or award and the costs of settlement or compromise of the claim. If it is determined that the indemnitor failed to defend a claim for which it was liable, the indemnitor shall not be entitled to challenge the amount of any settlement or compromise paid by the indemnitee.

19.7	Subrogation.

If an indemnitor shall be obligated to indemnify an indemnitee pursuant to this Article 19, the indemnitor shall, upon fulfillment of its obligations with respect to indemnification, including payment in full of all amounts due pursuant to its indemnification obligations, be subrogated to the rights of the indemnitee with respect to the claims to which such indemnification relates, except to the extent an insurance policy specified by this Agreement applies to a claim and requires to the contrary.

20.	LIABILITY

20.1	General Intent.

Subject to the specific provisions of this Article 20, it is the intent of the parties that each party shall be liable to the other party for any actual damages incurred by the non-breaching party as a result of the breaching party’s failure to perform its obligations in the manner required by this Agreement.

20.2	Liability Restrictions.

(a) SUBJECT TO SECTION 20.2(c), IN NO EVENT, WHETHER IN CONTRACT, IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), OR OTHERWISE, SHALL A PARTY BE LIABLE TO THE OTHER PARTY (OR ANYONE CLAIMING UNDER OR THROUGH THE OTHER PARTY) FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF, RESULTING FROM, OR IN ANY WAY CONNECTED WITH THE PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY APPLICABLE SOW, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

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(b) Subject to Section 20.2(c), each party’s total liability to the other, whether in contract, in tort (including breach of warranty, negligence and strict liability in tort), or otherwise arising out of, resulting from, or in any way connected with, the performance or breach of this Agreement or any applicable SOW hereunder shall be limited to an amount equal to ***. Service Level Credits do not count against and do not reduce the amounts available under the foregoing limitations.

(c) The limitations set forth in Sections 20.2(a) and 20.2(b) shall not apply with respect to:

(i) damages occasioned by the willful misconduct or gross negligence of a party;

(ii) damages, which shall include ***, occasioned by Acxiom’s breach of the negative covenant in
Section 7 of SOW #1;

(iii) Losses payable to third parties (and reasonable costs of defense) arising from claims that are the subject of indemnification pursuant this Agreement, including Article 19; provided however, that:

(A) with respect to claims that are the subject of indemnification pursuant to Section 19.1(j) hereunder, the limitations in Section 20.2(b) shall apply with the following modifications: the *** limitations in Section 20.2(b) shall instead be replaced by *** limitations (i.e., the limit of liability shall be an amount equal to ***; and

(B) with respect to (I) claims that are the subject of indemnification pursuant to Section 19.1(f) hereunder, and (II) to the extent such indemnity obligation is with respect to a breach of Section 17.1, 17.5, 17.6, 17.8 and/or 17.9 of this Agreement, and (III) such breach is a cause of or constitutes a physical and/or data security control breach pursuant to Section 19.1(j), then the limitations in Section 20.2(b) shall apply with the following modifications: the *** limitations in Section 20.2(b) shall instead be replaced by *** limitations (i.e., the limit of liability shall be an amount equal to ***;

(iv) damages occasioned by Acxiom’s breach of Section 17.2(b) of this Agreement;

(v) damages occasioned by a party’s breach of its obligations with respect to Confidential Information;

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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(vi) third party damages (A) equal to the fines and/or penalties assessed by government or regulatory authorities, or (B) incurred with respect to private or governmental lawsuits, which fines, penalties, or lawsuits directly result from a party’s breach of Section 23.1 of this Agreement; and

(vii) damages occasioned by Acxiom’s (A) wrongful termination of this Agreement or (B) abandonment of the Services (including failure to perform during resolution of any dispute, as required by Section 21.3).

(d) The following shall be considered direct damages shall not be considered consequential damages to the extent they result from a party’s failure to fulfill its obligations in accordance with this Agreement:

(i) costs of recreating or reloading any of D&B’s information that is lost or damaged;

(ii) costs of implementing a workaround in respect of a failure to provide the Services;

(iii) costs of replacing lost or damaged equipment and software and materials;

(iv) costs and expenses incurred to correct errors in software maintenance and enhancements provided as part of the Services;

(v) costs and expenses incurred to procure the Services from an alternate source; and

(vi) straight time, overtime, or related expenses incurred by D&B or its Affiliates, including overhead allocations for employees, wages and salaries of additional personnel, travel expenses, telecommunication and similar charges incurred due to the failure of Acxiom to provide the Services or incurred in connection with (i) through (v) above.

(e) Each party shall have a duty to mitigate damages for which the other party is responsible.

20.3	Force Majeure.

(a) Neither party shall be liable for any default or delay in the performance of its obligations under this Agreement (other than the obligation to pay amounts due hereunder): (i) if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, terrorism, elements of nature or acts of God, riots, pestilence, civil disorders, governmental orders under the Defense Production Act, or any other cause beyond the reasonable control of such party, (ii) provided the non-performing party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and could not reasonably be circumvented by the non-performing party through the use of alternate sources, workaround plans or other means (including, with respect to Acxiom, by Acxiom meeting its obligations for performing disaster recovery services as provided in this Agreement, including Schedule A) (each such event, a “Force Majeure Event”).

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(b) For the avoidance of doubt, no Force Majeure Event will excuse Acxiom performance with respect to disaster recovery obligations except to the extent the event affected Acxiom’s disaster recovery operations.

(c) In such event the non-performing party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such party continues to use best efforts to recommence performance or observance without delay; provided however, that if Acxiom is the non-performing party, then commencing immediately at such time that Acxiom is excused from performance of any Services pursuant to this Section, and continuing for as long as such circumstances prevail and Acxiom continues to use Commercially Reasonable Efforts to recommence performance or observance without delay, then: (i) D&B shall not be responsible for payment to Acxiom for excused Services, and (ii) D&B may procure such excused Services from an alternate source. Any party so delayed in its performance shall immediately notify the party to whom performance is due by telephone (to be confirmed in writing within twenty-four (24) hours of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

(d) If (i) any Force Majeure Event substantially prevents, hinders or delays performance of the Services necessary for the performance of functions reasonably identified by D&B as critical for more than three (3) consecutive days (or any material portion of the Services for more than five (5) Business Days), or (ii) any Force Majeure Event occurs that is covered by a disaster recovery plan and Acxiom fails to execute upon the applicable disaster recovery plan, then at D&B’s option:

(i) D&B may procure such Services from an alternate source, and Acxiom shall be liable for payment for the incremental cost of such Services from the alternate source for so long as the delay in performance shall continue; provided that after such alternate source begins to provide the Services, Acxiom may notify D&B in writing at any time that Acxiom elects not to continue paying such incremental costs. After D&B receives any such notice from Acxiom, Acxiom shall continue to pay such incremental costs, for such period of time that is the lesser of: (A) six (6) months from D&B’s receipt of such Acxiom notice, or (B) such period of time that it takes D&B to obtain a long-term agreement with a replacement provider for such Services. Upon the termination of Acxiom’s payments (as provided in the previous sentence), such Services shall be deemed terminated hereunder, at no-cost or charge to D&B; or

(ii) D&B may terminate this Agreement, at no-cost or charge and without liability on either party’s part, as of a date specified by D&B in a notice of termination; provided that D&B may not provide any such notice of termination after such time, if any, that Acxiom has substantially restored the affected Services.

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Acxiom shall not have the right to any additional payments from D&B for costs or expenses incurred by Acxiom as a result of any Force Majeure Event.

20.4	No Exemptions.

The parties acknowledge that the Amount at Risk (as provided in the applicable SOW) and the limit of liability hereunder are intended to be multiples of (and/or based upon) the total charges payable by D&B under the applicable SOW and under the Agreement, respectively. As such, any Acxiom proposal for New Services or project work during the Term (including change orders or any work to be provided pursuant to a SOW hereunder) shall not include assumptions or conditions excepting the charges for such proposed New Services or project work from the Amount at Risk pursuant to an SOW and/or the limit of liability hereunder, as such an exception goes against the intent of the parties.

21.	DISPUTE RESOLUTION

Any dispute between the parties arising out of or relating to this Agreement or any SOW, including with respect to the interpretation of any provision of this Agreement or any SOW and with respect to the performance by Acxiom or D&B, shall be resolved as provided in this Article 21.

21.1	Informal Dispute Resolution.

(a) Subject to Sections 21.1(b) and 21.1(c), the parties initially shall attempt to resolve their dispute informally, in accordance with the following:

(i) Upon the notice by a party to the other party of a dispute (“Dispute Date”), each party shall appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement or such SOW, as applicable, whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

(ii) The designated representatives shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution. The representatives shall discuss the problem and attempt to resolve the dispute without the necessity of any formal proceeding.

(iii) During the course of discussion, all reasonable requests made by a party to the other for non-legally privileged information reasonably related to this Agreement shall be honored in order that a party may be fully advised of the other’s position.

(iv) The specific format for the discussions shall be left to the discretion of the designated representatives.

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(b) After twenty-five (25) days following the Dispute Date and prior to commencement of any litigation as permitted under Section 21.1(c), either party may initiate mediation of the dispute by submitting to the American Arbitration Association (“AAA”) and to the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties shall cooperate with AAA and each other in the mediation process. The mediation shall be conducted in accordance with the AAA Commercial Mediation Procedures. Upon commencement of litigation as permitted under Section 21.1(c), either party, upon notice to AAA and to the other party, may terminate the mediation process. Each party shall bear its own expenses in the mediation process and shall share equally the charges of AAA.

(c) Either party may file legal proceedings to resolve such dispute, upon the earlier to occur of any of the following:

(i) the designated representatives mutually conclude that amicable resolution through continued negotiation of the matter does not appear likely; or

(ii) thirty-five (35) days have elapsed from the Dispute Date if neither party has requested mediation under Section 21.1(b), or sixty (60) days have elapsed from the Dispute Date if either party has requested mediation within thirty (30) days after the Dispute Date (these periods shall be deemed to run notwithstanding any claim that the process described in this Section 21.1 was not followed or completed).

(d) Notwithstanding the previous in this Section 21.1, either party will have the right to apply at any time to a judicial authority for appropriate injunctive relief (or other interim or conservatory measures), including (i) as provided in Section 22.11, (ii) if a party makes a good faith determination that a breach of the Agreement by the other party is such that a temporary restraining order or other injunctive relief is necessary, or (iii) to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors. The informal dispute resolution procedure described above in these Sections 21.1(a) and 21.1(b) shall not be suspended due to any party’s commencing litigation, as provided in this
Section 21.1(d).

21.2	Litigation.

For all litigation which may arise with respect to this Agreement, the parties irrevocably and unconditionally submit (i) to the non-exclusive jurisdiction and venue (and waive any claim of forum non conveniens and any objections as to laying of venue) of the United States District Court for the Southern District of New York or (ii) if such court does not have subject matter jurisdiction, to the Supreme Court of the State of New York, New York County in connection with any action, suit or proceeding arising out of or relating to this Agreement. The parties further consent to the jurisdiction of any state court located within a district that encompasses assets of a party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such party. Each party waives personal

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service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to such party at such party’s address provided for purposes of notices hereunder. Service of process in any suit must be effectuated within thirty (30) days after commencement of such suit.

21.3	Continued Performance.

Except as otherwise directed by the other party, each party shall continue performing its obligations under this Agreement while a dispute is being resolved except (and then only) to the extent the issue in dispute precludes performance (a good faith dispute over payment shall not be deemed to preclude performance) and without limiting either party’s right to terminate this Agreement (or an SOW hereunder) as provided in Article 22. In the event of a breach of this obligation (in addition to all other remedies and rights and without the same constituting an election of remedies) D&B shall be entitled to seek and obtain injunctive relief, without posting bond or proving damages, in addition to all other remedies.

21.4	Injunctive Relief; Specific Performance.

Each of the parties acknowledges that the other party would be irreparably damaged if (a) any of the provisions of Articles 12, 16, 22.10 or 23 of this Agreement were not or (b) the negative covenant provided in Section 7 of SOW #1 was not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that they shall each be entitled to an injunction or injunctions to prevent breaches of such provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions thereof, in any action instituted in any court of the United States or any state or jurisdiction having subject matter jurisdiction, in addition to any remedy to which such party may be entitled, at law or in equity.

21.5	Governing Law.

(a) This Agreement and performance under it shall be governed by and construed in accordance with the following:

(i) With respect to United States-related disputes, the law of the State of New York without regard to any portion of its choice of law principles (whether those of New York or any other jurisdiction) that might provide for application of a different jurisdiction’s law. The parties expressly intend to avail themselves of the benefit of Section 5-1401 of the New York General Obligations Law; or

(ii) With respect to non-United States-related disputes, the local law applicable to the jurisdiction in which the dispute arises; provided however, that with respect to any non-United States-related dispute, the non-claiming party shall have the right to transfer the dispute to the United States, where the dispute shall be governed by and construed in accordance with the law of the State of New York (in accordance with Section 21.5(a)(i) above).

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(b) To the maximum extent permitted under applicable law, the parties disclaim and none of the agreement shall be subject to the uniform computer information transactions act (“UCITA”) (prepared by the national conference of commissioners on uniform state laws) as currently enacted or as may be enacted, codified or amended from time to time by any jurisdiction. To the extant that any aspect of the agreement or any license granted under the agreement is unclear or disputed by the parties and UCITA, if applied, would clarify such license or resolve such dispute, the parties agree to clarify such license or resolve such dispute independently of UCITA by applying the intent of the parties at the time that they entered the agreement.

(c) The United Nations Convention on the International Sale of Goods shall not apply to this Agreement, and patents to the United Nations Convention shall be disclaimed.

22.	TERMINATION

22.1	Agreement Termination for Cause.

(a) If Acxiom:

(i) commits a material breach of this Agreement which is capable of being cured within thirty (30) days after notice of breach from D&B to Acxiom, and is not cured in such thirty (30) day period;

(ii) commits a material breach of this Agreement which is not capable of being cured within thirty (30) days after notice of breach from D&B to Acxiom but is capable of being cured within sixty (60) days after such notice and fails to (A) proceed promptly and diligently to correct the breach, (B) develop within thirty (30) days after such notice a complete plan for curing the breach, and (C) cure the breach within sixty (60) days after such notice;

(iii) commits a material breach of this Agreement that is not subject to cure with due diligence within sixty (60) days after notice of breach from D&B to Acxiom;

(iv) breaches the representation and/or warranty set forth in Section 17.7; or

(v) commits numerous breaches of its duties or obligations (whether or not individually material) which collectively constitute a material breach of this Agreement, and does not cure such breaches within thirty (30) days after the single notification of such numerous breaches from D&B to Acxiom; provided however, that if Acxiom does cure such breaches (or D&B elects not to terminate), then any single, similar breach occurring at any time within three (3) months after such cure shall be deemed to be material, then D&B may, by giving notice to Acxiom, terminate this Agreement, in whole or in part and at no-cost or charge, as of a date specified in the notice of termination. Any termination by D&B for breach shall not constitute an election of remedies and shall be without prejudice as to D&B’s other rights resulting therefrom.

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(b) If D&B fails to pay Acxiom, when due, undisputed Charges totaling at least the aggregate of the sum of one (1) month’s Charges under all of the SOWs hereunder, and fails to make such payment within *** after the due date of the last invoice, including amounts within such one (1) month’s portion of such Charges, then Acxiom may by giving notice to D&B terminate this Agreement, including some or all of the SOWs, as of a date specified in the notice of termination which is at least twenty (20) days thereafter, unless D&B cures such non-payment before the expiration of such twenty (20) day notice period. ***

(c) Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, it is expressly understood by the parties that a right of termination that arises as a result of an uncured breach of a specific SOW does not, in and of itself, give rise to an automatic right of termination of this Agreement, and that only the uncured breach(es) of this Agreement will give rise to a right of termination of this Agreement under this Section 22.1.

22.2	SOW Termination for Cause by D&B.

D&B may, by giving written notice to Acxiom, terminate a specific SOW hereunder, in whole or in part and at no-cost or charge, as of a date specified in the notice of termination, if Acxiom:

(a) commits a material breach of such SOW, as applicable, that is capable of being cured within thirty (30) days after notice of breach from D&B to Acxiom, and is not cured in such thirty (30) days day period;

(b) commits a material breach of a specific SOW, as applicable, that is not capable of being cured within thirty (30) days after notice of breach from D&B to Acxiom, but is capable of being cured within sixty (60) days after such notice and Acxiom fails to (A) proceed promptly and diligently to correct the breach; (B) develop within thirty (30) days after such notice a complete plan for curing the breach; and (C) cure the breach within sixty (60) days after such notice;

(c) commits a material breach of a specific SOW that is not subject to cure with due diligence within sixty (60) days after notice of breach from D&B to Acxiom;

(d) commits numerous breaches of its duties or obligations (whether or not individually material) under a specific SOW which collectively constitute a material breach of such SOW, and does not cure such breaches within thirty (30) days after the single notification of such numerous breaches from D&B to Acxiom; provided however, that if Acxiom does cure such breaches (or D&B elects not to terminate), then any single, similar breach occurring at any time within three (3) months after such cure shall be deemed to be material; or

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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(e) does not cure its failure to achieve a Major Milestone within the applicable time period(s) by which Acxiom must cure any such failure (as provided in an SOW hereunder).

22.3	SOW Termination for Cause by Acxiom.

If D&B fails to pay Acxiom when due undisputed Charges totaling at least one (1) month’s Charges under such SOW, as applicable, and fails to make such payment within sixty (60) days after the due date of the last invoice including amounts within such one (1) month’s Charges, then Acxiom may, by giving written notice to D&B, terminate a specific SOW hereunder, as of a date specified in the notice of termination which is at least twenty (20) days thereafter, unless D&B cures such non-payment before the expiration of such twenty (20) day notice period.

22.4	Termination for Convenience.

(a) Termination of this Agreement for Convenience. D&B may terminate this Agreement for convenience and without cause by giving Acxiom at least *** prior notice (which notice designates the termination date). In such event D&B shall be liable to pay to Acxiom the applicable amounts specified in each SOW, such payment not being a condition precedent to the termination. To the extent that D&B assumes (or offers to assume) any remaining obligation of Acxiom, the amount of such liability shall reduce the termination for convenience charge. Acxiom shall invoice D&B for termination for convenience charges upon the effective date of termination, and such charges shall be due thirty (30) days after the effective date of termination. If a purported termination for cause by D&B under Section 22.1 is ultimately determined not to have been properly a termination for cause, then such termination by D&B shall instead be deemed to be a termination for convenience under this Section 22.4(a).

(b) Termination of an SOW for Convenience. Unless otherwise specifically provided in an SOW, D&B may terminate any SOW for convenience (i) upon *** prior written notice to Acxiom for an SOW with a term of less than ***, or (ii) upon *** prior written notice in the case of an SOW with a term of ***. Upon receipt of any such termination notice from D&B, Acxiom shall (A) wind-down its work within respect to such SOW as quickly as possible; (B) eliminate any ongoing expenses under such SOW, to the extent Acxiom may do so (and to the extent Acxiom cannot immediately eliminate any such expense, Acxiom shall do so as soon as it can, during such *** or *** period); and (C) not make any future long-term commitments under such SOW (e.g., leasing of additional Equipment). In the event of such a termination for convenience, D&B shall be responsible to pay Acxiom the applicable termination for convenience charges, if any, specified in (and as defined in) the applicable SOW; provided however, that the total amount of such termination for convenience charges

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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(I) ***, (II) ***, and (III) ***. Payment of the termination for convenience charge shall not be a condition precedent to termination. Acxiom shall invoice D&B for termination for convenience charges upon the effective date of termination, and such charges shall be due thirty (30) days after the effective date of termination. If a purported termination for cause by D&B under Section 22.2 is ultimately determined not to have been properly a termination for cause, then such termination by D&B shall instead be deemed to be a termination for convenience under this Section 22.4(b).

22.5	Termination Upon Change of Control of Acxiom.

(a) “Change of Control of Acxiom” means:

(i) an announcement by Acxiom that any other entity, person or “group” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) (collectively “Distinct Entity”) will acquire either Control of (or all or substantially all of the assets of) Acxiom (or any parent company of Acxiom), whether directly or indirectly, in a single transaction or series of related transactions;

(ii) an announcement by Acxiom that Acxiom (or any parent company of Acxiom) will consolidate with, or merge with or into a Distinct Entity, or will sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to a Distinct Entity;

(iii) an announcement by Acxiom that a D&B Competitor will become a majority-owned Affiliate of Acxiom;

(iv) that Acxiom has undergone any change in ownership affecting more than forty percent (40%) of Acxiom’s equity;

(v) there has been more than a forty percent (40%) change in composition in Acxiom’s Board of Directors over any rolling two (2) year period; or

(vi) there has been ***.

(b) At any time within *** after the date of a Change of Control of Acxiom, D&B may terminate the Agreement, in whole or in part, by giving Acxiom at least *** (***) months’ prior written notice specifying the terminated Services and designating the termination date.

(c) In such event D&B shall be liable to pay to Acxiom the termination charges specified in the SOWs (or, in the case of a termination of some, but not all, of the SOWs, the aggregate of such termination charges in the SOWs so terminated), such payment not being a condition precedent to the termination. To the extent that D&B assumes (or offers to assume) any remaining obligation of Acxiom, the amount of such liability shall reduce the termination for change of control charge. Acxiom shall invoice D&B for termination for change of control charges upon the effective date of termination, and such charges shall be due thirty (30) days after the effective date of termination.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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22.6	Termination Due To Force Majeure Event.

This Agreement may also be terminated, in whole or part and at no-cost or charge, as provided in Section 20.3(d).

22.7	Termination Due To Acxiom’s Financial Inability To Perform.

If Acxiom:

(a) files a petition in bankruptcy,

(b) has an involuntary petition in bankruptcy filed against it which is not challenged within twenty (20) days and dismissed within sixty (60) days,

(c) becomes insolvent,

(d) makes a general assignment for the benefit of creditors,

(e) admits in writing its inability to pay its debts as they mature,

(f) has a receiver appointed for its assets,

(g) has any significant portion of its assets attached, or

(h) either Moody’s Investors Service or Standard & Poors lower Acxiom’s credit rating from the rating as of the Contract Execution Date by more than two (2) steps,

then D&B may by giving notice to Acxiom terminate this Agreement, at no-cost or charge, for default, as of the date specified in such notice of termination.

22.8	Extension of Termination/Expiration Effective Date.

D&B may extend the effective date of any termination/expiration of this Agreement and/or any SOW hereunder *** as it elects in its discretion; provided that the total of all such extensions with respect to the applicable contract document terminating or expiring (e.g., a particular SOW or this Agreement, in-whole) shall not exceed *** following the effective date of termination/expiration in place immediately prior to the initial extension under this Section and, if termination is pursuant to Section 22.1(b), D&B either (a) pre-pays the estimated monthly Charges with respect to the applicable contract document terminating or expiring at least thirty (30) days prior to each month, or (b) posts an irrevocable letter of credit (or performance bond)

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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in sufficient amount to meet the on-going charges to be incurred with respect to the applicable contract document terminating or expiring. For any notice or notices of such extensions provided to Acxiom within thirty (30) days of the then-scheduled date of termination/expiration, D&B shall also reimburse Acxiom for additional Out-of-Pocket Expenses and/or appropriate T&M Charges caused by such notices.

22.9	No Damages From Termination; No Other Termination Charges.

(a) Neither party shall be liable to the other for any damages arising from proper termination of this Agreement or an SOW hereunder, although each party shall remain liable for any damages suffered as a result of any underlying breach.

(b) For the avoidance of doubt, except as provided in Sections 8.2(b)(ii), 8.4(b)(i), 19.5(d), 22.4, and 22.5 there shall be no termination fees or charges associated with D&B exercising any of its rights to terminate this Agreement.

22.10	Termination/Expiration Assistance.

(a) Beginning (1) six (6) months prior to expiration of this Agreement (and/or an SOW hereunder) or upon such earlier date as D&B may request, or (2) upon a notice of termination (including notice of termination based upon default by D&B) or of non-renewal of this Agreement (and/or an SOW hereunder), and subject to Section 22.10(b) below, continuing through the effective date of expiration or, if applicable, of termination of this Agreement and/or such SOW hereunder (as such effective date may be extended pursuant to Section 22.8), Acxiom shall provide to D&B, or at D&B’s request to D&B’s designee, the reasonable termination/expiration assistance requested by D&B to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the terminating or expiring Services to D&B or its designee (including a competitor of Acxiom) (“Termination/ Expiration Assistance”). Acxiom shall also provide Termination/Expiration Assistance in the event of any partial termination of this Agreement, such assistance to commence upon D&B’s notice of termination to Acxiom. Termination/Expiration Assistance shall include the assistance described in Schedule H and the following:

(i) D&B or its designee shall be permitted to undertake, without interference from Acxiom, to hire no more than six (6) Acxiom Personnel primarily performing the Services as of the date of notice of termination or reduction or removal of Services, or, in the case of expiration, within the six (6) month period (or longer period requested by D&B) prior to expiration. Acxiom shall waive, and shall cause its subcontractors to waive, their rights, if any, under agreements with such personnel restricting the ability of such personnel to be recruited or hired by D&B or D&B’s designee. D&B or its designee shall have reasonable access to such personnel for interviews and recruitment.

(ii) If D&B is entitled pursuant to this Agreement and/or an SOW hereunder to a sublicense or other right to Use any Software owned or licensed by Acxiom, Acxiom shall provide such sublicense or other right.

(iii) At D&B’s request, Acxiom shall:

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(A) obtain, at D&B’s expense (unless otherwise provided herein), any required consents from third parties and thereafter assign to D&B or its designee leases for some or all of the Equipment that was necessary as of the date of termination/expiration of this Agreement or an SOW hereunder primarily for providing the Services (except for Equipment within ***), and D&B shall assume the obligations under such leases that relate to periods after such date; and

(B) sell to D&B or its designee *** some or all of the Equipment owned by Acxiom that was necessary as of the date of termination/expiration of this Agreement or an SOW hereunder primarily for providing the terminating or expiring Services. Acxiom shall also provide all user and other documentation relevant to such Equipment that is in Acxiom’s possession.

D&B will assume responsibility under any maintenance agreements for such Equipment to the extent such responsibilities relate to periods after the date of termination/expiration of this Agreement or an SOW hereunder.

(b) For six (6) months following such effective date of termination/expiration under other provisions of this Agreement, at D&B’s request Acxiom shall continue to provide Termination/Expiration Assistance. Actions by Acxiom under this Section 22.10(b) shall be subject to the other provisions of this Agreement. Charges for such activities by Acxiom shall be at the then-current T&M Rates, or other rates as specified Schedule C, as applicable, or at such lower rates as are equitable in the circumstances.

(c) As part of evaluating whether to undertake or allow termination/expiration or renewal of this Agreement or an SOW hereunder, D&B may consider obtaining, or determine to obtain, from third parties offers for performance of services similar to the Services following termination/expiration of this Agreement or an SOW hereunder. As and when reasonably requested by D&B for use in such a process, Acxiom shall provide to D&B such information and other cooperation regarding performance of the Services as would be reasonably necessary for a third party to prepare an informed, non-qualified offer for such services. The types of information and level of cooperation to be provided by Acxiom pursuant to this Section 22.10(c) shall be no less than those initially provided by D&B to Acxiom prior to commencement of this Agreement. Acxiom’s support in this respect shall include providing information regarding Equipment, Software, staffing and other matters (whether or not D&B shall have a post-termination license to such), as applicable to this Section 22.10(c). Notwithstanding the previous in this Section 22.10(c), if any such third party is an Acxiom Competitor and Acxiom Confidential Information will be disclosed to such entity, then Acxiom’s cooperation as provided in this Section 22.10(c) is subject to D&B obtaining from such entity its written agreement to comply with reasonably appropriate confidentiality and security requirements applicable to Acxiom’s release of such Acxiom Confidential Information.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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(d) As a general rule, Acxiom agrees to provide or license to D&B, upon the expiration or termination of this Agreement or an SOW hereunder, any of the Software, Equipment, or Materials that are necessary for the provision of the Services and that are then subject to commercial licensing by Acxiom (and/or then provided by Acxiom to the marketplace). Such products and/or assets shall be provided on the terms and conditions, including price, then generally available to other Acxiom licensees and/or customers receiving services. At D&B’s request, Acxiom shall (i) provide D&B with necessary information describing the Software, Equipment, Materials, and other services (e.g., telecommunications) utilized by Acxiom to provide Services, and (ii) provide D&B with appropriate diagrams of how these items are linked together (including related throughput analysis).

(e) Acxiom agrees to waive any restrictions in its third party contracts that would prevent D&B from licensing, purchasing, or being assigned any such third party products.

22.11	Equitable Remedies.

Acxiom acknowledges that if it breaches (or attempts or threatens to breach) its obligation to provide Termination/Expiration Assistance as provided in Section 22.10, D&B will be irreparably harmed and D&B shall be entitled to injunctive relief and/or specific performance as provided in Section 21.4. In such a circumstance, D&B may proceed directly to court. If a court of competent jurisdiction should find that Acxiom has breached (or attempted or threatened to breach) any such obligations, Acxiom agrees that, without any additional findings of irreparable injury or other conditions to injunctive relief (including the posting of bond), it shall not oppose the entry of an appropriate order compelling performance by Acxiom and restraining it from any further breaches (or attempted or threatened breaches).

22.12	Terminations In Part.

With respect to those provisions hereunder in which D&B has the right to terminate this Agreement “in part”, the parties acknowledge and agree that D&B may (pursuant to such an “in part” termination of this Agreement): (a) terminate an SOW hereunder in whole or in part; or (b) terminate SOWs hereunder in whole or in part.

22.13	Effect of Termination or Expiration of this Agreement on SOWs Hereunder.

If there is any SOW still in effect at such time that this Agreement is terminated for any reason or expires (and such SOW is not otherwise terminated in accordance with the provisions therein), then notwithstanding such termination or expiration of this Agreement, it is understood and agreed by the parties that each such SOW shall continue in effect for the term provided therein (unless otherwise terminated in accordance with the provisions therein), and the terms and conditions of this Agreement shall remain applicable thereto.

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23.	COMPLIANCE WITH LAWS

23.1	Compliance with Laws and Regulations Generally.

(a) Each party shall perform its obligations in a manner that complies with all Applicable Laws in connection with the performance of its obligations under this Agreement. In its provision of the Services, Acxiom will also comply with relevant D&B policies (so long as D&B has notified Acxiom of such policies).

(b) As provided in Section 3.5(b)(i) of this Agreement, each SOW shall contain any legal exceptions and additions, country-specific exceptions and additions, and transaction-specific exceptions and additions with respect to Applicable Laws that apply to the Services provided pursuant to such SOW.

23.2	FCRA, GLB Act, and Similar Laws

(a) Acxiom shall comply with all applicable national, federal, state, or local laws, rules, and regulations of regulatory agencies protecting the confidential material and privacy rights of D&B, its Affiliates, and/or their customers and consumers, including (i) the FCRA; (ii) Title V of the GLB Act; (iii) the implementing regulations and the guidelines issued pursuant to § 501 of the GLB Act; and (iv) all other worldwide data privacy laws. To the extent applicable to Acxiom’s operations, Acxiom shall also comply with Sarbanes Oxley, the Bank Secrecy Act, the Patriot Act and the Canadian Proceeds of Crime (Money Laundering) and Terrorist Financing Act.

(b) D&B shall comply with all applicable national, federal, state, or local laws, rules, and regulations of regulatory agencies protecting the confidential material and privacy rights of Acxiom, its Affiliates, and/or their customers and consumers, including (i) the FCRA; (ii) Title V of the GLB Act; (iii) the implementing regulations and the guidelines issued pursuant to § 501 of the GLB Act, with respect to Services provided under this Agreement; and (iv) all other worldwide data privacy laws. To the extent applicable to D&B’s operations, D&B shall also comply with Sarbanes Oxley, the Bank Secrecy Act, the Patriot Act and the Canadian Proceeds of Crime (Money Laundering) and Terrorist Financing Act.

23.3	Equal Employment Opportunity/Affirmative Action.

Acxiom represents that it is, and during the Term shall remain, an equal opportunity affirmative action employer. Acxiom certifies that Acxiom does not, and shall not, discriminate against its employees or applicants for employment on any legally impermissible basis and is and shall remain in compliance with all Applicable Laws against discrimination, including Executive Orders 11141, 11246, 11375, 11458, 11625, 11701, and 11758. Acxiom certifies in accordance with 41 CFR Chapter 60-1.8 that its facilities are not segregated and that Acxiom complies with the Equal Opportunity Clause (41 CFR §60-1.4), the Affirmative Action Clause for Handicapped Workers (41 CFR §60-250.4), and the Affirmative Action Clause for Disabled Veterans and Veterans of the Vietnam Era (41 CFR §60-741.4), which are incorporated herein by reference.

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23.4	Occupational Safety And Health Act.

All work performed under this Agreement will fully comply with the provisions of the Federal Occupational Safety and Health Act of 1970 and with any rules and regulations promulgated pursuant to the Act and any similar state or local laws.

23.5	Gramm-Leach-Bliley Act and Similar Laws.

Acxiom shall comply with all applicable national, federal, state or local laws, and rules and regulations of regulatory agencies, protecting the confidential material and privacy rights of D&B, its Affiliates, and/or their customers and consumers, including Title V, Subtitle A of the GLB Act and the Economic Espionage Act, 18 USC §1831 et. seq.).

23.6	Hazardous Products or Components.

Acxiom agrees to notify D&B in writing and to supply an appropriate and complete Material Safety Data Sheet to D&B’s Contract Executive as well as to the ship-to point, if any materials to be brought onto D&B’s premises are toxic or hazardous under Applicable Law or if the material is capable of constituting a hazard. Acxiom shall be responsible to ensure that all materials display all reasonable notices and warnings of foreseeable hazards. If the material is classified under the requirements of the OSHA Hazard Communication Standard, 29 CFR §1910.1200, the name and address of the chemical manufacturer or importer or other responsible parties must be marked on the label. Appropriate hazard warnings specifying target organs must be on the label. If any materials or containers would be or could be classified as hazardous or otherwise regulated waste at the end of its useful life, Acxiom shall advise D&B in writing and provide D&B with proper disposal instructions, although Acxiom shall be responsible for the disposal thereof in compliance with all applicable laws and regulations.

23.7	Liens.

Except with respect to liens obtained in connection with legal proceedings brought by Acxiom to enforce its rights hereunder, Acxiom hereby waives and forever releases D&B, its Affiliates, and its and their real and personal property (whether owned or leased) from any past, present, or future lien notices, lien claims, liens, encumbrances, security interests, or other lien rights of any kind based, in whole or in part, on any Services provided under this Agreement.

23.8	Modifications to the Services to Comply with Laws; Cost Allocation.

(a) Required Modifications to the Services. Subject to Section 23.8(b), the Services within Acxiom’s scope of responsibility will be required to comply with all Applicable Laws in effect from time to time. Such modifications will be treated by Acxiom with the “highest priority” if requested by D&B.

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(b) Cost Allocation. Acxiom’s compliance with the requirements set forth in Article 23 as they exist as of the Contract Execution Date is entirely Acxiom’s responsibility, and no additional charges may be imposed with respect thereto. The additional cost of compliance with changes may be charged to D&B, except:

(i) where such changes are a result of laws directly applicable to Acxiom because of the business Acxiom is in as opposed to because it serves (A) D&B in particular or (B) a class of customers that includes D&B;

(ii) where such changes are a result of laws applicable in a country in which D&B does not operate, but from which Acxiom provides the Services;

(iii) if Acxiom makes such additional capabilities available to its other customers without additional charge; or

(iv) the change results in D&B’s utilizing additional chargeable Resource Units in a proportionate relationship to Acxiom’s additional cost;

provided, however, that to the extent other Acxiom customers also require or benefit from the change in the services to comply with changes, the costs associated with such change shall be equitably allocated among Acxiom’s customers.

24.	GENERAL

24.1	Binding Nature and Assignment.

(a) This Agreement shall be binding on the parties hereto and their respective successors and assigns. Neither party may, or shall have the power to, assign this Agreement (or any SOW hereunder) without the prior consent of the other, except that D&B may assign its rights and obligations under this Agreement (or any SOW hereunder) without the approval of Acxiom to:

(i) an entity which acquires all or substantially all of the assets of D&B or D&B’s line of business to which the Services relate;

(ii) to any Majority Owned Affiliate, or

(iii) to the successor in a merger or acquisition of D&B;

provided that in no event shall such assignment relieve D&B of its obligations under this Agreement; and provided further that any such entity, Affiliate or successor will provide appropriate documentation indicating that it agrees to be bound hereby. Unless otherwise specifically agreed to in writing by the parties, any assignment permitted hereunder will include all SOWs entered into hereunder between D&B and Acxiom.

(b) Subject to the foregoing in this Section 24.1, any assignment by operation of law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, shall be deemed an assignment for which prior consent is required and any assignment made without any such consent shall be void and of no effect as between the parties.

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24.2	No Collateral Documents.

It is the intent of the parties that the Original Agreement (as described in Sections 1.1(e) and (f) of this Agreement), this Agreement, the S&M Agreement and the HBBI Prospect Solutions SMA shall provide all the terms of the relationship between them and that (except as specifically provided to the contrary herein) no representative of D&B shall be required to enter into any additional contractual obligation (either personally or on behalf of D&B). Without limiting the generality of the foregoing if D&B’s (or its representatives’) personnel are requested or required by Acxiom or any subcontractor to execute any releases, waivers, confidentiality agreements, or similar documents to obtain access to Acxiom’s or its subcontractors premises or be provided with Confidential Information they shall be void and unenforceable and shall not be pleaded or introduced in any action. Such individuals are intended to be third party beneficiaries of this provision and may enforce it in their own name.

24.3	Mutually Negotiated.

Each party acknowledges that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ agreement based upon the level of risk to D&B and Acxiom associated with their respective obligations under this Agreement and the payments to be made to Acxiom and credits to be issued to D&B pursuant to this Agreement. The terms and conditions of this Agreement (including any perceived ambiguity herein) shall not be construed in favor of, or against, either party by reason of the extent to which any party or its professional advisors participated in the preparation of the original or any further drafts of this Agreement; each party is a sophisticated business entity and has fully negotiated this Agreement with the full participation of counsel, and the Agreement represents their mutual efforts and their mutual intent.

24.4	Notices.

(a) All notices, requests, demands and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given:

(i) when delivered personally (against a signed receipt),

(ii) on the designated day of delivery (other than a weekend or Federal holiday) after being timely given to an express overnight courier with a reliable system for tracking delivery,

(iii) on the next Business Day when sent by confirmed facsimile with a copy sent by another means specified in this Section 24.4, or

(iv) four (4) Business Days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested and postage prepaid,

D&B/Acxiom Confidential Information	-98-

and addressed as follows:

In the case of D&B:

Dun & Bradstreet, Inc. 3 Sylvan Way Parsippany, New Jersey 07054 Attention: Leader, Vendor Management Office

with copies to:

Dun & Bradstreet, Inc.

103 JFK Parkway

Short Hills, New Jersey 07078

Attention: General Counsel

and

Dun & Bradstreet, Inc.

103 JFK Parkway

Short Hills, New Jersey 07078

Attention: Leader, Global S&MS

and, in the case of notices of renewal, default, or termination:

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, NW

Washington, DC 20037

Attention: James L. Alberg, Esq.

In the case of Acxiom: Acxiom Corporation 301 Industrial Blvd. P.O. Box 2000 Conway, AR 72033-2000 Attention: Kenny Kinley	with copies to: Acxiom Corporation 1501 Opus Place Downers Grove, Illinois 60515-5727 Attention: AIM Division Counsel

(b) Either party may from time to time change its address or designee for notification purposes by giving the other prior notice of the new address or designee and the date upon which it will become effective. Because facsimile numbers change over time and facsimile transmissions may not be treated with the same degree of seriousness as more formal communications, notices given by facsimile shall only be deemed effective if responded to by the intended recipient (or his or her successor). Any additional notice requirements with respect to an individual SOW shall be provided in such SOW.

D&B/Acxiom Confidential Information	-99-

24.5	Counterparts.

This Agreement may be executed in several counterparts and by facsimile signature, each of which shall be considered an original but all of which taken together shall constitute but one and the same agreement with the same effect as if all the signatures were upon the same instrument. Similarly, each SOW may be executed in counterparts and by facsimile signature, which taken together will constitute one single SOW, as applicable, between the parties with respect to its specific subject matter. A telecopy signature shall be as legally effective as an original signature.

24.6	Headings.

The article and section headings and the table of contents used in this Agreement are for reference and convenience only and shall not enter into the interpretation of this Agreement.

24.7	Relationship of Parties.

In furnishing the Services Acxiom is acting as an independent contractor, and Acxiom has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Acxiom under this Agreement and each SOW. No contract of agency and no joint venture is intended to be created hereby. Acxiom is not an agent of D&B and has no authority to represent D&B as to any matters, except as expressly authorized in this Agreement or an SOW hereunder. None of Acxiom’s employees shall be deemed employees of D&B and Acxiom shall be responsible for reporting and payment of all wages, unemployment, social security and other payroll taxes, including contributions from them when required by law. D&B does not and shall not have actual, potential, or any other control over Acxiom or its employees.

24.8	Non-Exclusivity.

Except as provided under Section 3.1(e) of this Agreement, as provided in the negative covenant in Section 7 of SOW #1, or as provided in Section 3.8(a) of the S&M Agreement, this Agreement is non-exclusive and shall not be deemed to be a requirements contract. Except as provided in the S&M Agreement, D&B shall be free without obligation to Acxiom to acquire from third parties services similar or identical to the Services provided hereunder.

24.9	Severability.

Whenever possible, each provision of this Agreement and/or each SOW will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or an SOW hereunder conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a competent authority, such provision (a) shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and (b) will be ineffective only to the extent of such prohibition or invalidity. The remainder of this Agreement shall remain in full force and effect.

D&B/Acxiom Confidential Information	-100-

24.10	Consents and Approval.

Except where expressly provided as being in the discretion of a party, where approval, acceptance, consent, or similar action by either party is required under this Agreement or any SOW, such action shall not be unreasonably delayed or withheld. An approval or consent given by a party under this Agreement or any SOW shall not relieve the other party from responsibility for complying with the requirements of this Agreement or any SOW (as applicable), nor shall it be construed as a waiver of any rights under this Agreement or any SOW (as applicable), except as and to the extent otherwise expressly provided in such approval or consent. D&B’s representatives may not be fully familiar with, or necessarily insist at all times on the full and complete performance with, the terms of the Agreement. D&B’s failure to insist in any one or more instances upon strict performance of any provision of the Agreement or any SOW, or failure or delay to take advantage of any of its rights or remedies hereunder, or failure to notify Acxiom of any breach, violation, or default, shall not be construed as a waiver or construction by D&B of any such performance, provision, rights, breach, violation, or default either then or in the future or the relinquishment of any of its rights and remedies. Each party shall, at the request of the other party, perform those actions, including executing additional documents and instruments, reasonably necessary to give full effect to the terms of this Agreement or any SOW.

24.11	Waiver of Default; Cumulative Remedies.

(a) A delay or omission by either party to exercise any right or power under this Agreement (and/or any SOW hereunder) shall not be construed to be a waiver thereof. A waiver by either of the parties of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

(b) Except as otherwise expressly provided herein, all remedies provided for in this Agreement and any SOW shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law or in equity.

24.12	Survival.

Any provision of this Agreement (or an SOW hereunder) that contemplates performance or observance subsequent to termination or expiration of this Agreement (and/or such SOW) shall survive termination or expiration of this Agreement (and/or such SOW) and continue in full force and effect.

24.13	Public Disclosures.

(a) All media releases, public announcements and public disclosures by either party relating to this Agreement, any SOW, or the subject matter thereof, including promotional or marketing material, but not including (i) announcements intended solely for internal distribution or (ii) disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party (e.g., 10K filings with the SEC), shall be coordinated with and approved by the other party prior to release.

D&B/Acxiom Confidential Information	-101-

(b) If a party determines that disclosure is required to meet legal or regulatory requirements it shall promptly inform the other party and coordinate such disclosure with the other party. The disclosing party shall limit disclosure to that which is necessary and shall give due consideration to comments the other party and its counsel provide regarding the nature of the disclosure.

24.14	Service Marks.

Without D&B’s prior consent (which may be arbitrarily withheld and if granted revoked), Acxiom shall not use the name, service marks, or trademarks of D&B.

24.15	Third Party Beneficiaries.

Except as provided in Article 19, this Agreement (and each SOW) is entered into solely between, and may be enforced only by, D&B and Acxiom, and this Agreement (and each SOW) shall not be deemed to create any rights in third parties, including suppliers and customers of a party, or to create any obligations of a party to any such third parties.

24.16	Nonsolicitation of Employees.

Subject to Section 22.10(a)(i), from the Contract Execution Date until *** after termination of this Agreement neither party shall directly or indirectly solicit or seek to procure (other than by general advertising), without the prior consent of the other party, (i) in the case of D&B, the employment of Acxiom’s employees engaged in the provision of the Services during the period they are so engaged and for *** thereafter, and (ii) in the case of Acxiom, D&B’s employees related to its information systems or Business CDI Services during the period they are so engaged and for *** thereafter.

24.17	Covenant of Good Faith and Fair Dealing.

Each party, in its respective dealings with the other party under or in connection with this Agreement (and each SOW), shall act in good faith and with fair dealing.

24.18	Entire Agreement; Amendment.

This Agreement, including any Schedules and Exhibits referred to herein and attached hereto and any SOWs executed hereunder, each of which is incorporated herein for all purposes, constitutes the entire agreement between the parties with respect to the subject matter contained in this Agreement and supersedes all prior

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

D&B/Acxiom Confidential Information	-102-

agreements, whether written or oral, with respect to such subject matter; provided that this sentence shall not be interpreted to supersede the Original Agreement (to the extent it has ongoing effect, as set forth in Sections 1.1(e) and (f) of this Agreement), the S&M Agreement and the HBBI Prospect Solutions SMA. Neither the course of dealings between the parties nor trade practices shall act to modify, vary, SOW, explain, or amend this Agreement or any SOW hereunder. If either party issues any purchase order, terms or conditions, or other form, it shall be deemed solely for the administrative convenience of that party and not binding on the other party, even if acknowledged or acted upon. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such change, waiver or discharge is sought to be enforced. There are no promises, representations, warrantees, or other commitments relied upon by either party that is not expressly set forth herein.

For the avoidance of doubt, a Change Order Document or an SOW may be entered into by the parties in accordance with the terms of this Agreement without the necessity of amending this Agreement.

****Signature Page Follows****

D&B/Acxiom Confidential Information	-103-

IN WITNESS WHEREOF, the parties have each caused this Global Master Services Agreement to be signed and delivered by its duly authorized officer, effective as of the Global Effective Date.

DUN & BRADSTREET, INC		ACXIOM CORPORATION

By:	/s/ Byron Vielehr	By:	/s/ Martin D. Sunde
	Byron Vielehr		Martin D. Sunde
	Chief Information Officer		Acxiom Infrastructure Management Division Leader

Date:	Date:

D&B/Acxiom Confidential Information	-104-

AMENDMENT NUMBER ONE

TO GLOBAL MASTER SERVICES AGREEMENT

This Amendment Number One to the Global Master Services Agreement (the “Global Master Services Agreement” or “Agreement”) is effective as of November 30, 2008 (the “Amendment Effective Date”), between DUN & BRADSTREET, INC. (“D&B”), a Delaware corporation having its principal place of business at 103 JFK Parkway, Short Hills, New Jersey 07078 and ACXIOM CORPORATION (“Acxiom”), a Delaware corporation having its principal place of business at 601 East 3rd Street, Little Rock, Arkansas 72201.

WHEREAS, the parties desire to amend the Global Master Services Agreement, as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which are acknowledged, the parties hereby agree to amend, supplement, and modify the Global Master Services Agreement as follows:

1.	Defined Terms.

Terms used with initial capitalization in this Amendment Number One and not otherwise defined herein shall have the meanings provided therefor in the Agreement.

2.	Change to the Agreement.

Section 5.1 of the Agreement is deleted in its entirety and is replaced with the following new Section 5.1:

“5.1 Term.

The term of this Agreement shall begin on the Contract Execution Date and shall expire on December 31, 2011, unless terminated earlier or extended in accordance with this Agreement (such period, the “Initial Term”).”

3.	Ratification of the Agreement.

This Amendment Number One is hereby incorporated into and made a part of the Agreement. The parties acknowledge that the Agreement remains in full force and effect without amendment or modification, except for the amendments and modifications contained in this Amendment Number One.

IN WITNESS WHEREOF, the parties have each caused this Amendment Number One to be signed and delivered by its duly authorized representative.

DUN & BRADSTREET, INC.		ACXIOM CORPORATION

By:	/s/ Byron Vielehr	By:	/s/ Kenny Kinley
Name:	Byron Vielehr	Name:	Kenny Kinley
Title:	Chief Information Officer	Title:	Senior Account Executive
Date:	December 3, 2008	Date:	November 26, 2008

D&B/Acxiom Confidential Information

Confidential portions of this document have been omitted

pursuant to a request for confidential treatment and filed

separately with the Securities and Exchange Commission

AMENDMENT NUMBER TWO

to

GLOBAL MASTER SERVICES AGREEMENT

by and between

DUN & BRADSTREET, INC.

and

ACXIOM CORPORATION

Amendment Number Two as of May 6, 2009

Amended and Restated as of June 2, 2008

Confidential portions of this document have been omitted

pursuant to a request for confidential treatment and filed

separately with the Securities and Exchange Commission

Amendment Number Two to

GLOBAL MASTER SERVICES AGREEMENT

Amendment Number Two, dated as of May 6, 2009, to the GLOBAL MASTER SERVICES AGREEMENT (the “Agreement”), dated effective as of June 2, 2008, between DUN & BRADSTREET, INC. (“D&B”), and ACXIOM CORPORATION (“Acxiom”).

Simultaneously with the execution and delivery of this Amendment Number Two the parties are executing SOW No. 9 to the Agreement and various amendments to other agreements between them. The parties agree to amend, modify, and supplement the Agreement as follows:

1.	VARIOUS AMENDMENTS

1.1	Amendments To Definitions

(a) The definition of “Applicable Laws” is changed to “Applicable Laws and Regulations” and all references in the Agreement to that term (whether or not capitalized in the text are changed to “Applicable Laws and Regulations”.

(b) The reference in the definition of “Credit Card Data” to Section 16.3(d)(ii) is changed to a reference to
Section 16.3(e).

(c) The definition of “Non-Public Personal Information” is deleted and replaced with “[Reserved]”.

(d) The reference in the definition of “PCI DSS” to Section 16.3(d)(ii)(A) is changed to a reference to Section 16.3(e)(i).

(e) The definition of “Personally Identifiable Information” is amended to read: “‘Personally Identifiable Information’ or ‘PII’ shall have the meaning provided in Section 16.1(c).”

1.2	Other Amendments

(a) Sections 12.1, 12.4, 12.5, 16.1, 16.2, 16.3 and 16.4 are amended to read as in the attached Exhibit I.

(b) Section 17.5 is amended by inserting “promptly notify D&B and” after “Acxiom shall” in the second sentence.

2.	INSURANCE AMENDMENTS.

Section 18 of the Agreement is amended as follows:

(a) Section 18.1(b) is amended by establishing two distinct subsections as follows:

“(i) Employer’s Liability Insurance (Coverage B) in accordance with the laws of the country, state, or territory exercising jurisdiction over the employee, with minimum limits of not less than: $*** per accident, $*** per employee – disease, and $*** per employee – policy limit. This coverage shall be endorsed to name D&B and its affiliates as additional insureds.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Confidential

1

(ii) Employment Practices Liability Insurance with a minimum aggregate limit of $***.”

(b) Section 18.1(c) is amended to read as follows:

“Comprehensive General Liability Insurance, including Products, Completed Operations, Premises Operations Personal and Advertising Injury, Contractual and Broad Form Property Damage liability coverages, on an occurrence basis, with a minimum limit per occurrence of $*** and a minimum aggregate limit of $***. ISO Endorsement CGD373 (11/05) shall be included, naming D&B and its affiliates as additional insureds with respect to any legal liability of D&B arising out of the Services.”

(c) Sections 18.1(h) and 18.1(j) are deleted in their entirety and Section 18.1(h) is amended to read as follows:

“(h) Errors and Omissions, Security and Privacy Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence, the failure of technology products to perform the Services intended, damages and defense costs suffered by others for failure of Acxiom’s computer network security, liability caused by a transmission of a Virus, unauthorized access, denial-of-service, disclosure of confidential information and identity theft. Coverage will also include coverage for damages and defense cost suffered by others due to failure to protect confidential information, or the wrongful disclosure of confidential information which are not tied to a negligent act or a failure of security. Additionally, damages should include direct expenses to a client that are related to a security or privacy event such as customer notification expenses, public relations expenses, and regulatory action defense expenses. Coverage shall have a minimum annual aggregate limit of $***.”

(d) Section 18.1(i) is amended by deleting the existing section cross-references and replacing them with
“Sections 18.1(b)(i), 18.1(c) and 18.1(f)”.

***	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Confidential

2

(e) The second sentence of Section 18.2(a) is amended to read as follows:

“All coverage required by Sections 18.1(b)(i) and 18.1(c) shall include a waiver of subrogation and a waiver of any insured-versus-insured exclusion in favor of D&B.”

(f) Section 18.2(b) is amended to read as follows:

“Acxiom shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force and shall endeavor to provide (i) not less than thirty (30) days notice to D&B prior to any cancellation of the policies, and (ii) not less than ten (10) days notice for cancellation for non-payment of premium; provided, however, that with regard to the Commercial Crime Insurance, Acxiom shall cause its insurer to endeavor to provide no less than fifteen (15) days notice to D&B prior to any cancellation. Acxiom shall provide D&B with thirty (30) days notice of any adverse modification to a policy required by Section 18 of this Agreement. The insurers selected by Acxiom shall have an A.M. Best rating of “A-” or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency.”

(g) Section 18.2(c) is amended by inserting a new sentence at the end of the section to read “Acxiom shall provide D&B with contemporaneous notice and with such other information as D&B may reasonably request regarding the event if related to the Services provided to D&B.”

IN WITNESS WHEREOF, the parties have each caused this Amendment Number Two to be signed and delivered by its duly authorized officer.

ACXIOM CORPORATION		DUN & BRADSTREET, INC.

By:	/s/ John A. Meyer	By:	/s/ Steven W. Alesio
	John A. Meyer		Steven W. Alesio
	Chief Executive Officer and President		Chairman and Chief Executive Officer
	May 6, 2009		May 6, 2009

Confidential

3